EXHIBIT I

EIB Statutory Bodies

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Giulio TREMONTI	(Italy)
Belgium	Didier REYNDERS	Ministre des Finances
Bulgaria	Plamen ORESHARSKI	Minister for Finance
Czech Republic	Miroslav KALOUSEK	Ministr financí
Denmark	Bendt BENDTSEN	Økonomi- og erhvervsminister
Germany	Peer STEINBRÜCK	Bundesminister der Finanzen
Estonia	Ivari PADAR	Rahandusminister
Greece	Georgios ALOGOSKOUFIS	Minister of Economy and Finance
Spain	Pedro SOLBES MIRA	Vicepresidente Segundo del Gobierno y Ministro de Economía y Hacienda
France	Christine LAGARDE	Ministre de l'Économie, de l'industrie et de l'emploi
Ireland	Brian LENIHAN	Minister for Finance
Italy	Giulio TREMONTI	Ministro dell'Economia e delle Finanze
Cyprus	Charilaos STAVRAKIS	Minister of Finance
Latvia	Atis SLAKTERIS	Finanšu ministrs
Lithuania	Rimantas ŠADŽIUS	Finansų ministras
Luxembourg	Jean-Claude JUNCKER	Premier Ministre, Ministre d'État, Ministre des Finances
Hungary	János VERES	Pénzügyminiszter
Malta	Toni FENECH	Minister of Finance, Economy and Investment
Netherlands	Wouter BOS	Minister van Financiën
Austria	Wilhelm MOLTERER	Bundesminister für Finanzen
Poland	Jacek ROSTOWSKI	Minister Finansów
Portugal	Fernando TEIXEIRA DOS SANTOS	Ministro de Estado e das Finanças
Romania	Varujan VOSGANIAN	Ministrul Finanţelor Publice
Slovenia	Andrej BAJUK	Minister za finance
Slovakia	Ján POČIATEK	Minister financií
Finland	Jyrki KATAINEN	Valtiovarainministeri
Sweden	Anders BORG	Finansminister
United Kingdom	Alistair DARLING	Chancellor of the Exchequer

Audit Committee

Chairman	Maurizio DALLOCCHIO	Senior Professor of Corporate Finance at SDA Bocconi School of Management, Holder of Lehman Brothers, Chair of Corporate Finance, Bocconi University, Milan
Members	Constantinos KARMIOS	Chief Accountant, Treasury of the Republic of Cyprus, Cyprus
	Ortwin KLAPPER	Former Chief Executive Officer of Bank Austria Creditanstalt Leasing Group, Managing Director of Mizuho Corp. Bank-BA Investment Consulting, Chairman of the Multilease Association, Brussels/Bratislava
Observers	Nikolaos PHILIPPAS	Associate Professor and Member of the University Senate, University of Piraeus, Greece, Member of the Board of Directors of Piraeus Port Authority
	Éric MATHAY	Company auditor, cabinet Bollen, Mathay & Co., Brussels
	José RODRIGUES DE JESUS	Chartered Auditor, Oporto

Management Committee

President	Philippe MAYSTADT	The EIB's President also chairs the Bank's Board of Directors.
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ	
	Torsten GERSFELT	
	Simon BROOKS	
	Carlos da SILVA COSTA	
	Matthias KOLLATZ-AHNEN	
	Eva SREJBER	
	Marta GAJĘCKA	
	Dario SCANNAPIECO	

Situation at 21 May 2008

Board of Directors

The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States.

Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors

Olivier HENIN Directeur adjoint, responsable de la Cellule Marchés financiers internationaux, Ministère des Finances,

Brussels

Dimiter IVANOVSKI Deputy Minister, Ministry of Finance, Sofia

Zdeněk HRUBÝ Member of the Board of Directors of the EIB, Prague

Sigmund LUBANSKI Kontorchef, Økonomi- og Erhvervsministeriet, Copenhagen

Carsten PILLATH Ministerialdirektor, Abteilungsleiter Europapolitik im Bundesministerium der Finanzen, Berlin

Aare JÄRVAN Secretary General, Department of EU and International Affairs, Ministry of Finance, Tallinn

Konstantinos MOUSOUROULIS Secretary General, Ministry of Development, Athens

Isabel RIAÑO IBÁÑEZ Directora General, Dirección General de Financiación Internacional, Ministerio de Economía y Hacienda,

Madrid

Claire WAYSAND Chef du service des politiques macroéconomiques et des affaires européennes, direction générale du

Trésor et de la politique économique, ministère de l’Économie, de l’industrie et de l’emploi

Kevin CARDIFF Deputy Secretary General, Banking, Finance and International Division, Department of Finance, Dublin

Ignazio ANGELONI Direttore per i Rapporti finanziari internazionali, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome

Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia

Irena KRUMANE Chairwoman, Financial and Capital Market Commision, Riga

Migle TUSKIENE Director, European Union and International Affairs Department, Ministry of Finance,Vilnius

Gaston REINESCH Directeur général, Ministère des Finances, Luxembourg

János ERÖS Chief Executive Officer, Magyar Fejlesztési Bank Zrt., Budapest

Vince GRECH Director General (Financial Administration), Ministry of Finance and Economic Affairs, Valetta

Pim VAN BALLEKOM Financial Counsellor, Permanent Representation of the Netherlands to the EU, Brussels

Kurt BAYER Stellvertretender Generaldirektor für Wirtschaftspolitik und Internationale Finanzinstitutionen,

Bundesministerium für Finanzen, Vienna

Katarzyna ZAJDEL-KUROWSKA Undersecretary of State, Ministry of Finance, Warsaw

M.-Alexandra da COSTA GOMES Membro do Conselho de Administração do BEI, Lisbon

Eugen TEODOROVICI Secretary of State, Ministry of Economy and Finance, Bucharest

Sibil SVILAN President of the Board and CEO, SID Bank Inc., Ljubljana

Katarina KASZASOVÁ Director General of the State Reporting Section, Ministry of Finance, Bratislava

Tytti NORAS Lainsäädäntöneuvos, valtiovarainministeriö, Helsinki

Kurt Arne HALL Finansråd, Internationella avdelningen, Finansdepartementet, Stockholm

Stephen PICKFORD Director Europe, H.M. Treasury, Finance Directorate, London

Klaus REGLING Director-General, Directorate-General for Economic and Financial Affairs, European Commission, Brussels

Experts

Pierre RICHARD Président du conseil d’administration, Dexia SA, Paris

Rainer MASERA Presidente del Gruppo Istituzioni Finanziarie (GIF), Lehman Brothers, Rome

Timothy STONE Chairman, Global Infrastructure and Projects Group, KPMG, London

Alternates

Karl-Ernst BRAUNER Ministerialdirektor, Bundesministerium für Wirtschaft und Arbeit, Berlin

Ralph MÜLLER Leiter des Referats Haushalt der Europäischen Union, Bundesministerium der Finanzen, Berlin

Benoît de la CHAPELLE BIZOT Chef du bureau ”Stratégie et coordination européenne”, Direction du Trésor et de la politique économique,

ministère de l’Économie, de l’industrie et de l’emploi, Paris

Jean-Michel SEVERINO Directeur général, Groupe Agence Française de Développement, Paris

Giampaolo BOLOGNA Dirigente, Direzione del Contenzioso Comunitario, Dipartimento del Tesoro, Ministero dell’Economia

e delle Finanze, Rome

Pietro MASCI Direttore dell’Ufficio per le relazioni istituzionali con la Banca europea per gli investimenti, Paesi del

Mediterraneo e dei Balcani, Dipartimento del Tesoro, Ministero dell’Economia e delle Finanze, Rome

Jean-Christophe GRAY Head of EU Coordination and Strategy, HM Treasury, London

Tamsyn BARTON Head of EU Department, Department for International Development, London

Alicia VARELA Subdirectora General, Subdirección General de Instituciones Financieras Europeas, Ministerio de

Economia y Hacienda, Madrid

Rudolf de KORTE Plaatsvervangend lid van de Raad van Bewind van de EIB, Wassenaar

Michael SOMERS Chief Executive, National Treasury Management Agency, Dublin

Ştefan NANU General Director, General Department of Treasury and Public Debt, Ministry of Economy and Finance,

Bucharest

Madis ÜÜRIKE Advisor to the Ministry of Finance, Ministry of Finance, Tallinn

Kristina SARJO Finanssineuvos, Kv. toiminnot -yksikön päällikkö, Rahoitusmarkkinaosasto, valtiovarainministeriö,

Helsinki

Zsuzsanna VARGA Director General, Department of International Relations, Ministry of Finance, Budapest

Andrej KAVČIČ Head of International Finance Department, Ministry of Finance, Ljubljana

(…) …

Dirk AHNER Director General, Regional Policy Directorate-General, European Commission, Brussels

Alternate experts

Óscar FANJUL Vicepresidente, Omega Capital S.L., Madrid

Antoni SALA Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw

Detlef LEINBERGER Mitglied des Vorstandes, Kredianstalt für Wiederaufbau, Frankfurt/Main; Mitglied des Verwaltungsrats

des EIF

Situation at 21 May 2008

EIB Financing Activity

In 2007, the European Investment Bank (EIB) lent a total of 47.8bn euros (1) in support of the objectives of the Euro-pean Union: 41.4bn in the Member States of the Union and EFTA, and 6.4bn in the partner countries.

The Bank’s strategic orientations are reflected in a number of objectives defined in the Bank’s Corporate Operational Plan. For the period 2007-2009, six priority strategic objectives have been defined for financing operations in the Member States of the European Union: economic and social cohesion and convergence; fostering innovation; developing trans-European networks and their access routes; protecting and improving the environment; supporting small and medium-sized enterprises (SMEs); and promoting secure, competitive and sustainable energy supplies.

• Economic and social cohesion and convergence in the European Union remains the Bank’s prime operational priority. In 2007, individual financing operations aimed at reducing economic disparities between the regions totalled 22.2bn; activity promoting convergence in the less developed regions accounted for

13.8bn. More than half of the projects were carried out in the transport and energy sectors.

• By fostering innovation, the EIB Group assists the development of a knowledge-based economy. Since the launch of the Innovation 2010 Initiative (i2i) in 2000, the Bank has already signed loans worth 56bn. In 2007, it advanced a total of 10.3bn in three areas: research, development and innovation (7.2bn); education and training (1.3bn); and information and communications technologies (1.6bn). The European Investment Fund (EIF) also supports i2i by taking stakes in venture capital funds (2).

• Efficient communications and energy transfer networks are a key factor in economic integration. Since 1993, the Bank has been supporting the development of trans-European networks (TENs) and has become the leading provider of long-term funds for these networks within the European Union. In 2007, the Bank lent 7.4bn for transport TENs and 1bn for energy TENs in the European

Union. In the neighbouring countries it also provided finance totalling 916m for projects involving major transport arteries and 375m for energy supplies.

• In 2007, individual loans for capital projects relating to the environment amounted to 14.6bn, accounting for 31 % of total lending. The bulk of loans went to projects in the European Union (13bn). Financing centred on the urban environment (5.6bn), combating climate change (4.5bn), water treatment and pollution reduction (4.3bn), and a range of projects involving nature conservation, environmental efficiency and waste management (123m).

• Support for investment by SMEs is intended to give them easier access to credit, or even equity capital. In 2007, the EIB was thus able to support indirectly, via commercial banks and investment funds, an estimated 162 000 or so SMEs within the Union. To that end, it granted 5bn in the form of medium and long-term credit lines, enabling banks to lend to SMEs on better terms, and its subsidiary, the EIF, provided guarantees totalling 1.4bn to SMEs and invested 521m via venture capital funds.

• Energy has been made a specific priority in the COP for the period 2007-2009. Projects meeting this objective involve the following: renewable energies; energy efficiency; research, development and innovation; and security of internal and external supplies. In 2007, the Bank provided loans totalling 6.8bn to support projects in the energy sector, including a record 2.1bn for renewable energy.

The Bank operates in the partner countries of the Union in accordance with the lending mandates renewed by the Council in December 2006. In 2007, EIB backing for EU development aid and cooperation policy in the partner countries amounted to 6.4bn.

• In South-Eastern Europe (3), where the Bank makes loans to support economic development and promote accession to the European Union, financing operations totalled 2.9bn.

(1) Unless otherwise indicated, all amounts are expressed in EUR.

(2) See section on EIF Activity.

Financing 2003-2007: EUR 226bn


European Union
Partner Countries
2007
2006
2005
2004
2003
0
25
50

- In *Eastern Europe*, the Bank signed its first loans in Moldova and Ukraine (230m provided to finance transport infrastructure).
- In the *Mediterranean countries*, loans signed under the Facility for Euro-Mediterranean Investment and Partnership (FEMIP) totalled 1.4bn, with increased support being given to the private sector.
- In the *Asian and Latin American* countries, the amount signed came to 925m. In particular, the Bank signed a 500m framework loan in China to support a number of capital projects helping to reduce greenhouse gas emissions.
- The EIB continued its lending operations in the *African, Caribbean and Pacific (ACP) countries* (756m) and *South Africa* (113m).

The Bank's new strategy is being implemented by focusing on riskier operations, in order to increase the value added of the finance provided. The reserves specifically dedicated to these operations are taken either from the Bank's own funds or from European Commission resources (Structured or Risk Sharing Finance Facilities). There was a sharp increase in this activity in 2007, with outstanding loans more than doubling from 1.1bn at end-2006 to 2.7bn at end-2007.

[1] Albania, Bosnia and Herzegovina, Croatia, Former Yugoslav Republic of Macedonia, Montenegro, Serbia and Turkey.

EIB Borrowing Activity

A leading sovereign-class international debt issuer

Resilient funding in turbulent times

The EIB’s funding activities were resilient during the turmoil that overshadowed capital markets in the course of 2007, thereby sustaining a continued competitive offering of loan products. In 2007, the Bank raised a total of EUR 55bn (4) via 236 transactions in 23 currencies, including four currencies in synthetic format. In September, in parallel with progress in its lending programme and loan disbursements, the Bank increased its funding ceiling from EUR 50bn to EUR 55bn. The funding volume of EUR 55bn was significantly larger than in the 2006 funding programme (EUR 48bn).

Such results were underpinned by the Bank’s top-quality credit standing and a strategic and responsive approach to markets. The continuing support from EU sovereign shareholders remains a cornerstone of the Bank’s credit standing.

The market’s favourable overall reception for the Bank in 2007 was reflected in an award for Sovereign/Supranational/Agency/Regional Issuer of the Year from the International Financing Review.

A reliable benchmark

In this challenging environment the Bank benefited from the strength of its benchmark programmes in its core currencies (EUR, GBP and USD), which generated funding for EUR 38bn (69 % of the total). This represents a significant increase versus 2006 (EUR 28bn or 59%). Benchmark funding in core currencies demonstrated the Bank’s bellwether appeal, with benchmark volumes growing year on year in each of the three core currencies. The strong presence across the yield curve across all three currencies (EUR, GBP and USD) remained a strong distinguishing feature. Targeted issues in the three core currencies in plain vanilla and structured format were substantial, amounting to EUR 8bn (EUR 12bn in 2006), with EUR and USD issues providing the bulk of the volume.

EUR: strong reception for benchmarks

In EUR a total of 27 transactions were conducted in 2007, raising EUR 20.5bn in all, or 37.5 % of the total funding programme for the year. Four new euro-denominated benchmarks or Euro Area Reference Notes (‘EARN’TM) were issued, compared with the two typically issued in recent years. This provided the largest source of benchmark funding for the Bank (EUR 16bn). The transactions were two EUR 5bn EARNs in 5 and 10-year maturities, as well as two EUR 3bn EARNs, a long 17-year and an innovative 7-year issue, the latter offering a new benchmark maturity to the market. Two of these EARNs were launched following the outbreak of severe market turmoil over the summer.

The favourable market reception for the EARN benchmark transactions was supported by a consistent strategic approach, that has delivered a highly comprehensive and liquid yield curve. The Bank remained the only borrower to complement sovereigns with benchmark issues of EUR 5bn size outstanding in maturities from three years to 30 years. As of end-2007, EARNs outstandings reached EUR 74bn across 15 issues. Structured bonds in EUR amounted to EUR 1.4bn (roughly 30 % of all EIB structures in 2007). In addition, a EUR 2bn targeted bond was issued in the two-year segment.

A significant innovation, reflecting EU leadership in tackling climate change, was the Climate Awareness Bond (CAB) under the Bank’s EPOS (European Public Offering of Securities) format – the second of its kind launched by the EIB. This EUR-denominated structured issue offered a unique combination of environmental features, including earmarking of proceeds for projects supporting cleaner energy, as well as an option to purchase and cancel CO allowances via the European Union’s Emissions Trading 2 Scheme. The CAB also offered a vehicle for ongoing EU financial market integration, as the first public bond offering across all 27 EU Member States, facilitated by the passporting mechanism in the EU Prospectus Directive (5) and associated EPOS documentation. The issue was syndicated among an unusually large number of banks and reached an exceptional size for a structured issue (EUR 600m).

(4) Volume of EUR 54.7bn raised under the global borrowing authorisation given by the Board of Directors for 2007, including ‘pre-funding’ of EUR 77m completed in 2006 for 2007.

(5) The European Public Offering of Securities, or “EPOS” format, was first launched in 2006 and allows the Bank to leverage the EU Prospectus Directive, which sets out an efficient mechanism for the “passporting” of prospectuses in the Member States of the European Union: a prospectus approved by the competent authority in one Member State (“home country regulator”) can be used as a valid prospectus in any other Member State (“host Member State”) without the need for any further prospectus approval (“mutual recognition”).

Borrowing activity 2003-2007: 245bn

2007

2006

2005

2004

2003

0 10 20 30 40 50 60

EUR GBP

USD

Others

GBP: largest non-gilt issuer

In GBP the Bank maintained its position as the largest non-gilt issuer, with a total outstanding sterling debt representing over 9 % of the total GBP non-gilt market at end-2007 (6). The Bank made 58 transactions, raising a total of GBP 7.5bn (EUR 11bn) or 20.1 % of the total programme for the year. During 2007, 13 different maturities were tapped and there were three new benchmark lines across the yield curve (2011, 2019 and 2044). As of end-2007, the Bank’s sterling yield curve, which extends to 2054, amounted to GBP 39bn in 22 bonds.

In addition, two new long-dated inflation-linked issues were launched with maturities in 2017 and 2022, both based for the first time on the gilt model in terms of maturity and calculation methodology for coupons and final redemptions.

USD: largest non-US issuer in Global format

The Bank remained the largest non-US issuer of Global benchmarks, raising a record volume of USD 15bn (EUR 11.3bn). In USD, 28 transactions were executed raising a total of USD 19.1bn (EUR 14.4bn), or 26.3 % of the total programme for the year. Five Global USD 3bn benchmarks were issued across major maturities: 3-year (twice),

5-year and 10-year (twice). In aggregate this was the largest amount raised by the Bank in any single year through the issuance of USD Global bonds. With its second 3-year USD 3bn issue, the Bank reopened the benchmark USD market for triple-A rated issuers in the wake of the summer turmoil. 2007 also saw a sustained interest for non-Global transactions, which included two 7-year Eurodollar issues, raising in total USD 2.25bn (EUR 1.7bn). Structured transactions amounted to USD 1.8bn (EUR 1.3bn).

Strong diversification: issuance in 23 currencies

Outside the three core currencies, EUR 8.8bn was raised in 16 other currencies. In addition, EUR 262.4m was issued in synthetic format in four additional currencies (booked under payment and settlement currencies in EUR and USD).

Innovation in other European and neighbouring country currencies

The largest volume of issuance in this region was in Nordic currencies, for a total of EUR 1.5bn. A noteworthy result was the Bank’s issuance in Swedish krona (SEK), where it raised a total of SEK 8.2bn (EUR 893m), nearly tripling the volume of 2006. The Bank strengthened and extended its SEK yield curve with new 17- and two 28-year issues, both plain vanilla and inflation-linked, and the 28-year maturity went beyond the longest sovereign tenor. Issuance in other Nordic currencies included the Icelandic króna (ISK), Danish krone (DKK) and Norwegian krone (NOK).

In Swiss francs (CHF), the Bank launched four transactions with maturities between 2019 and 2036 (totalling CHF 725m/EUR 445m), reflecting the demand for top-quality long-dated bonds.

The Bank maintained its developmental activities in new and future Member States and EU neighbouring country currencies. Volumes amounted to EUR 1.5bn equivalent, raised via 26 transactions, with Turkish lira (TRY) providing the bulk of the volume. Other issuance currencies were Bulgarian leva (BGN), Hungarian forint (HUF), Polish zloty (PLN), Romanian leu (RON) and Russian rouble (RUB).

(6)	Source: Barclays Sterling Non-Gilt Index, 31 December 2007.

In TRY, the Bank maintained its leading position. The Bank issued across 14 transactions for a total of TRY 2bn (EUR 1.1bn). It launched a 2-year TRY 1bn benchmark issue, the largest-ever single tranche Eurobond (of TRY 1bn), providing a new liquid reference for the market. The Bank also issued a TRY 150m zero-coupon bond due 2022, which was the longest maturity in the TRY Eurobond market.

The Bank made its debut in the domestic market for Romanian leu (RON), with a RON 300m (EUR 90m) 7-year bond. This was the longest-dated and largest RON bond at the time of issuance. The Bank also built on its presence in the international Bulgarian leva (BGN) market with a new BGN 55m (EUR 28m) 5-year bond issue.

The Bank also made its debut in the non-synthetic Russian rouble (RUB) market, where two bonds were launched: a RUB 2bn (EUR 57m) 10-year and a RUB 2bn (EUR 57m) 5-year bond.

Japan and Asian/Pacific currencies: leadership and scale

Among the non-core currencies in 2007, the largest source of funding – and hence the Bank’s fourth-largest currency – was Japanese yen (JPY), with JPY 349bn (EUR 2.2bn) being raised. The Bank became the largest high-grade issuer of Global bonds in this currency. The public JPY issuance, supported by international demand from Europe and the US, did brisk business, particularly in the first half of the year. A highlight was the issuance of the first fixed-rate

5-year Global yen bond from a supranational since 1992.

This was also the largest yen transaction from a foreign issuer in 2007 and won an award for Yen Bond of the Year from the International Financing Review.

In Australian dollars (AUD) the Bank was the largest foreign (“Kangaroo”) issuer, raising a total of AUD 1.6bn (EUR 941m). It attracted interest early in the year with two 10-year issues. It also re-opened the Kangaroo sector in September, following the outbreak of severe market turbulence, with a shorter-dated AUD 500m transaction. The EIB was the only issuer that managed to keep transaction sizes of around AUD 500m in the Kangaroo market in the second half of 2007.

The New Zealand dollar (NZD) was a major source of funding in 2007, generating EUR 1.3bn equivalent. Among high-grade borrowers, the Bank launched the largest fixed-rate transaction in the “Kauri” bond market for foreign issuers, a NZD 800m (EUR 439m) 5-year issue.

Americas (ex-US): recognition for benchmark size in Canada

In Canadian dollars (CAD), the Bank issued the largest

30-year foreign (“Maple”) transaction, for CAD 850m (EUR 560m), as well as some smaller similarly long-dated transactions. Among high-grade borrowers, the Bank was the first to issue a publicly marketed zero-coupon bond, that attained benchmark status. Total issuance in this currency amounted to CAD 1bn (EUR 659m).

In Latin America the Bank continued its issuance activities in Brazilian real (BRL) in synthetic format, raising an equivalent of EUR 185m across eight transactions.

African currencies: developmental impact widens

In 2007 the Bank launched 13 transactions in four African currencies totalling EUR 311m equivalent. This underlines the scale and diversity of its developmental role in the region’s capital markets, and provides a stepping stone towards potential lending in local currency. The largest contributor was the South African rand (ZAR) market, delivering EUR 234m equivalent. The Bank issued for the first time in Ghanaian cedi (GHS) and Mauritian rupee (MUR), in both cases providing top-quality alternatives for investors in markets with very limited supply. In MUR, the EIB was the first non-domestic issuer and provided a new benchmark for the market. Issuance in Botswanan pula (BWP), GHS and MUR (EUR 77m in total) was in synthetic format, with payment and settlement in EUR.

“The way to buy Europe” Snapshot of the EIB as an issuer

Joint EU sovereign ownership underpins top-class credit quality and means EIB bonds can be seen as “the way to buy Europe”.

? The EIB is one of the largest and most frequent borrowers in the international capital markets. In 2007 it issued a total of EUR 55bn.

? Ownership by all EU sovereigns means EIB bonds offer a unique and diversified sovereign-class investment.? The Bank has been consistently rated Aaa/AAA/AAA by Moody’s/Standard & Poors/Fitch.

? The Bank’s strategic approach to markets involves a strong focus on liquidity and transparency. It therefore offers comprehensive benchmark programmes in the Bank’s three core currencies (EUR, GBP and USD). Where possible and appropriate, it also builds a benchmark presence in other currencies. It also conducts tailor-made issuance across a wide range of currencies and products.

? The Bank has historically contributed to the development of capital markets in currencies of new and future EU Member States, and selected EU partner countries. Here issuance in local currencies can support the development of lending activities.

Borrowings signed and raised in 2007[7] vs. 2006 (EUR million)

	Before swaps:				After swaps:			
	2007		2006		2007		2006	
EUR	20 531	37.5%	17 439	36.3%	42 766	78.1%	31 820	66.2%
BGN (*)	28	0.1%						
CZK			18	0.04%			18	0.04%
DKK	134	0.2%	235	0.5%	134	0.2%	235	0.5%
GBP	11 023	20.1%	8 392	17.5%	6 123	11.2%	3 067	6.4%
HUF	108	0.2%	110	0.2%	108	0.2%	97	0.2%
PLN	27	0.1%	32	0.1%	27	0.1%	32	0.1%
RON	90	0.2%						
SEK	893	1.6%	309	0.6%	403	0.7%	309	0.6%
Total EU	**32 835**	**60%**	**26 535**	**55%**	**49 562**	**91%**	**35 577**	**74%**
AUD	941	1.7%	1 840	3.8%				
BGN (*)			102	0.2%				
CAD	659	1.2%						
CHF	445	0.8%	703	1.5%				
HKD			101	0.2%				
ISK	261	0.5%	501	1.0%				
JPY	2 198	4.0%	1 277	2.7%				
NOK	196	0.4%	424	0.9%	63	0.1%	88	0.2%
NZD	1 344	2.5%	933	1.9%				
RUB	115	0.2%						
TRY	1 097	2.0%	1 095	2.3%				
USD	14 400	26.3%	14 225	29.6%	5 099	9.3%	12 305	25.6%
ZAR	234	0.4%	312	0.7%			80	0.2%
Total non-EU	**21 890**	**40%**	**21 515**	**45%**	**5 162**	**9%**	**12 473**	**26%**
Total	**54 725**	**100%**	**48 050**	**100%**	**54 725**	**100%**	**48 050**	**100%**

(*) Bulgaria joined the EU on 1 January 2007.

(7) Resources raised under the global borrowing authorisation given by the Board of Directors for 2007, including 'pre-funding' of EUR 77m completed in 2006 for 2007.

Audit and Control

Audit Committee – The Audit Committee is an independent statutory body, appointed by, and answerable directly to, the Board of Governors. In compliance with formalities and procedures defined in the Statute and Rules of Procedure, the Audit Committee’s role is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and to obtain assurance on the effectiveness of the internal control systems, risk management and internal administration. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Committee provides statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, the Investment Facility and the FEMIP Trust Fund. The Governors take note of the statements by the Committee and of the conclusions in the annual reports of the Audit Committee when reviewing the Annual Report of the Board of Directors.

In fulfilling its role, the Committee meets with representatives of the other statutory bodies, reviews the financial statements and accounting policies, takes note of the work performed by the internal auditors, oversees and supervises the external auditors, safeguards the independence and integrity of the external audit function, and coordinates audit work in general. Regular meetings with the Bank services and reviews of internal and external reports enable the Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration.

External Auditors – The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work concerning the audit of the financial statements to them. The Audit Committee designated the firm Ernst & Young in 2004, after consultation with the Management Committee. The contract will expire on the date on which the Board of Governors approves the 2008 financial statements. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that could compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank, in accordance with best practice.

Inspectorate General – The Inspectorate General for the EIB Group comprises three independent control functions, to which the Bank attaches great importance.

Internal audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved. It is also finalising the introduction and maintenance of an internal control framework covering all key operational activities of the Group. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. Hence, Internal Audit reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach.

Ex post evaluation. Ex post evaluations cover the EIB’s activities and have been extended to the Group through the evaluation of the venture capital activities of the EIF and an interim evaluation of the FEMIP Trust Fund. The evaluation studies and reports enable the EIB Group to learn from past experience. Ex post evaluations are published on the web-site of the Bank (or EIF), thereby contributing to the transparency and accountability of the EIB Group.

Fraud investigations. Under internal procedures to combat fraud, the Inspector General has authority to conduct inquiries into allegations of possible fraud or corruption involving EIB funds. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). In addition, the Inspector General provides, when required, an independent recourse mechanism for investigating complaints that the European Ombudsman considers to be outside his remit.

Compliance Office – The Office of the Group Chief Compliance Officer (OCCO) identifies the compliance risk of any of the members of the EIB Group, assesses or advises on compliance-related questions by expressing opinions or making recommendations either upon request or on its own initiative, monitors the risk and reports it. More specifically, OCCO is responsible for the observance of guidelines, policies and procedures adopted from time to time by the members of the EIB Group on money laundering, fraud and terrorism and actively promotes the compliance of the members of the EIB

Group with current best standards of good professional practice, with the codes of conduct and with compilations of best practices.

Management Control – Within the Strategy and Corporate Centre Directorate, the Strategy, Management Control and Financial Control Department brings together the functions responsible for management control – namely strategy, budget and associated analyses, partnership coordination, financial control and process improvement, plus European Court of Auditors relationship management – and integrates them with functions responsible for macroeconomic research and corporate responsibility policies and corporate governance issues. This structure ensures that the overall strategic and financial planning and reporting processes are reviewed with the aim of coordinating the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, financial accounting and control systems, and the budget and associated control systems. A suite of integrated reports facilitates evaluation of the financial situation in relation to strategy, institutional and operational objectives and business plans. Management Control provides an opinion on internal proposals to the Management Committee that have a strategic, budgetary/financial, corporate responsibility or organisational impact.

50

1958 2008

EIB Group

Financial Statements

Consolidated Results for the Year

The EIB Group balance sheet total increased slightly and the profit to be appropriated decreased during the year 2007. The result of the Group for the reporting date stands at EUR 843 million, compared to an ordinary consolidated result of EUR 2 260 million for 2006, representing a decrease of EUR 1 416 million. It should be noted that an additional contribution from the sum released from the Fund for general banking risks amounting to EUR 975 million produced a final balance on the consolidated profit and loss account of EUR 3 235 million for the year ended 31 December 2006.

The main contributing factors influencing the consolidated result either positively or negatively are as follows:

Negative impacts:

• The result on financial operations, which mainly comprises the net results on derivatives, loans and borrowings, with application of the fair value option under IAS 39, decreased by EUR 1 393 million (see Note N). The major impact is the decrease related to borrowings designated at fair value and their related swaps for EUR 1 295 million. This decrease mainly stems from the widening of credit spreads in the capital markets as a consequence of the flight to quality that took place after the sub-prime crisis. Indeed, the market price of EIB bonds decreased much less than the market price of the associated hedging swaps, generating an unrealised book loss. Of course, since the intention of the Group is to hold these financial instruments until maturity, it is expected that this book loss will be neutralised when the cash flows of the bonds and the hedging swaps are unwound.

• The credit loss expense, together with the movements in the specific provision for credit risk, resulted in a loss of EUR 17 million, compared with a profit of EUR 102 million in 2006, a negative impact of EUR 120 million.

• The impairment losses on shares and other variable-yield securities resulted in a negative impact of EUR 113 million (see Note E).

Positive impacts:

• The net result of interest and similar income and charges stands at EUR 1 863 million for 2007, i.e. a positive impact on the result of EUR 173 million (items 1 and 2 of the Income Statement – see Note M).

• General administrative expenses (see Note Q) decreased, having a positive impact on the result of EUR 6 million. This was mainly due to a reduction in expenses relating to the Group’s defined-benefit post-employment schemes under IAS 19, as compared with 2006.

• All other profit and loss items gave rise to an overall net increase of EUR 30 million.

Consolidated balance sheet

as at 31 December 2007 (in EUR '000)

Assets		31.12.2007		31.12.2006
1. Cash in hand, balances with central banks and post office banks		27 318		14 676
2. Treasury bills eligible for refinancing with central banks (Note B)		2 273 135		2 701 696
3. Loans and advances to credit institutions				
a) repayable on demand	286 263		209 752	
b) other loans and advances (Note C)	15 816 580		14 598 326	
c) loans (Note D)	112 323 909		115 846 949	
		128 426 752		130 655 027
4. Loans and advances to customers				
a) loans (Note D)	156 435 308		141 770 309	
b) specific provisions (Note D)	-37 050		-82 417	
		156 398 258		141 687 892
5. Debt securities including fixed-income securities (Note B)				
a) issued by public bodies	580 386		719 292	
b) issued by other borrowers	10 435 661		10 572 110	
		11 016 047		11 291 402
6. Shares and other variable-yield securities (Note E)		2 078 830		1 671 533
7. Intangible assets (Note F)		3 972		5 131
8. Property, furniture and equipment (Note F)		285 720		219 884
9. Other assets				
a) sundry debtors (Note H)	145 445		248 683	
b) positive replacement values (Notes Q, S, U)	9 060 783		8 782 117	
		9 206 228		9 030 800
10. Subscribed capital and receivable reserves called but not paid (Note X)		1 061 503		1 444 700
11. Prepayments and accrued income		30 658		80 726
Total Assets		**310 808 421**		**298 803 467**

The accompanying notes form an integral part of these consolidated financial statements

Liabilities	31.12.2007		31.12.2006	
1. Amounts owed to credit institutions (Note I)				
a) with agreed maturity dates or periods of notice	341 757		218 967	
		341 757		218 967
2. Debts evidenced by certificates (Note J)				
a) debt securities in issue	259 280 003		251 742 473	
b) others	892 400		1 090 202	
		260 172 403		252 832 675
3. Other liabilities				
a) sundry creditors (Note H)	1 429 085		1 311 427	
b) sundry liabilities (Note H)	37 457		39 739	
c) negative replacement values (Notes Q, S, U)	12 945 900		9 903 281	
		14 412 442		11 254 447
4. Accruals and deferred income (Note G)		270 724		344 285
5. Provisions				
a) Pension plans and health insurance scheme (Note K)	1 038 545		945 254	
		1 038 545		945 254
Total Liabilities		**276 235 871**		**265 595 628**
6. Capital (Note X)				
- Subscribed	164 808 169		163 653 737	
- Uncalled	-156 567 760		-155 471 050	
		8 240 409		8 182 687
7. Consolidated reserves				
a) reserve fund	16 480 817		16 365 374	
b) additional reserves	6 067 178		2 511 342	
		22 547 995		18 876 716
8. Funds allocated to structured finance facility		1 250 000		1 250 000
9. Funds allocated to venture capital operations		1 690 940		1 663 824
10. Profit for the financial year:				
Before appropriation from Fund for general banking risks	843 206		2 259 612	
Appropriation for the year from Fund for general banking risks (Note L)	0		975 000	
Profit to be appropriated		843 206		3 234 612
Total Equity		**34 572 550**		**33 207 839**
Total Liabilities & Equity		**310 808 421**		**298 803 467**

Consolidated income statement

for the year ended 31 December 2007 (in EUR ’000)

31.12.2007 31.12.2006

1. Interest and similar income (Note M) 14 051 950 13 521 846

2. Interest expense and similar charges (Note M) -12 188 607 -11 831 731

3. Income from shares and other variable-yield securities 68 247 29 869

4. Fee and commission income (Note P) 85 924 89 298

5. Fee and commission expense (Note P) -1 842 -589

6. Result on financial operations (Note N) -676 792 716 303

7. Other operating income (Note O) 26 526 28 881

8. General administrative expenses (Note Q) -365 980 -372 156

a) staff costs (Note K) -280 100 -298 220

b) other administrative costs -85 880 -73 936

9. Depreciation and amortisation (Note F) -20 027 -18 257

a) intangible assets -2 984 -3 250

b) tangible assets -17 043 -15 007

10. Credit loss expense -17 465 102 191

11. Impairment losses on shares and other variable-yield securities (Note E) -118 728 -6 043

12. Profit for the period 843 206 2 259 612

13. Transfer from (+) / to (-) the fund for general banking risks (Note L) 0 975 000

14. Profit to be appropriated 843 206 3 234 612

The accompanying notes form an integral part of these consolidated financial statements.

Statement of movements in consolidated own funds

for the year ended 31 December 2007 (in EUR '000)

	Subscribed capital	Callable capital	Fund for general banking risks (**)	Funds allocated to Structured Finance Facility	Funds allocated to venture capital operations	Reserve fund	Additional reserves		Profit of the year before appropriation	Total consolidated own funds
							Other	AFS reserve		
At 31 December 2005	163 653 737	-155 471 050	915 000	500 000	1 679 333	16 365 374	1 701 423	154 867	1 246 884	30 745 568
Appropriation of prior year's profit	0	0	60 000	500 000	0	0	686 884	0	-1 246 884	0
Transfer to additional reserves	0	0	0	0	-15 509	0	15 509	0	0	0
Transfer from additional reserves	0	0	0	250 000	0	0	-250 000	0	0	0
Changes in fair value during the year	0	0	0	0	0	0	0	202 659	0	202 659
Net profit of the year	0	0	0	0	0	0	0	0	2 259 612	2 259 612
At 31 December 2006	163 653 737	-155 471 050	975 000	1 250 000	1 663 824	16 365 374	2 153 816	357 526	2 259 612	33 207 839
Contribution of Bulgaria and Romania as of January 2007 (***)	1 154 432	-1 096 710	0	0	0	115 443	57 489	0	0	230 654
Appropriation of prior year's profit	0	0	-975 000	0	0	0	3 234 612	0	-2 259 612	0
Transfer to additional reserves (*)	0	0	0	0	27 116	0	-27 116	0	0	0
Changes in fair value during the year	0	0	0	0	0	0	0	290 851	0	290 851
Net profit of the year	0	0	0	0	0	0	0	0	843 206	843 206
At 31 December 2007	164 808 169	-156 567 760	0	1 250 000	1 690 940	16 480 817	5 418 801	648 377	843 206	34 572 550

(*) An amount of EUR'000 27 116 resulting from the value adjustments on venture capital operations at 31 December 2006 has been transferred from the Additional Reserves to the Funds allocated to venture capital operations.

(**) Before appropriation of current year profit.

(***) As at 1 January 2007, the subscribed capital increased from EUR'000 163 653 737 to EUR'000 164 808 169, by virtue of the contributions of two new Member States: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States contributed to their share of Paid-in capital (EUR'000 57 722), and also their share of the Reserves and General Provisions (EUR'000 172 932) for the amounts outstanding as of 31 December 2006.

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Cash Flow Statement

as at 31 December 2007 In EUR '000

		31.12.2007	31.12.2006
A.	**Cash flows from operating activities:**		
	Profit for the financial year	843 206	2 259 612
	Adjustments:		
	Unwinding of the discount relating to capital and reserve called, but not paid in	-45 663	-61 508
	Allowance to provision for guarantees issued	0	-30 969
	Depreciation and amortisation on tangible and intangible assets	20 027	18 257
	Impairment losses on venture capital operations	118 728	12 190
	Decrease/Increase in accruals and deferred income	-73 561	10 493
	Decrease/Increase in prepayments and accrued income	57 845	-34 009
	Investment portfolio amortisation	-17 454	-18 180
	Changes in replacement values on derivatives others than those associated with borrowings and loans	-1 526 786	-272 582
Profit on operating activities		**-623 658**	**1 883 304**
	Net loans disbursements	-39 910 416	-35 391 121
	Repayments	19 984 413	21 143 605
	Effects of exchange rate changes on loans	8 104 408	3 778 695
	Increase in prepayments and accrued income on loans	-219 593	-72 258
	Adjustment of loans (fair value option)	899 229	1 268 470
	Changes in replacement values on derivatives associated with loan	-777 549	-1 323 349
	Decrease/Increase in operational portfolio	1 090 330	-7 200
	Increase in venture capital operations	-153 690	-160 886
	Impairment losses on loans and advances	-45 367	-210 083
	Increase in shares and other variable-yield securities	-49 207	-29 913
	Decrease/Increase in other assets	103 238	-67 359
	Increase/Decrease in other liabilities	213 740	-140 234
Net cash from operating activities		-11 384 122	-9 328 329
B.	**Cash flows from investing activities:**		
	Securities matured during the year	328 790	444 272
	Purchases of securities	0	-323 639
	Increase in asset backed securities	-1 995 637	-943 224
	Purchase of property, furniture and equipment	-82 879	-54 778
	Purchase of intangible fixed assets	-1 825	-2 235
Net cash from investing activities		-1 751 551	-879 604
C.	**Cash flows from financing activities:**		
	Issue of borrowings	54 678 538	45 549 825
	Redemption of borrowings	-35 348 649	-39 904 317
	Effects of exchange rate changes on borrowings and swaps	-8 408 498	-4 709 148
	Adjustments of borrowings (fair value option)	-553 677	-6 299 275
	Changes in replacement values on derivatives associated with borrowings	1 368 022	4 302 267
	Decrease/Increase in accrual and deferred income on borrowings and swaps	157 800	-253 792
	Paid in by Member States	630 824	300 996
	Increase/Decrease in commercial paper	514 480	-207 278
	Increase/Decrease in amounts owed to credit institutions	122 790	-174 081
Net cash from financing activities		13 161 630	-1 394 803

Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**18 296 391**	**29 899 127**
Net cash from:		
(1) operating activities	-11 384 122	-9 328 329
(2) investing activities	-1 751 551	-879 604
(3) financing activities	13 161 630	-1 394 803
Cash and cash equivalents at end of financial year	**18 322 348**	**18 296 391**
Cash analysis:		
Cash in hand, balances with central banks and post office banks	27 318	14 676
Bills maturing within three months of issue	2 192 187	3 473 637
Loans and advances to credit institutions:		
Accounts repayable on demand	286 263	209 752
Term deposit accounts	15 816 580	14 598 326
	18 322 348	**18 296 391**

The accompanying notes form an integral part of these consolidated financial statements.

European Investment Bank Group

Notes to the consolidated financial statements

as at 31 December 2007

Note A – Significant accounting policies

A.1. Basis of preparation

Statement of compliance

The European Investment Bank (the “Group”) consolidated financial statements (the “Financial Statements”) have been prepared in accordance with international financial reporting standards (IFRS), as endorsed by the European Union.

The accounting policies applied are in conformity, in all material respects, with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the “Directives”). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited.

Basis of consolidation

The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) having its registered office at 100, boulevard Konrad Adenauer and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”), having its registered office at 43, avenue J.F. Kennedy, Luxembourg. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies.

After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated.

The Bank holds 65.78% (2006: 61.20%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group combines the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses.

Minority interests represent the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and are presented under item 6. Result on financial operations in the consolidated income statement and under item 3. Other liabilities - b) sundry creditors (Note A.4.21) in the consolidated balance sheet.

Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note W.

A.2. Significant accounting judgements and estimates

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements.

The most significant use of judgements and estimates are as follows:

Fair value of financial instruments

Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives.

Impairment losses on loans and advances

The Group reviews its problem loans and advances at each reporting date to assess whether an allowance for impairment should be recorded in the consolidated income statement. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required.

Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Bank also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted.

Valuation of unquoted equity investments

Valuation of unquoted equity investments is normally based on one of the following:

• recent arms length market transactions;

• current fair value of another instrument that is substantially the same;

• the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or

• other valuation models.

The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data.

As at 31 December 2007, there were no differences between the transaction price at initial recognition and the fair value that would be determined at that date using the valuation technique mentioned above.

Impairment of equity investments

The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgment. The Group treats “significant” generally as 20 % or more and “prolonged” greater than 6 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities.

Pension and other post employment benefits

The cost of defined benefit pension plans and other post employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty.

A.3. Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year except as follows:

The Group has adopted the following new and amended IFRS and IFRIC interpretations during the year. Adoption of these revised standards and interpretations did not have any effect on the financial performance or position of the Group.

They did however give rise to additional disclosures, including in some cases, revisions to accounting policies.

• IFRS 7 Financial Instruments: Disclosures

• IAS 1 Amendment - Presentation of Financial Statements

• IFRIC 9 Reassessment of Embedded Derivatives

• IFRIC 10 Interim Financial Reporting and Impairment.

The principal effects of these changes are as follows:

IFRS 7 Financial Instruments: Disclosures:

This standard requires disclosures that enable users of the Financial Statements to evaluate the significance of the Group’s financial instruments and the nature and extent of risks arising from those financial instruments. The new disclosures are included throughout the financial statements. While there has been no effect on the financial position or results, comparative information has been revised where needed.

IAS 1 Presentation of Financial Statements:

This amendment requires the Group to make new disclosures to enable users of the financial statements to evaluate the Group’s objectives, policies and processes for managing capital. These new disclosures are shown in Note X.3.

IFRIC 9 Reassessment of Embedded Derivatives:

IFRIC 9 states that the date to assess the existence of an embedded derivative is the date that an entity first becomes a party to the contract, with reassessment only if there is a change to the contract that significantly modifies the cash flows.

IFRIC 10 Interim Financial Reporting and Impairment:

The Group adopted IFRIC Interpretation 10 as of 1 January 2007, which requires that an entity must not reverse an impairment loss recognised in a previous interim period in respect of goodwill or an investment in either an equity instrument or a financial asset carried at cost.

Standards issued but not yet effective:

The following IFRS and IFRIC interpretations were issued with an effective date for financial periods beginning on or after 1 January 2008. The Group has chosen not to early adopt these standards and interpretations before their effective dates.

IFRS 8 Operating Segments:

This standard is to be applied for annual periods beginning on or after 1 January 2009. This standard requires disclosure of information about the Group’s operating segments and replaced the requirement to determine primary and secondary reporting segments of the Group. The Group plans to adopt this standard at its effective date.

IFRIC 14 IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction:

This interpretation is to be applied for annual periods beginning on or after 1 January 2008. The interpretation addresses how to assess the limit under IAS 19 Employee Benefits, on the amount of the surplus that can be recognised as an asset, in particular, when a minimum funding requirement exists. The Group plans to adopt this interpretation at its effective date or at the date of endorsement by the European Union, if later, and does not anticipate any significant impacts on its financial statements.

IAS 23 – Amendment – Borrowing costs:

This standard is to be applied for annual periods beginning on or after 1 January 2009. This amendment eliminates the option of expensing all borrowing costs and requires borrowing costs to be capitalized if they are directly attributable to the acquisition, construction or production of a qualifying asset. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after 1 January 2009. The Group plans to adopt this revised standard at its effective date or at the date of endorsement by the European Union, if later, and does not anticipate any significant impacts on its financial statements.

IAS 27R – Consolidated Financial Statements:

This standard is applicable for annual periods beginning on or after 1 July 2009 and must be adopted simultaneously with the adoption of IFRS 3R. The revised IAS 27 will require entities to account for changes in the ownership of a subsidiary, which does not result in the loss of control, as an equity transaction and therefore will not give rise to a gain or loss in income. In addition losses incurred by a subsidiary will be required to be allocated between the controlling and non-controlling interests, even if the losses exceed the non-controlling equity investment in the subsidiary. Finally on loss of control of a subsidiary, entities will be required to re-measure to fair value any retained interest, which will impact the gain or loss recognised on the disposal linked to the loss of control. The Group plans to adopt this revised standard at its effective date or at the date of endorsement by the European Union, if later and does not anticipate any significant impacts on its financial statements.

A.4. Summary of significant accounting policies

A.4.1. Foreign currency translation

The Financial Statements are presented in euro (EUR), as the functional currency and the unit of measure for the capital accounts and for presenting its Financial Statements.

The Group conducts its operations in euro, in the other currencies of the Member States and in non-EU currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated, in accordance with IAS 21, at the exchange rate prevailing on the date of the transaction.

Monetary assets and liabilities denominated in currencies other than in euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognized in the income statement or within the equity reserves.

Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the consolidated income statement.

The elements of the consolidated income statement are translated into euro on the basis of the exchange rates prevailing at the end of each month.

A.4.2. Derivatives

All derivative instruments of the Group are measured at fair value through profit and loss account on the consolidated balance sheet and are reported as positive or negative replacement values. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying.

The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items, together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option, more in particular when a significant reduction of the accounting mismatch is thus obtained.

The Group currently does not use any of the hedge accounting possibilities available under IAS39.

The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. In general, derivative instruments transacted as economic hedges are treated in the same way as derivative instruments used for trading purposes, i.e. realized and unrealized gains and losses are recognized in Result on financial operations. Accrued interest on derivatives is part of the fair value recorded in the consolidated income statement and in the consolidated balance sheet.

A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative.

A.4.3. Financial assets

Financial assets are accounted for using the settlement date basis.

A.4.4. Cash and Cash Equivalents

The Group defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.4.5. Fee income

The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories:

• income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis, and

• income earned from providing transaction-type services.

Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognized when the service has been completed. Fees or components of fees that are performance linked are recognized when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate.

A.4.6. Securities lending

In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, B1 “Credit Spread” portfolio and B3 “Global Fixed income” portfolio.

Securities lent are recorded at the amount of cash collateral received, plus accrued interest. Securities received as collateral under securities lending transactions are not recognized in the consolidated balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent under securities lending transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Group monitors the market value of the securities lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreement.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.4.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and other variable-yield securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories:

A.4.7.1. Held for trading portfolio

The held for trading portfolio (see Operational portfolio B3 in Note B) comprises listed debt securities issued and guaranteed by financial establishments, which are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises.

Gains and losses realized on disposal or redemption and unrealized gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”.

Interest income on trading portfolio assets is included in interest income.

The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management’s estimates, as applicable.

A.4.7.2. Held-to-maturity portfolio

The held-to-maturity portfolio comprises the Group’s Investment portfolio and the operational portfolio A1 of EIB (see Note B).

The Investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by:

• Governments of the European Union, G10 countries and their agencies;

• Supranational public institutions, including multinational development banks.

These securities are initially recorded at the purchase price, or more exceptionally the transfer price. The difference between entry price and redemption value is amortised prorata temporis over the remaining life of the securities.

The Group has decided to phase out the investment portfolio of the Bank, by ceasing to invest the redemption proceeds of matured securities in the portfolio.

The Operational portfolios A1 of the Group are held for the purpose of maintaining an adequate level of liquidity in the Group and comprise money market products with a maximum maturity of twelve months, in particular, treasury bills and negotiable debt securities issued by credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortized cost.

The Asset Backed Securities portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary.

A.4.7.3. Available for sale portfolio

The available for sale portfolio comprises the securities of the operational money market portfolio A2 and of the operational bond portfolios B1 and B2 (see Note B), the operational portfolio of the Fund, shares, other variable-yield securities and participating interests (see Note B). Securities are classified as available for sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management

Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio, financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices.

Available for sale financial investments are carried at fair value. They are initially recognised at fair value plus transaction costs. Unrealised gains or losses are reported in consolidated reserves until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. If an available for sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in own funds is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognized valuation techniques.

Financial assets are derecognised when the right to receive cash flows from the financial assets have expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available for sale investment, the accumulated unrealised gain or loss included in own funds is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the average cost method. Interest and dividend income on available-for-sale financial investments are included in “interest and similar income” and “income from securities with variable yield”. Interest on available-for-sale debt securities and other fixed income securities calculated using the effective interest method is recognised in the income statement. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established.

The determination of fair values of available for sale financial investments is generally based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available.

Venture capital operations and participating interests held represent medium and long-term investments and are measured at fair value, by using fair value measurement techniques including entity inputs, in absence of liquid market prices, commonly used by market participants. However, some are accounted for at cost when the fair value cannot be reliably measured. The nature of those investments is such that an accurate fair value can be determined only upon realization of those investments. The estimation by the Group of a fair value for venture capital investments for which the method and timing of realization have not yet been determined is therefore considered to be inappropriate in those instances. All venture capital operations are subject to review for impairment.

The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement.

A.4.8. Loans and advances to credit institutions and customers

Loans and receivable include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the Group, provided it is funded on the date the loan is originated by the lender.

Loans and receivable are recognized in the assets of the Group when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortized cost using the effective interest rate method.

Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique.

A.4.8.1. Interest on loans

Interest on loans originated by the Group is recorded in the consolidated income statement (interest and similar income) and on the consolidated balance sheet (loans and advances) on an accruals basis.

A.4.8.2. Reverse repurchase and repurchase operations (reverse repos and repos)

A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset.

The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market.

This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralized financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the consolidated balance sheet under item 3. Loans and advances to credit institutions—b) other loans and advances (on the liabilities side of the consolidated balance sheet under item 1. Amounts owed to credit institutions—a) with agreed maturity dates or periods of notice).

Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized in the consolidated balance sheet or derecognized from the consolidated balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognized as interest income or interest expense, over the life of each agreement.

A.4.8.3. Fees on loans

Front-end fees and commitment fees are deferred in accordance with IAS 18, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry.

A.4.8.4. Interest subsidies

Interest subsidies received in advance (see Note G) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidized loan.

A.4.9. Credit loss expense

An allowance for credit losses is established if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product.

An allowance for credit losses is reported as a reduction of the carrying value of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in Other liabilities. Additions to the allowances and provisions for credit losses are made through credit loss expense.

A.4.9.1. Impairment allowances related to individual loans and advances

Impairment losses have been made for individual loans and advances outstanding at the end of the financial year and presenting objective evidence of risks of non-recovery of all or part of their amounts according to the original contractual terms or the equivalent value. Changes to these provisions are entered on the consolidated income statement as “Credit loss expense”. Allowances and provisions for credit losses are evaluated on the following counterparty specific based principle.

A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate.

All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense.

Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income.

A.4.9.2. Collective impairment

In addition to specific allowances against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments since they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparties risk, values of collaterals or securities received, and sectorial outlook, as well as identified structural weaknesses or deterioration in cash flows. As at 31 December 2007, there was no need for a collective impairment allowance, following this process.

A.4.9.3. Guarantees

In the normal course of business, the Group issues various forms of guarantees to support some institutions.

Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39.

The accounting policy for Derivatives is disclosed under Note A.4.2.

Financial Guarantees are initially recognised at fair value in the consolidated balance sheet under item 3c. Other liabilities—sundry liabilities, being the premium received.

Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37.

Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Credit loss expense”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortization schedule in accordance with IAS 18 over the life of the financial guarantee.

A.4.10. Property, furniture and equipment

Property, furniture and equipment include land, Group-occupied properties and other machines and equipment.

Property, furniture and equipment are carried at cost less accumulated depreciation and accumulated impairment losses.

Property, furniture and equipment are reviewed periodically for impairment.

Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Office furniture and equipment were, until end-1997, depreciated in full in the year of acquisition. With effect from 1998, permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

• Buildings in Kirchberg, Hamm and Weimershof - 30 years

• Building in Lisbon - 25 years

• Permanent equipment, fixtures and fittings - 10 years

• Furniture - 5 years

• Office equipment and vehicles - 3 years

A.4.11. Intangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement.

Intangible assets are recognized as assets and are amortized using the straight-line basis over their estimated useful economic life. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.4.12. Pension plans and health insurance scheme

The Group operates defined benefit pension plans to provide retirement benefits to substantially all of its staff. The Group also provides certain additional post-employment healthcare benefits to former employees in EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial gains and losses are recognised as income or expense over the expected average remaining working lives of the employees participating in the plans. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries.

A.4.12.1. Pension plan for staff

The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank which covers all employees.

Commitments for retirements benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The results of the latest valuation are as at 30 September 2007, with an extrapolation to 31 Decem-ber 2007. The main actuarial assumptions used by the actuary are set out in Note K. Actuarial surpluses and deficits are spread forward over the average expected remaining service lives of the plan active participants.

The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF which covers all employees. All contributions of the EIF and its members of staff are transferred to the EIB for management. The transferred funds allocated to the pension plan are invested for by the Group, following the rules and principles applied by EIB for its own staff pension plan.

A.4.12.2. Health insurance plan

The Bank has set up its own health insurance plan for the benefit of staff and Management Committee at retirement age, financed by contributions from the Bank and its employees. A specific provision is set aside on the liability side of the consolidated balance sheet. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees.

The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans.

A.4.12.3. Pension plan for members of the Management Committee

The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan.

A.4.13. Debts evidenced by certificates

Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective yield method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated as at Fair Value through Profit and Loss, they are measured at their fair value. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves.

Combined debt instruments that are related to non-EIB equity instruments, foreign exchange or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a reversed swap agreement to fully hedge the exposure.

It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Notes R and T).

Interest expense on debt instruments is included in the account “interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet.

A.4.14. Fund for general banking risks

Until 31 December 2005 the Group identified, as a separate balance sheet item, the amounts it decided to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations.

Starting from 2006, the Group no longer identifies such separate balance sheet item. The decision to release it completely does not affect the ability of the Group to cover its risks. The Group will continue to compute the amount corresponding to the general banking risks, for internal and disclosure purposes (see Note L), according to the existing methodology.

The amount corresponding to the general banking risks with respect to operations of the Structured Finance Facility is disclosed in “Fund allocated to Structured Finance Facility” on the consolidated balance sheet.

A.4.15. Funds allocated to venture capital operations and to the Structured Finance Facility

A.4.15.1. Funds allocated to venture capital operations

This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

A.4.15.2. Funds allocated to the Structured Finance Facility

This item comprises the amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this new type of instrument. Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Group’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in the “Funds allocated to venture capital operations” and “Funds allocated to the Structured Finance Facility” accounts.

A.4.16. Taxation

The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes.

A.4.17. Prepayments and accrued income - Accruals and deferred income

These accounts comprise:

• Prepayments and accrued income: expenditure incurred during the financial year but relating to a subsequent financial year, together with any income not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, is not due until after its expiry.

• Accruals and deferred income: income received before the balance sheet date but relating to a subsequent financial year, together with any charges not disclosed in the reporting value of the underlying financial instrument which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.4.18. Interest income and expenses

Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accrual basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows.

In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursements prepayments made by its borrowers.

In accordance with the provisions of the International Accounting Standard IAS 39 - Financial Instruments: Recognition and Measurement - the Group takes immediately into the consolidated income statement the indemnities received for early reimbursement of loans at the time of derecognition of those related loans instead of depreciating the indemnities over the remaining life of loans.

A.4.19. Fiduciary operations

Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Community, according to Fiduciary and Management Agreements concluded with the European Community (“ETF Start-up Facility”) and “High Growth and Innovative SME Facility (GIF), under two programs known as GIF1 and GIF2).

The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Community according to the Fiduciary and Management Agreement concluded with the European Community (“SME Guarantee Facility”).

A.4.20. Assets held for third parties

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

• Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME’s with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds.

• Under the SME Guarantee Facility and the MAP Guarantee programme (followed by the CIP programme), the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

• Under the ETF Start-Up Facility and the MAP Equity programme (followed by the CIP programme), the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission.

The support currently provided by the Seed Capital Action is aimed at the long-term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital.

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

The Femip Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for The Femip Trust Fund.

The Risk-Sharing Finance Facility (the “RSFF”) has been established within the framework of the Co-operation Agreement, entered into force on this 5th of June 2007, between the European Commission on behalf of the European Community and the European Investment Bank.The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the Risk-Sharing Finance Facility.

The Heavily Indebted Poor Countries (HIPC) Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the Heavily Indebted Poor Countries Initiative.

The EU-Africa Infrastructure Trust Fund (the “Trust Fund”) has been created within the framework of the Trust Fund Agreement between The European Commission on behalf of the European Community as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the “MoU”) to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EU-Africa Infrastructure Trust Fund.

A.4.21. Commitment to purchase EIF shares

Under the terms of a replacement share purchase undertaking in respect of the 948 shares held by EIF’s minority shareholders (2006: 776 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under sundry creditors (see also Note H).

A.4.22. Reclassification of prior year figures

Where necessary, certain prior-year figures have been reclassified to conform with changes to the current year’s presentation for comparative purpose. Main reclassifications comprise:

• the sundry creditors related to Venture Capital current account amounting to EUR ‘000 44 528 as at 31 De-cember 2006 are reclassified under loans and advances to credit institutions, repayable on demand;

• the sundry debtors related to receipts on loans to be identified amounting to EUR ‘000 95 694 as at 31 De-cember 2006 are reclassified under loans and advances to credit institutions;

• the sundry creditors related to health insurance plan amounting to EUR ‘000 74 830 as at 31 December 2006 are classified under Provision; • the net interest income on derivatives amounting to EUR’000 1 438 205 as at 31 December 2006 are reclassified under interest and similar income; • the payable legs and receivable legs of FX forwards and FX swaps are netted for EUR’000 5 553 790 under other assets, positive replacement values and other liabilities, negative replacement values.

A.4.23. Accounting for operating leases

Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated income statement on a straight-line basis over the period of the lease. When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which the termination takes place.

A.4.24. Compound financial instruments with multiple embedded derivatives

As at 31 December 2007, the Group does not have any compound financial instrument with multiple embedded derivatives.

A.4.25. Dividend income

Dividends are recognised in the income statement when the entity’s right to receive payment is established.

Note B – Debt securities portfolio (in EUR '000)

In addition to the asset backed securities, which represent acquisitions of interest pools of loans or receivables in connection with securitization transactions, the debt securities portfolio is made up of trading financial assets (Portfolio B3), available-for-sale financial assets (portfolios A2, B1, B2 and operational portfolio-EIF) and financial assets held-to-maturity (Portfolio A1 and Investment portfolio). The detail of each portfolio is as follows as at 31 December 2007 and 2006:

	31.12.2007	31.12.2006
Treasury bills eligible for refinancing with central banks (listed)	2 273 135	2 701 696
Debt securities including fixed-income securities (of which EUR '000 2 860 459 unlisted in 2007 and EUR '000 1 597 397 in 2006)	11 016 047	11 291 402
	13 289 182	**13 993 098**

At 31.12.2007	Classification	Book value	Market value
Group Investment portfolio	Held-to-maturity	2 576 805	2 591 180
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	2 192 187	2 192 187
- money market securities with a max. 18 month maturity A2	Available for sale	1 753 857 (1)	1 753 857
Operational bond portfolios:			
- B1 - Credit Spread	Available for sale	1 241 142 (2)	1 241 142
- B2 - Alternative Investment	Available for sale	161 724 (3)	161 724
- B3 - Global Fixed Income	Trading	504 572	504 572
Operational portfolio – EIF	Available for sale	128 937 (4)	128 937
Asset backed securities (Note D)	Held-to-maturity	4 729 958	4 702 566
		13 289 182	**13 276 165**

(1) including unrealised loss of EUR '000 - 1 237
(2) including unrealised loss of EUR '000 - 15 389
(3) including unrealised gain of EUR '000 11 724
(4) including unrealised loss of EUR '000 - 598

At 31.12.2006	Classification	Book value	Market value
Group Investment portfolio	Held-to-maturity	2 895 917	2 896 500
Operational money market portfolios:			
- money market securities with a max. 3 month maturity A1	Held-to-maturity	3 473 637	3 473 637
- money market securities with a max. 18 month maturity A2	Available for sale	2 685 855 (1)	2 685 855
Operational bond portfolios:			
- B1 - Credit Spread	Available for sale	1 305 043 (2)	1 305 043
- B2 - Alternative Investment	Available for sale	155 315 (3)	155 315
- B3 - Global Fixed Income	Trading	691 918	691 918
Operational portfolio – EIF	Available for sale	51 092 (4)	51 092
Asset backed securities (Note D)	Held-to-maturity	2 734 321	2 734 321
		13 993 098	**13 993 681**

(1) including unrealised loss of EUR '000 - 864
(2) including unrealised loss of EUR '000 - 356
(3) including unrealised gain of EUR '000 5 315
(4) including unrealised gain of EUR '000 149

The Group enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

The security lending activity amounts to EUR '000 936 629 at the end of December 2007 (2006: EUR '000 927 972).

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR '000)

The Group enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

	31.12.2007	31.12.2006
Term deposits	11 205 010	9 027 130
Tripartite reverse repos (*)	4 611 570	5 571 196
	15 816 580	**14 598 326**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2007	Total 2006
Disbursed portion	112 323 909	156 435 308	268 759 217	257 617 258
Undisbursed loans	12 341 869	41 264 752	53 606 621	53 571 902
Aggregate loans granted	**124 665 778**	**197 700 060**	**322 365 838**	**311 189 160**

	31.12.2007	31.12.2006
Aggregate loans granted	322 365 838	311 189 160
Asset backed securities portfolio (Note B)	4 729 958	2 734 321
Aggregate loans including asset backed securities portfolio (Note D.3)	**327 095 796**	**313 923 481**

D.2. Credit losses due to impairment on loans and advances to customers

A specific provision is created against all F-graded loans, as well as against E-graded ones when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific provision are tabulated below:

	31.12.2007	31.12.2006
Specific provision at beginning of the year	82 417	292 500
Allowance (+) / Release (-) during the year	-44 244 (*)	-210 404 (**)
Foreign exchange adjustment	-1 123	321
Specific provision at end of the year	**37 050**	**82 417**

(*) the amount of EUR '000 44 244 comprises an amount of EUR '000 64 917 which was released following the sale, during 2007, of loan assets for which an impairment loss was established. The sale of those loan assets resulted in a realised loss of EUR '000 61 490.

(**) the amount of EUR '000 210 404 comprises an amount of EUR '000 189 171 which was released following the sale, during 2006, of loan assets for which an impairment loss was established. The sale of those loan assets resulted in a realised loss of EUR '000 109 816.

The specific provision for credit losses is associated to financial assets classified as Loans and receivables.

The accrued interest on impaired loans as at 31 December 2007 amounts to EUR '000 7 838 (2006: EUR '000 7 110). As at 31 December 2007, there is no related collateral held for impaired loans.

D.3. Geographical breakdown of lending by country in which projects are allocated

Loans for projects within the Union and related loans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Spain	603	48 224 303	4 574 687	43 649 616	14.85 %	14.65 %
Germany	794	46 835 841	1 577 160	45 258 681	14.42 %	15.00 %
Italy	543	40 513 361	4 740 443	35 772 918	12.48 %	12.51 %
France	387	34 189 863	4 361 024	29 828 839	10.53 %	10.81 %
United Kingdom	200	26 284 577	3 896 262	22 388 315	8.09 %	8.88 %
Portugal	245	17 215 588	2 028 687	15 186 901	5.30 %	5.37 %
Greece	138	13 142 910	1 683 972	11 458 938	4.05 %	4.08 %
Poland	120	12 006 945	3 822 194	8 184 751	3.70 %	3.41 %
Czech Republic	84	7 666 580	2 793 805	4 872 775	2.36 %	2.12 %
Austria	180	6 682 627	307 000	6 375 627	2.06 %	2.07 %
Hungary	84	6 313 692	1 899 437	4 414 255	1.94 %	1.72 %
Finland	99	5 623 611	749 467	4 874 144	1.73 %	1.77 %
Belgium	75	5 119 622	755 080	4 364 542	1.58 %	1.53 %
Netherlands	52	4 290 983	1 376 113	2 914 870	1.32 %	1.47 %
Romania	57	4 122 025	2 360 255	1 761 770	1.27 %	1.33 %
Sweden	68	3 537 501	720 225	2 817 276	1.09 %	1.09 %
Ireland	60	3 425 935	625 399	2 800 536	1.05 %	1.10 %
Denmark	63	3 123 593	467 841	2 655 752	0.96 %	1.10 %
Slovenia	41	2 223 882	744 000	1 479 882	0.68 %	0.56 %
Bulgaria	26	1 849 490	1 445 737	403 753	0.57 %	0.26 %
Cyprus	27	1 315 054	527 800	787 254	0.40 %	0.40 %
Slovak Republic	33	1 095 579	355 219	740 360	0.34 %	0.38 %
Luxembourg	32	732 435	132 893	599 542	0.23 %	0.26 %
Latvia	23	490 100	50 000	440 100	0.15 %	0.16 %
Lithuania	13	169 403	94 000	75 403	0.05 %	0.06 %
Estonia	13	159 997	25 000	134 997	0.05 %	0.08 %
Malta	4	55 818	47 700	8 118	0.02 %	0.01 %
Total	**4 064**	**296 411 315**	**42 161 400**	**254 249 915**	**91.27 %**	**92.18 %**

Loans for projects outside the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% nominal 2007	% nominal 2006
ACP Countries/OCT	122	1 563 180	750 216	812 964	0,48 %	0,43 %
South Africa	32	935 707	266 091	669 616	0,29 %	0,32 %
Euro-Mediterranean Partnership Countries	217	9 756 518	3 998 045	5 758 473	3,00 %	2,92 %
South-East European Countries	176	11 188 758	4 761 739	6 427 019	3,45 %	2,79 %
Russia and Western Newly Independent States	5	309 421	233 332	76 089	0,10 %	0,03 %
EFTA Countries	21	1 600 781	121 792	1 478 989	0,49 %	0,50 %
Asia and Latin American Countries	73	2 987 708	1 314 006	1 673 702	0,92 %	0,83 %
Total	**646**	**28 342 073**	**11 445 221**	**16 896 852**	**8,73 %**	**7,82 %**

Geographical breakdown of lending by region in which projects are allocated

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% nominal 2007	% nominal 2006
Loans for projects within the Union and related loans	4 064	296 411 315	42 161 400	254 249 915	91,27 %	92,18 %
Loans for projects outside the Union	646	28 342 073	11 445 221	16 896 852	8,73 %	7,82 %
IAS 39		2 342 408	0	2 342 408		
TOTAL 2007	**4 710**	**327 095 796** (*)	**53 606 621**	**273 489 175**	**100,00 %**	
TOTAL 2006	**4 745**	**313 923 481**	**53 571 902**	**260 351 579**		**100,00 %**

(*) Aggregate loans including asset backed securities

Note E – Shares and other variable-yield securities (in EUR '000)

This item comprises:

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Infrastructure Funds	TOTAL
Cost					
At 1 January 2007	1 490 262	157 500 (1)	43 113	23 447	1 714 322
Net additions	153 690	0	10 192	39 067	202 949
Foreign exchange adjustments	0	0	- 52	0	- 52
At 31 December 2007	**1 643 952**	**157 500**	**53 253**	**62 514**	**1 917 219**
Unrealised Gains / Losses					
At 1 January 2007	215 582	141 040	0	0	356 622
Net additions / releases	245 094	64 454	19 926	- 6 346	323 128
At 31 December 2007	**460 676**	**205 494**	**19 926**	**- 6 346**	**679 750**
Impairment					
At 1 January 2007	- 378 253	0	- 21 158 (3)	0	- 399 411
Net additions	- 118 728	0	0	0	- 118 728
At 31 December 2007	**- 496 981**	**0**	**- 21 158**	**0**	**- 518 139**
Net book value					
At 31 December 2007	**1 607 647**	**362 994**	**52 021** (2)	**56 168**	**2 078 830**
At 31 December 2006	**1 327 591**	**298 540**	**21 955**	**23 447**	**1 671 533**

(1) The actual capital paid in by the Group in respect of its subscription of EUR '000 600 000 to the capital of the EBRD amounts to EUR '000 157 500 at 31 December 2007 (2006: EUR '000 157 500). The Group holds 3.03 % of the subscribed capital.

(2) The total number of ordinary Eurotunnel shares held by the Group as at 31 December 2007 is 1 474 279, valued at EUR 17 691 348. The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Group as at 31 December 2007 is 105 450, valued at EUR 18 377 452. After the restructuring of the 28th June 2007, the Group holds 78 971 193 warrants valued at EUR 15 952 181 in the balance sheet at year-end. The total number of Eurotunnel shares held by the Group as at 31 December 2006 is 58 971 193, equivalent to EUR '000 21 955.

(3) As at 31 December 2006, the depreciation in fair market value of the shares held in Eurotunnel was recognised in the consolidated income statement as this investment was considered impaired.

Note F – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost						
At 1 January 2007	10 415	252 682	349	57 243	320 689	7 040
Additions	0	65 868	0	17 011	82 879	1 825
Disposals	0	0	0	-6 987	-6 987	-3 326
At 31 December 2007	**10 415**	**318 550**	**349**	**67 267**	**396 581**	**5 539**
Accumulated depreciation						
At 1 January 2007	0	-77 180	-294	-23 331	-100 805	-1 909
Depreciation	0	-4 895	-14	-12 134	-17 043	-2 984
Disposals	0	0	0	6 987	6 987	3 326
At 31 December 2007	**0**	**-82 075**	**-308**	**-28 478**	**-110 861**	**-1 567**
Net book value						
At 31 December 2007	**10 415**	**236 475**	**41**	**38 789**	**285 720**	**3 972**
At 31 December 2006	**10 415**	**175 502**	**55**	**33 912**	**219 884**	**5 131**

All of the land and buildings are used by the Group for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for an amount of EUR '000 171 710 (2006: EUR '000 105 843), which will be completed in 2008.

For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

Note G – Accruals and deferred income (in EUR '000)

Accruals and deferred income	31.12.2007	31.12.2006
- Interest subsidies received in advance [1]	186 622	209 438
- Other	84 102	134 847
	270 724	**344 285**

[1] Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item Accruals and deferred income, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors, sundry creditors and sundry liabilities (in EUR '000)

Sundry debtors	31.12.2007	31.12.2006
- Loan instalments receivable	56 115	167 797
- Staff housing loans and advances (*)	21 917	26 406
- Advances on salaries and allowances	2 825	10 492
- Commission receivable on guarantees and venture capital operations	13 777	4 505
- Other	50 811	39 483
	145 445	**248 683**

Sundry creditors	31.12.2007	31.12.2006
- European Community accounts:		
- For Special Section operations and related unsettled amounts	367 531	416 478
- Deposit accounts	517 441	428 025
- Optional Supplementary Provident Scheme (Note K)	185 626	187 532
- Commitment of purchase of minority interests (**)	338 102	266 149
- Other	20 385	13 243
	1 429 085	**1 311 427**

Sundry liabilities	31.12.2007	31.12.2006
- Financial guarantees issued in respect of venture capital operations	20 619	24 407
- Provision for employees' departure indemnities	16 838	15 332
	37 457	**39 739**

(*) The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

(**) As at 31 December 2007, the portion of minority interests on the balance sheet amounts to EUR 338 million (2006: EUR 266 million) and on the consolidated result (Note N) amounts to EUR 17 million (2006: EUR 19 million). Under the terms of replacement share purchase undertaking in respect of the 948 shares held by EIF's minority shareholders (2006: 776 shares), the Bank is offering to buy these at an exercise price of EUR 319 million (2006: EUR 247 million) determined on the basis of the audited 2006 annual accounts net of the dividend decided by the EIF's General Meeting.

Note I – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR '000)

	31.12.2007	31.12.2006
Short-term borrowings	338 720	212 892
Amounts due to EBRD including promissory notes issued in respect of paid-in capital of EBRD	3 037	6 075
	341 757	**218 967**

Note J – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The below table discloses the details per currency of debts outstanding at 31 December 2007, together with the cumulated notional amount of currency swaps associated with the debts issued, whose goal is to transform the initial currency of the debt into a new currency in line with the currency of the loan. The last column of the table indicates the total amount of debts per currency, taking into account the economic effect brought by the currency swaps in order to disclose a net exposure per currency of the debts outstanding at 31 December 2007.

BORROWINGS						CURRENCY SWAPS		NET AMOUNT	
						RECEIVABLE			
PAYABLE IN	OUT-STANDING AT 31.12.2006	AVERAGE RATE	OUT-STANDING AT 31.12.2007	AVERAGE RATE	DUE DATES	31.12.2006	31.12.2007	OUT-STANDING AT 31.12.2006	OUT-STANDING AT 31.12.2007
EUR	101 037 680	4.12	106 548 588	4.04	2008/2057	-2 011 066	-1 667 912	99 026 614	104 880 676
GBP	58 233 751	5.28	59 387 205	5.21	2008/2054	-17 691 932	-18 302 492	40 541 819	41 084 713
DKK	402 360	2.40	536 315	2.86	2010/2026	0	0	402 360	536 315
SEK	1 235 012	4.31	1 851 401	4.24	2008/2028	-165 922	-636 175	1 069 090	1 215 226
CZK	1 193 006	4.68	952 562	5.09	2008/2030	-154 630	-159 606	1 038 376	792 956
HUF	1 187 592	7.57	1 062 153	7.17	2008/2015	-907 574	-648 327	280 018	413 826
PLN	594 075	6.12	662 295	6.05	2008/2026	-101 168	-107 854	492 907	554 441
BGN	153 390	4.14	181 511	5.35	2009/2012	-153 390	-181 511	0	0
MTL	23 294	3.80	23 294	3.80	2009/2009	-23 294	-23 294	0	0
SIT	16 692	4.75	0	0.00		-16 692	0	0	0
SKK	116 926	4.84	121 261	4.79	2012/2028	0	0	116 926	121 261
RON	0	0.00	83 155	7.00	2014/2014	0	-83 155	0	0
USD	60 291 687	4.40	58 410 692	4.52	2008/2045	-19 619 710	-25 074 313	40 671 977	33 336 379
CHF	3 288 692	3.12	2 955 218	2.75	2008/2036	-1 120 169	-1 525 956	2 168 523	1 429 262
JPY	6 619 308	1.15	6 982 434	1.51	2008/2047	-6 042 000	-6 814 744	577 308	167 690
NOK	782 957	4.99	760 241	4.67	2008/2025	-600 874	-508 922	182 083	251 319
CAD	261 763	5.80	976 045	4.92	2008/2045	-196 322	-906 836	65 441	69 209
AUD	3 592 062	5.45	4 026 888	5.61	2008/2021	-3 592 062	-4 026 888	0	0
HKD	1 038 975	4.24	334 498	5.09	2008/2019	-365 206	-203 836	673 769	130 662
NZD	2 142 056	6.25	3 369 954	6.62	2008/2014	-2 142 056	-3 369 954	0	0
ZAR	1 254 633	8.97	1 167 340	8.53	2008/2018	-731 395	-726 625	523 238	440 715
MXN	135 967	9.13	61 772	8.63	2009/2015	-135 967	-61 772	0	0
TWD	375 134	1.03	255 830	0.33	2008/2013	-375 134	-255 830	0	0
TRY	2 034 897	12.64	2 659 580	14.14	2008/2022	-2 034 897	-2 659 580	0	0
ISK	563 728	7.53	739 935	8.38	2008/2011	-563 728	-739 935	0	0
RUB	0	0.00	111 154	6.50	2012/2017	0	-111 154	0	0
Fair Value Option Adjustment (IAS 39)	6 257 038		5 951 082						
Total	**252 832 675**		**260 172 403**

Note K – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2007 and was rolled forward to 31 December 2007.

An additional plan is not included in the figures below: it is the Optional Supplementary Provident Scheme (a contributory defined benefit pension plan). The corresponding amount of EUR 186 million (2006: EUR 188 million) is entered under "Sundry creditors" (Note H).

Net benefit expense (recognized in consolidated income statement) as at 31 December 2007:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2007
Net current service cost (1)	27 708	1 035	1 258	4 388	34 389
Interest cost on benefit obligation (2)	48 633	1 353	477	4 174	54 637
Amortization of unrecognized past service cost (1)	0	0	75	0	75
Special termination benefits (1)	4 267	0	0	0	4 267
Recognition of actuarial (gains)/losses (1)	15 003	253	0	954	16 210
Net benefit expense	**95 611**	**2 641**	**1 810**	**9 516**	**109 578**

Net benefit expense (recognized in consolidated income statement) as at 31 December 2006:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2006
Net current service cost (1)	28 507	1 549	867	3 853	34 776
Interest cost on benefit obligation (2)	41 517	1 205	376	3 782	46 880
Amortization of unrecognized past service cost (1)	28 484	631	0	0	29 115
Special termination benefits (1)	3 363	0	0	0	3 363
Recognition of actuarial (gains)/losses (1)	18 828	582	133	1 420	20 963
Net benefit expense	**120 699**	**3 967**	**1 376**	**9 055**	**135 097**

(1) Recognised in General administrative expenses
(2) Recognised in Interest expense and similar charges

Benefit liabilities as at 31 December 2007:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2007
Benefit obligation	1 046 162	30 239	12 628	87 088	1 176 117
Unrecognised net actuarial losses	-136 626	-1 718	-646	-3 293	-142 283
Net liability	**909 536**	**28 521**	**11 982**	**83 795**	**1 033 834 (1)**

Unrecognised net actuarial losses will be recognised, from 2008 onwards, according to the average remaining service life of the participants of each plan, in accordance with IAS 19.

Benefit liabilities as at 31 December 2006:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2006
Benefit obligation	1 031 399	29 202	9 928	89 796	1 160 325
Unrecognised net actuarial losses	-202 839	-1 734	-999	-13 716	-219 288
Net liability	**828 560**	**27 468**	**8 929**	**76 080**	**941 037** (1)

Movements in the benefit (asset)/liability during the year ended 31 December 2007 are as follows (in EUR '000):

	EIB Staff Pension Plan	Management Committee Pension Plan	EIF Staff Pension Plan	Health Insurance Plan	Total
At 1 January 2007	828 560	27 468	8 929	76 080	941 037
Net benefit expense	95 611	2 641	1 810	9 516	109 578
Benefit payments net of employee contributions	- 14 635	- 1 588	1 243	- 1 801	- 16 781
At 31 December 2007	**909 536**	**28 521**	**11 982**	**83 795**	**1 033 834** (1)
At 31 December 2006	**828 560**	**27 468**	**8 929**	**76 080**	**941 037** (1)

(1) This amount excludes indemnities 2007: EUR '000 4 711 (2006: EUR '000 4 217) that are not subject to IAS 19 actuarial valuations.

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

	2007	2006
	in %	in %
Discount rate for pension plans	5.52	4.76
Discount rate for health insurance plans	5.52	4.76
Future salary increase (including inflation)	4.00	3.50
Future pension increases	2.00	1.50
Healthcare cost increase rate	4.00	3.50
Actuarial tables	LPP 2005	LPP 2000

The table below shows the sensitivity of both benefit expenses for 2007 and defined benefit obligation as at 31 December 2007 of the Health Insurance Plan to a 1 % increase and decrease in the healthcare cost increase rate:

	1 % increase	1 % decrease
Benefit expenses	2 894	- 2 172
Defined benefit obligation	21 948	-17 130

The table below shows the actuarial experience (gain)/loss for the different Plans for 2006 to 2007:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total
2007	19 790	1 481	1 230	- 6 151	16 350
2006	35 011	- 197	430	1 629	36 873

The table below shows the evolution of the Defined Benefit Obligation during the year under review:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2007
Obligation at the beginning of the year	1 031 399	29 202	9 928	89 796	1 160 325
Net current service cost	27 708	1 035	1 258	4 388	34 389
Employee contributions	10 246	0	682	0	10 928
Interest cost	48 633	1 353	477	4 174	54 637
Benefit payments	-24 881	-1 588	561	-1 801	-27 709
Experience (gain)/loss	19 790	1 481	1 656	-6 151	16 776
Assumption (gain)/loss	-71 000	-1 244	-1 934	-3 318	-77 496
Special termination benefits	4 267	0	0	0	4 267
Benefit obligation as at 31 December 2007	**1 046 162**	**30 239**	**12 628**	**87 088**	**1 176 117**

Note L – Fund for general banking risks (in EUR '000)

Movements in the Fund for general banking risks are tabulated below:

	31.12.2007	31.12.2006
Fund at beginning of the year	0	975 000
Appropriated for the year	0	-975 000
Fund at end of the year	**0**	**0**

In line with Note A.4.14, the Group no longer identifies the fund for general banking risks as a separate balance sheet item but continues to compute the amount corresponding to this fund, according to last year methodology for disclosure purpose.

Evaluation of the amount representative of general banking risks:	31.12.2007	31.12.2006
Fund at beginning of the year	1 000 000 (*)	1 000 000 (**)

(*) Of which EUR '000 113 000 for Structured Finance Facility operations
(**) Of which EUR '000 40 000 for Structured Finance Facility operations

As at 31 December 2007, the general provisioning rates by Loan Grading categories are as follows:

Loan Grading	Provisioning rate for 2007	Provisioning rate for 2006
A°	0.00%	0.00%
A+	0.10%	0.10%
A-	0.20%	0.20%
B+	0.30%	0.30%
B-	0.50%	0.50%
C	1.00%	1.00%
D+	2.00%	2.00%
D-	3.00%	3.00%
E+	10.00%	10.00%
E-	25.00%	25.00%

Note M – "Interest and similar income" and "Interest expense and similar charges"

(in EUR '000)

M.1. Net interest income

	31.12.2007	31.12.2006
Interest and similar income		
Loans and advances to credits institutions and customers	13 252 385	11 381 994
Treasury bills eligible for refinancing with central banks and debt securities including fixed-income securities	709 903	583 418
Derivatives [1]	0	1 438 205
Interest subsidy from the E.U.	46 893	53 857
Cash in hand, balances with central banks and post office banks	344	1 975
Other	42 425	62 397
TOTAL	**14 051 950**	**13 521 846**
Interest expense and similar charges		
Debts evidenced by certificates	-12 059 580	-11 724 949
Derivatives [1]	-7 626	0
Interest on third party mandates	-42 610	-39 955
Amounts owed to credit institutions	-14 098	-9 782
Other	-64 693	-57 045
TOTAL	**-12 188 607**	**-11 831 731**
Net interest income	**1 863 343**	**1 690 115**

The table below sets out the net interest income relating to each class of financial assets and liabilities.

	31.12.2007	31.12.2006
Interest and similar income		
Trading	19 289	1 457 440
Designated at fair value through profit and loss	645 422	460 461
Held to maturity	527 869	346 987
Loans and receivables [2]	12 665 166	11 058 953
Available for sale	148 541	135 154
Non financial assets	45 663	62 851
TOTAL	**14 051 950**	**13 521 846**
Interest expense and similar charges		
Trading	-9 592	-10 676
Designated at fair value through profit and loss	-10 412 549	-10 117 942
Other financial liabilities	-1 657 092	-1 606 558
Non financial liabilities	-109 374	-96 555
TOTAL	**-12 188 607**	**-11 831 731**
Net interest income	**1 863 343**	**1 690 115**

[1] The interest income and expenses on derivatives are netted and amount to EUR '000 -7 626 as at 31 December 2007 (EUR '000 1 438 205 as at 31 December 2006).

[2] Including in this class of financial asset accrued interests on impaired loans as at 31 December 2007 which amount to EUR '000 7 832 (2006: EUR '000 7 110).

M.2. Geographical analysis of "Interest and similar income"

	31.12.2007	31.12.2006
Germany	2 356 560	2 064 696
Spain	1 833 671	1 383 077
Italy	1 456 260	1 109 762
France	1 437 073	1 268 043
United Kingdom	1 211 146	1 049 415
Portugal	698 928	637 323
Greece	533 178	514 423
Austria	292 310	231 919
Poland	287 992	213 364
Finland	227 245	183 542
Hungary	197 499	124 049
Belgium	187 366	156 679
Czech Republic	180 895	145 099
Denmark	152 085	157 826
Netherlands	151 539	148 943
Ireland	137 067	124 705
Sweden	123 075	106 849
Romania [2]	81 155	0
Slovenia	57 535	43 865
Slovak Republic	35 134	41 617
Luxembourg	34 002	36 915
Cyprus	29 550	25 426
Bulgaria [2]	17 465	0
Latvia	16 017	11 773
Estonia	6 753	5 688
Lithuania	5 204	7 621
Malta	348	339
Total	**11 747 052**	**9 792 958**
Outside the European Union [2]	795 520	792 035
	12 542 572	**10 584 993**
Income not analysed [1]	1 509 378	2 936 853
	14 051 950	**13 521 846**

[1] Income not analysed:		
1. Revenue from investment portfolio securities and ABS portfolio	289 436	210 086
2. Revenue from operational bond portfolios	80 419	55 463
3. Revenue from operational money market portfolio	340 001	317 914
4. Revenue from money-market operations	808 378	926 863
5. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	45 663	61 508
6. Adjustment on early repayments of loans	-54 519	-73 186
7. Net interest income on derivatives	0	1 438 205
	1 509 378	**2 936 853**

[2] The interest and similar income of the two New Member States in 2006 were included in "Outside the European Union»

Note N – Result on financial operations (in EUR '000)

N.1. Per nature of result

	31.12.2007	31.12.2006
Net result on derivatives under the fair value option	345 960	120 214
Net result on loans and associated swaps under the fair value option	-147 208	135 554
Net result on borrowings and associated swaps under the fair value option	-896 103	398 952
	-697 351	654 720
Value adjustment on operational treasury portfolio	-1 466	-8 845
Minority interest (Notes A.4.21 and H)	-17 316	-18 955
Foreign exchange gain/loss	37 334	93 116
Other financial operations	2 007	-3 733
TOTAL	-676 792	716 303

N.2. Per category of assets and liabilities

	31.12.2007	31.12.2006
Financial assets available-for-sale	0	847
Financial assets designated at fair value through profit and loss	-949 088	-1 180 487
Financial liabilities designated at fair value through profit and loss	493 328	6 136 450
Financial instruments held for trading	-208 496	-4 223 349
Other	-12 536	-17 158
	-676 792	716 303

Note O – Other operating income (in EUR '000)

	31.12.2007	31.12.2006
Income from advisory activities	20 369	14 402
Reversal of previous years' unutilized accruals	3 597	4 426
Other	2 560	10 053
	26 526	28 881

Note P – "Fee and commission income" and "Fee and commission expense" (in EUR '000)

P.1. Fee and commission income

	31.12.2007	31.12.2006
Commission on Investment Facility – Cotonou	32 756	33 912
Commission on other European Community institutions and EU countries	44 755	38 539
Commission on financial guarantees	8 413	16 847
	85 924	89 298

P.2. Fee and commission expense

	31.12.2007	31.12.2006
Commission expense	-1 842	-589

Note Q – General administrative expenses (in EUR '000)

	31.12.2007	31.12.2006
Salaries and allowances (*)	-171 690	-173 330
Welfare contributions and other social costs	-108 410	-124 890
Staff costs	**-280 100**	**-298 220**
Other general and administrative expenses	-85 880	-73 936
	-365 980	**-372 156**

(*) Of which the amount for members of the Management Committee is EUR '000 2 655 at 31 December 2007 and EUR '000 2 597 at 31 December 2006.

The number of persons employed by the Group was 1 569 at 31 December 2007 (1 475 at 31 December 2006).

Note R – Derivative financial instruments

R.1. Usage of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivative transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Asset swaps

Asset swaps are arranged for investments in bonds that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Group eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. The use of derivatives by the Bank is limited to the hedging of individual transactions in the area of borrowing and treasury activities and, to a minor degree, to asset and liability management.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps and short term forward stood at EUR 4 841 million at 31 December 2007, against EUR 5 602 million at 31 December 2006.

Long-term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 419 million at 31 December 2007 (2006: EUR 561 million).

In the Asset Liability Management of the Group

The Group's policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group.

Accordingly, the Group:

- has adopted an own funds investment profile ensuring a stable and high flow of income;

- manages residual interest rate risks in relation to this investment profile.

With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps).

Macro hedging swaps used as part of asset/liability management are marked to market (fair value) in accordance with IAS 39.

R.2. Fair value of derivative financial instruments

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involves the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2007 (in EUR million)

	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Derivatives related to borrowings	0	0	204 219	2 573	18 931	-1 353	223 150	1 220
Derivatives related to loans	0	0	39 627	-176	2 718	-228	42 345	-404
Derivatives related to assets portfolio	0	0	64	-1	0	0	64	-1
Derivatives related to Asset Liability Management	0	0	54 675	-4 686	0	0	54 675	-4 686
Derivatives related to asset backed securities	0	0	132	1	0	0	132	1
Forward foreign exchange contracts	0	0	4 841	-18	0	0	4 841	-18
Futures contracts	419	3	0	0	0	0	419	3
Overnight indexed Swaps	0	0	6 000	2	0	0	6 000	2
Guarantees associated to derivatives	0	0	0	0	1 268	-2	1 268	-2
Total	**419**	**3**	**309 558**	**-2 305**	**22 917**	**-1 583**	**332 894**	**-3 885**

Derivatives by valuation method as at 31 December 2006 (in EUR million)

	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non observable market inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Derivatives related to borrowings	0	0	192 033	3 471	19 210	-1 010	211 243	2 461
Derivatives related to loans	0	0	29 298	-1 069	1 427	-31	30 725	-1 100
Derivatives related to assets portfolio	0	0	126	-2	0	0	126	-2
Derivatives related to Asset Liability Management	0	0	61 586	-2 425	188	-10	61 774	-2 435
Derivatives related to asset backed securities	0	0	18	1	0	0	18	1
Forward foreign exchange contracts	0	0	5 602	-48	0	0	5 602	-48
Futures contracts	561	3	0	0	0	0	561	3
Guarantees associated to derivatives	0	0	0	0	876	-1	876	-1
Total	**561**	**3**	**288 663**	**-72**	**21 701**	**-1 052**	**310 925**	**-1 121**

Quoted prices for EIB's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever is possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cashflows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

Note S – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison by category of the carrying amounts and fair values of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

	Carrying value 2007	Fair value 2007	Unrecognized gain/loss 2007	Carrying value 2006	Fair value 2006	Unrecognized gain/loss 2006
Financial assets						
Loans and receivables	241 329	224 381	- 16 948	240 043	225 154	- 14 889
Financial assets held for trading	9 566	9 566	0	9 474	9 474	0
Financial assets designated at fair value through P/L	43 523	43 523	0	32 315	32 315	0
Financial assets – Available for sale	5 364	5 364	0	5 868	5 868	0
Financial assets – Held to maturity	9 499	9 486	- 13	9 104	9 105	1
Financial liabilities						
Financial liabilities held for trading	12 946	12 946	0	9 903	9 903	0
Financial liabilities designated at fair value through P/L	231 449	231 449	0	221 386	221 386	0
Financial liabilities measured at amortised cost	29 065	29 836	- 771	31 666	32 805	- 1 139
Total unrecognized change in unrealised fair value			**- 17 732**			**- 16 027**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities.

Assets for which fair value approximates carrying value

For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without an available market price the fair values are estimated using valuation techniques or models, based whenever is possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cashflows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involves the use of non-market observable inputs.

	Quoted market price 2007	Valuation techniques – market observable input 2007	Valuation techniques – non market observable input 2007	Total 2007		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	508	8 563	495	9 566	0	9 566
Financial assets designated at fair value through P/L	0	40 576	2 947	43 580	-57	43 523
Financial investments – Available for sale	2 090	1 039	2 235	5 364	0	5 364
Total	**2 598**	**50 178**	**5 677**	**58 510**	**-57**	**58 453**
Financial liabilities						
Financial liabilities held for trading	0	10 866	2 080	0	12 946	12 946
Financial liabilities designated at fair value through P/L	203 353	16 147	11 949	-738	232 187	231 449
Total	**203 353**	**27 013**	**14 029**	**-738**	**245 133**	**244 395**

	Quoted market price 2006	Valuation techniques – market observable input 2006	Valuation techniques – non market observable input 2006	Total 2006		
				Positive fair value	Negative fair value	Total
Financial assets						
Financial assets held for trading	695	8 155	624	9 474	0	9 474
Financial assets designated at fair value through P/L	0	32 202	113	32 359	-44	32 315
Financial investments – Available for sale	4 045	20	1 803	5 868	0	5 868
Total	**4 740**	**40 377**	**2 540**	**47 701**	**-44**	**47 657**
Financial liabilities						
Financial liabilities held for trading	0	8 227	1 676	0	9 903	9 903
Financial liabilities designated at fair value through P/L	201 671	10 508	9 207	-697	222 083	221 386
Total	**201 671**	**18 735**	**10 883**	**-697**	**231 986**	**231 289**

Change in fair value of financial instruments designated at fair value through profit and loss using a valuation technique based on non market observable input, due to alternative assumptions

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at FVPL are determined has been quantified as a reduction of approximately EUR 32 million using less favourable assumptions and an increase of approximately EUR 75 million using more favourable assumptions for 31 December 2007 and a reduction of approximately EUR 21 million using less favourable assumptions and an increase of approximately EUR 70 million using more favourable assumptions for 31 December 2006.

Financial assets designated at fair value through profit and loss

Included in financial asset designated at fair value through profit and loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the loans and advances to customers and to credit institutions designated at fair value through profit and loss amounts to EUR 43 523 million (2006: EUR 32 315 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group’s counterparts amounts to a gain of EUR 2.98 million (2006: gain of EUR 0.45 million) and the change for the current year is a gain of EUR 2.53 million (2006: gain of EUR 0.45 million). The changes in fair value of financial assets designated at fair value through profit and loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit and loss.

Financial liabilities designated at fair value through profit and loss

The financial liabilities designated at fair value through profit and loss are debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

Due to the solid membership support and the Group’s prudent financial policies, the Group’s credit ratings and the outlooks published by all the reference rating agencies did not change during the last years. In this context, the cumulative changes in fair value of financial liabilities designated at fair value through profit and loss attributable to changes in the Group’s credit risk and the change of the current year aren’t material in 2006.

Because of the actual “subprime crisis” and the subsequent “flight to quality” of investors on the securitization and bond market, there has been an improvement in the perception of credit risk of the Group with respect to other players in the Capital Markets, that can be seen in the substantial change in the credit spreads of the Group with an important impact on the prices of quoted borrowings. The change in fair value of its quoted financial liabilities designated at fair value through profit and loss attributable to change on credit risk of the Group, which amounted to a value adjustment of EUR 1 024 million as at 31 December 2007 in accordance with IAS 39, has been calculated by determining the result of the changes in the quoted fair value minus the changes in fair value due to market risk based on valuation techniques.

The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit and loss is EUR 5 186 million less than the carrying amount.

Note T – Risk management

This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

• Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk;

• Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices;

• Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price.

Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund.

T.1. Risk Management Organisation

T.1.1. Risk Management Organisation of the Bank

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks.

The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources.

The Risk Management Directorate (RM) has, since November 2003, initially been structured around two departments – namely the Credit Risk (CRD) and the ALM, Derivatives, Financial and Operational Risk (FRD) Departments – and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. To prepare for post-signature management of riskier transactions resulting from its “take-more-risk” strategy, the Bank created in 2007 the Transaction Management & Restructuring department within RM. In doing so, the Bank will separate the EU-post signature operational activity from that of providing second opinions.

RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors.

To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created.

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process.

An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks.

T.1.1.1. Risk measurement and reporting system

The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur.

Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes.

T.1.1.2. The Bank’s financial risk tolerance

As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework.

As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested.

With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore that all material financial risks are hedged.

Following best market practice, all new types of transaction introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits.

T.1.1.3. Sustainability of revenue and self-financing capacity

The Bank’s ALM policy forms an integral part of the Group’s overall financial risk management. It reflects the expectations of the three main stakeholders of the Bank (i.e. the Bank’s shareholders, the Bank’s borrowers and the financial markets) in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term.

To achieve these aims, the ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on trends in interest rates.

This is accomplished by targeting a duration for the Bank’s own funds of between 4.5-5.5 years.

T.1.2. Risk Management Organisation of the Fund

Venture Capital and Garantees operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME.

The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations.

Risk Management and Monitoring (RMM) independently reports directly to the Chief Executive. This segregation of duties and the “four-eyes” principle ensures an unbiased review of the Fund’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters.

RMM is divided into two main areas: venture capital and for portfolio guarantees & securitisation activities. Each of these encompass a Risk Management team and an Ad-

ministration and Monitoring team, adding to a total of four teams within RMM.

The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines.

T.1.2.1. Risk assessment venture capital

For its venture capital business, over the last years, the Fund staff has developed a tool-set to design, manage and monitor portfolios tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (“GEM”), which allows the Fund to better assess and verify funds’ valuations and expected performance. This effort, supported by the development of a proprietary IT system and an integrated software (front to back), improves the investment decision-making process and the management of the portfolio’s financial risks and of liquidity.

Under its venture capital operations, the Fund is a fund of funds, taking minority equity participations in funds managed by independent teams in order to catalyse further commitments from a wide range of investors. The Group’s venture capital (“VC”) operations include investments in early-stage and seed capital, but also increasingly in well-established funds targeting mid- and later-stage investments, which, generally speaking, have a lower risk profile.

T.1.2.2. Risk assessment guarantees

The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs.

For its guarantee & securitisation business, over the last years, the Fund’s staff has developed a tool-set to analyse portfolio guarantee and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, Guarantees & Securitisation, within the Investments department, assigns an internal rating to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly.

T.2. Credit risk

T.2.1. Credit risk policies

Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk.

The EIB’s policies on credit risk are approved by the Bank’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least as high as that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The Bank’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction.

As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates.

Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive from its shareholders.

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

T.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements.

	Maximum exposure 2007 (in EUR million)	Maximum exposure 2006 (in EUR million)
Financial assets		
Loans and receivables	241 329	240 043
Financial assets held for trading	9 566	9 474
Financial assets designated at fair value through P/L	43 523	32 315
Financial assets – Available for sale	5 364	5 868
Financial assets – Held to maturity	9 499	9 104
Non financial assets	466	555
Total	**309 747**	**297 359**
Off-balance-sheet		
Contingent liabilities	3 773	3 119
Commitments		
- Undisbursed loans	53 607	53 572
- Undisbursed Venture Capital operations	1 421	1 406
- Other	771	564
Total	**59 572**	**58 661**
Total credit risk exposure	**369 319**	**356 020**

Where financial instruments are recorded at fair value, the amounts shown above represent maximum risk exposure that could arise in the future as a result of change in values.

For more detail on the maximum credit exposure to credit risk for each class of financial instrument, references shall be made to the specific notes.

T.2.3. Credit risk on loans

T.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

In line with best practice in the banking sector, an internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. At the EIB, LGs reflect the present value of the estimated level of the "expected loss", this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks
- as help in distributing monitoring efforts
- as a description of the loan's portfolio quality at any given date
- as a benchmark for calculating the annual additions to the Fund for general banking risks
- as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

i) The borrower's creditworthiness: RM/CRD independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default probabilities, the lower the value of the guarantee and therefore the lower the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used.

iv) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading.

v) The loan’s duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan’s expected loss is computed by combining the five elements discussed above. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below.

A Prime quality loans: there are three sub-categories. A° comprises EU sovereign risks, that is loans granted to - or fully, explicitly and unconditionally guaranteed by - Member States where no repayment difficulties are expected. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration.

B High quality loans: these represent an assets class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring.

C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement.

D This rating class represents the borderline between “acceptable quality” loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated D- require heightened monitoring.

E This LG category includes loans that in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, they require careful, close and high monitoring. The sub-classes E+ and E- differentiate the intensity of this special monitoring process, with those operations graded E- being in a position where there is a strong possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss.

F F (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Group are graded F and a specific provision is applied.

Generally, loans internally graded D- or below are placed on the Watch List. However, under the Structured Finance Facility (SFF) and the Special Femip Envelope (SFE), a limited amount of credit exposures with an original LG of D- or less can be accepted. A dedicated reserve of EUR 1 250m is set aside to meet the higher credit risks implied by such operations.

In addition to the deal-by-deal analysis of each loan, the Group, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Group’s loan book. The EIB has also developed an internal rating methodology (IRM) to determine the internal ratings of all its counterpart exposures. The methodology is based on a system of scoring sheets.

T.2.3.2. Loans secured by Guarantees of the Community budget or the Member States

Loans outside the Community (apart from Risk Sharing loans and article 18 Facilities, and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility) are, in the last resort, secured by guarantees of the Community budget or the Member States (the Guarantees). In South Africa, Latin America and Asia, Southern Mediterranean, Eastern Europe, Southern Caucasus and Russia the guarantee is provided by the Community, and in African, Caribbean and Pacific (ACP) countries as well as OCTs, the loans are benefiting from the Member States guarantee. Operations focus primarily on the infrastructure, energy and the environment sectors, as well as supporting SMEs through credit lines to intermediaries (Global Loans).

In accordance with the terms of the Guarantees, the Community and the Member States secure up to 65%, 75 % and 100 % of a pool of signed 1 operations, which - in view of the traditionally low disbursed vs. signed operations ratio outside the EU - result in an effective full coverage of the Group’s disbursed exposure. For this reasons, the Group deems the credit risk associated to each individual loan as fully risk covered and therefore the Guaranteed portfolio is not included in the section T.2.3 analysing the credit risk exposure of the Group’s lending activities.

Falling into this category, the total amount of loans signed as at 31 December 2007 amounts to EUR 23 809 million

(1) Under the new Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all Community guaranteed operations signed on and after 17 April 2007 shall be covered up to 65 % of “the aggregate amount of credits disbursed”. As of 31 December 2007, the disbursed exposure under the new Guarantee Agreement amounted to Eur 93.38 million. The residual risk borne by the Group in connection with operations shall be assessed and monitored by the Group yearly, on a portfolio basis, starting 2008. In addition, underwriting and monitoring of such operations are based on the fundamental credit rules and procedures.

(2006: EUR 23 374 million) including an undisbursed amount of EUR 9 180 million (2006: EUR 9 473 million).

T.2.3.3. Analysis of lending credit risk exposure

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk, excepted the loans secured by guarantees of the Community budget or the Member States.

2007 (in EUR million)		Guarantor				Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State		
Borrower	Corporate	36 944	26 912	4 750	14 089	82 695	15 270
	Bank	14 691	39 342	41 100	9 922	105 055	10 399
	Public	4 173	1 094	26 011	16 965	48 243	11 782
	State	0	0	0	18 138	18 138	6 975
Total disbursed		**55 808**	**67 348**	**71 861**	**59 114**	**254 131**	**44 426**
Signed not disbursed		**9 691**	**8 780**	**12 798**	**13 157**	**44 426**	

2006 (in EUR million)		Guarantor				Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State		
Borrower	Corporate	32 382	25 664	4 084	14 709	76 839	18 119
	Bank	15 123	38 991	42 194	11 342	107 650	9 216
	Public	4 318	1 316	21 390	15 291	42 315	11 776
	State	0	0	0	16 911	16 911	4 989
Total disbursed		**51 823**	**65 971**	**67 668**	**58 253**	**243 715**	**44 100**
Signed not disbursed		**10 175**	**9 614**	**12 719**	**11 592**	**44 100**	

T.2.3.3.1. Credit quality on loans

The overall credit quality of risk portfolio continues to present an excellent profile, with loans internally graded A to C representing 97.2 % of the loan portfolios as at 31 December 2007, compared with 96.8 % at end-2006. The share of loans internally graded D+, the lowest acceptable internal grading for standard loan operations, was 1.8 % (2006: 2.7 %) of the loan portfolio, corresponding to EUR 5.3 billion (2006: EUR 7.8 billion).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality
- Financial collaterals
- Mortgages, claims on revenues etc.

All credit risk mitigation instruments accepted by the Bank have been defined in the Credit Risk Policy Guidelines.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2006 and 31 December 2007 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2007 (in EUR million)		Sovereign (*)	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Past Due / Impaired (**)	Total
		A0, P	A to B-	C	D+	D- and below (*)		
Borrower	Corporate	15 158	56 860	18 041	5 289	2 226	390	97 964
	Bank	8 155	101 640	5 297	19	343	0	115 454
	Public	18 657	40 532	836	0	0	0	60 025
	State	22 874	0	2 240	0	0	0	25 114
TOTAL		**64 844**	**199 032**	**26 414**	**5 308**	**2 569**	**390**	**298 557**

2006 (in EUR million)		Sovereign (*)	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Past Due / Impaired (**)	Total
		A0, P	A to B-	C	D+	D- and below (*)		
Borrower	Corporate	16 187	53 112	17 319	7 139	965	236	94 958
	Bank	9 442	99 326	7 809	155	133	0	116 865
	Public	17 129	35 432	1 269	261	0	0	54 091
	State	21 208	0	493	200	0	0	21 901
TOTAL		**63 966**	**187 870**	**26 890**	**7 755**	**1 098**	**236**	**287 815**

(*) Including loans guaranteed by EU Member States as well as loans under the Pre-Accession Facility

(**) As at 31 December 2006 and 31 December 2007, the Group holds no past due loans. Furthermore, during the 2006 and 2007 years, the Group did not take possession of collateral it hold as security on past due loans.

During the 2006 and 2007 years, there were no defaults or breaches on existing loans payable and the Group does not maintain any restructured loans in its risk portfolio.

With the decision in favour of the Internal Ratings Based approach of Basel II, the Group has introduced an internal rating methodology in 2006. A considerable amount of the counterparts have already been rated according to this model. The table below shows a breakdown of the Group's loan portfolio by the rating of the borrower, based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis.

Credit risk exposure for each internal risk rating

The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

	Rating Grade	Moody's equiv. grade	1-y history Def. rate	2007 (in EUR million)		2006 (in EUR million)	
				Exposures Signed	Weighted Exposures [1]	Exposures Signed	Weighted Exposures [1]
No rating available	n/a	n/a	0%	0	0	2 838	1 072
Internal Rating 1	1	Aaa	0%	27 812	2 405	30 573	2 491
Internal Rating 2	2+	Aa1	0%	30 677	3 100	23 229	4 913
	2	Aa2	0%	33 930	14 415	36 070	11 033
	2-	Aa3	0%	30 273	12 070	32 651	13 720
Internal Rating 3	3+	A1	0%	36 459	14 476	34 945	12 502
	3	A2	0%	32 497	11 650	34 750	13 781
	3-	A3	0%	28 876	16 218	12 913	9 128
Internal Rating 4	4+	Baa1	0%	30 513	16 136	38 343	15 805
	4	Baa2	0%	5 681	2 561	3 130	1 657
	4-	Baa3	0%	31 711	15 856	28 912	12 270
Internal Rating 5	5+	Ba1	0%	1 405	823	1 715	1 604
	5	Ba2	0%	1 568	1 114	962	480
	5-	Ba3	0%	1 411	736	968	436
Internal Rating 6	6+	B1	0%	4 940	1 921	5 638	2 046
	6	B2	0%	93	74	74	25
	6-	B3	0%	623	312	0	0
Internal Rating 7	7	C	0%	88	14	104	16
TOTAL				**298 557**	**113 881**	**287 815**	**102 979**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

T.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

	2007 (in EUR million)		2006 (in EUR million)	
	Exposures Signed	Weighted Exposures [1]	Exposures Signed	Weighted Exposures [1]
EU [*]	291 519	110 866	282 530	100 410
Thereof :				
- Germany	46 523	12 268	47 103	11 721
- Spain	47 188	12 408	44 998	11 498
- Italy	40 061	19 392	38 945	17 242
- France	33 632	14 956	33 055	14 137
- United Kingdom	25 550	17 946	26 246	17 242
ENLARGEMENT COUNTRIES [**]	4 207	1 753	2 813	1 267
PARTNER COUNTRIES [***]	2 831	1 262	2 472	1 302
TOTAL	**298 557**	**113 881**	**287 815**	**102 979**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

[*] Including loans outside the EU approved by the Board of Governors according to Article 18 of the Bank's Statute as well as loans in EFTA countries

[**] Enlargement Countries as per end 2006 include Albania, Bosnia and Herzegovina, Bulgaria, Croatia, FYROM, Romania, Serbia and Montenegro, and Turkey.

[***] Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

	2007 (in EUR million)		2006 (in EUR million)	
	Exposures Signed	Weighted Exposures (1)	Exposures Signed	Weighted Exposures (1)
Energy	24 240	17 771	21 897	15 360
Transport	32 806	10 158	33 634	9 902
Telecommunications	662	355	562	216
Water and sewerage	10 011	5 795	9 835	6 227
Miscellaneous Infrastructure	2 465	902	2 237	882
Agriculture, forestry and fisheries	45	23	90	45
Industry	13 759	11 119	13 375	8 961
Services	210 513	66 327	202 553	59 974
Health and education	4 056	1 431	3 632	1 412
TOTAL	**298 557**	**113 881**	**287 815**	**102 979**

(1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates), or broadly those applied within the 1988 BIS Capital Accord and EU Capital Adequacy Directive.

The principle of risk diversification is at the core of sound banking practices. The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2006 and 31 December 2007:

End-of-Period		2007	2006
Largest Nominal and Risk-Weighted Group Exposures (*)			
Nominal Exposures (% of EIB Loan Portfolio)			
	- Top 3	8.2%	8.5%
	- Top 5	11.7%	12.1%
	- Top 10	18.8%	19.4%
Number of Exposures (% of EIB Own Funds)			
	- over 10%	13	13
	- over 15%	6	6
	- over 20%	2	3
Number of SSSR Exposures over 5% of EIB Own Funds (**)			
		2	3
Sum of all Large Risk-Weighted Exposures (% of EIB Own Funds) (***)			
		85%	86%

(*) Including also the net market exposure of treasury operations

(**) The terms "single signature" and "single risk" (or for brevity, "unsecured" or "SSSR") loans are used to indicate those lending operations where the EIB, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(***) The EIB defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the EIB's own funds. This definition applies to single individual borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by, Member States.

T.2.3.4. Collaterals on loans

Among other credit mitigant instruments, the Group also uses pledges of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The Group does not have right to sell or repledge them. The portfolio of collaterals received in pledge contracts amounts to EUR 11 123 million (2006: EUR 8 940 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 3 446 million (2006: EUR 2 629 million). None of these collaterals has been sold or re-pledged to third parties.

T.2.4. Credit risk on treasury transactions

T.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity; (ii) operational bond portfolios, as a second liquidity line; and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see A.4.7.2.).

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions and short-term derivatives. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group various treasury portfolios as at 31 December 2007 and 31 December 2006:

Credit Risk Exposures as at 31 December 2007 (in EUR million) (based on book values)

	Short term external rating	Long term external rating				Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months						
Deposits	0	60	4 454	6 691	0	11 205
Triparty Reverse Repos	0	0	2 504	2 108	0	4 612
Discount papers, Bonds	576	0	417	1 063	136	2 192
A2 Portfolio max Maturity 18 months	40	0	60	948	706	1 754
Total Monetary Treasury Assets	**616**	**60**	**7 435**	**10 810**	**842**	**19 763**
Repartition	3%	0%	38%	55%	4%	100%
B1 Portfolio	0	0	11	296	934	1 241
B2 Portfolio	0	0	0	109	53	162
B3 Portfolio	0	0	75	151	279	505
BH Portfolio (futures)	0	0	0	3	0	3
EIF - AFS	0	0	0	16	113	129
Total Operational Bond Portfolios	**0**	**0**	**86**	**575**	**1 379**	**2 040**
Repartition	0%	0%	4%	28%	68%	100%
Investment Portfolio	**0**	**54**	**308**	**697**	**1 518**	**2 577**
Repartition	0%	2%	12%	27%	59%	100%
Assets backed securities	**0**	**0**	**56**	**186**	**4 488**	**4 730**
Repartition	0%	0%	1%	4%	95%	100%
Total Treasury Funds	**616**	**114**	**7 885**	**12 268**	**8 227**	**29 110**
Repartition	2%	0%	27%	42%	29%	100%

Credit Risk Exposures as at 31 December 2006 (in EUR million) (based on book values)						
	Short term external rating	Long term external rating				Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max Maturity 3 months						
Deposits	0	46	3 048	5 770	163	9 027
Triparty Reverse Repos	0	0	1 181	4 390	0	5 571
Discount papers, Bonds	2 848	0	116	473	37	3 474
A2 Portfolio max Maturity 18 months	0	0	135	1 245	1 306	2 686
Total Monetary Treasury Assets	**2 848**	**46**	**4 480**	**11 878**	**1 506**	**20 758**
Repartition	14%	0%	22%	57%	7%	100%
B1 Portfolio	0	0	0	267	1 038	1 305
B2 Portfolio	0	0	0	102	53	155
B3 Portfolio	0	0	69	193	430	692
BH Portfolio (futures)	0	0	0	3	0	3
EIF - AFS	0	0	2	0	49	51
Total Operational Bond Portfolios	**0**	**0**	**71**	**565**	**1 570**	**2 206**
Repartition	0%	0%	3%	26%	71%	100%
Investment Portfolio	**0**	**124**	**333**	**885**	**1 554**	**2 896**
Repartition	0%	4%	11%	31%	54%	100%
Assets backed securities	**0**	**0**	**0**	**67**	**2 667**	**2 734**
Repartition	0%	0%	0%	2%	98%	100%
Total Treasury Funds	**2 848**	**170**	**4 884**	**13 395**	**7 297**	**28 594**
Repartition	10%	1%	17%	47%	25%	100%

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

As part of its treasury management activities, the Group holds investments in capital guaranteed notes, the coupons of which embed options on the performance of funds of hedge funds. As at 31 December 2007, the total nominal amount of such notes, that are part of the operational bond portfolio stood at EUR 150 million (market value of EUR 162 million).

T.2.4.2. Collateral on treasury transactions

Part of treasury transactions are tripartite reverse repurchase agreements, for an amount of EUR 4 612 million (2006: EUR 5 571 million). These transactions are governed by a Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral and valuations parameters. The exposure is fully collateralized, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

The Bank also makes use of master netting agreements with counterparties.

As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or re-pledge. The fair value of the securities accepted under theses terms as at December 31, 2007 amounts to EUR 4 611 million (2006: EUR 5 886 million). None of these securities has been sold or re-pledged to third parties in 2006 and 2007. During the 2006 and 2007 years, the Group did not take possession of any of the above mentioned collaterals.

T.2.4.3. Securities lending activity

The market value of the bonds lent in the securities lending activities is at the end of 2007 of EUR 965 million (2006: EUR 936 million). These transactions are governed by an agreement signed with Northern Trust and the exposure arising from these transactions is fully collateralised, with daily margin calls.

As part of the securities lending agreement, the Group receives securities, it is allowed to sell or repledge. The fair value of the collateral portfolio at 31 December 2007, accepted under these terms, amounts to EUR 992 million (2006: EUR 964 million). None of these securities has been sold or re-pledged to third parties in 2006 and 2007.

T.2.5. Credit risk on derivatives

T.2.5.1. Credit risk policies for derivatives

The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with the majority of its swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The Group has the right of early termination if the rating drops below a certain level.

Limits have been set in terms of:

• Total net present value of derivatives exposure with a counterparty;

• Unsecured exposure to a counterparty;

• Specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

Collateralisation:

• Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

• Very complex and illiquid transactions require collateralisation over and above the current market value.

• Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

The main types of collateral obtained are cash or securities.

The market value of the collateral is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

T.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional amount.

The notional amount is a derivative’s underlying contract amount and is the basis upon which changes in the value of derivatives are measured. It provides an indication of the underlying volume of business transacted by the Group but does not provide any measure of risk. The majority of derivatives are negotiated as to amount, tenor and price, between the Group and its counterparties, whether other professionals or customers (OTC).

In the Group's case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the "current exposure" method recommended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive fair value or replacement value of the contracts, increased by the potential risks (add-on), contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

Positive replacement value represents the cost to the Group of replacing all transactions with a fair value in the Group's favour if all the relevant counterparties of the Group were to default at the same time, and transactions could be replaced instantaneously. Negative replacement value is the cost to the Group's counterparties of replacing all their transactions with the Group where the fair value is in their favour if the Group were to default. The total positive and negative replacement values are included in the consolidated balance sheet separately.

The following table reports the nominal amount of the portfolio of Derivatives covered by ISDA agreements, as well as the exposure measured through the BIS I methodology.

End of period	2007 (EUR million)	2006 (EUR million)
Nominal Value of outstanding Derivatives	331 207	309 488
Total BIS I Credit Risk Equivalent (after netting)	5 101	5 002
Weighted BIS I Credit Risk Equivalent (after netting)	1 007	985
Gross Exposure (after netting)	2 012	2 206
Total Net Market Exposure [1]	670	606

[1] Positive exposure net of collaterals received.

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if this amount is positive; in the case the amount is negative, the Net Market Exposure is null. It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

The major part of derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated A1 or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS I Swaps (in EUR million)	
Moody's or equivalent rating	2007	2006	2007	2006	2007	2006
Aaa	3.3%	5.5%	0	0	64	186
Aa1 to Aa3	86.1%	74.2%	649	563	4 366	3 843
A1	8.7%	16.0%	19	41	504	601
A2 to A3	1.9%	4.3%	2	2	165	370
Non-rated	0.0%	0.0%	0	0	2	2
Total	**100.0%**	**100.0%**	**670**	**606**	**5 101**	**5 002**

The following tables show the maturities of currency swaps (excluding short-term currency swaps) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk:

Currency swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	8 326	30 182	19 480	12 965	70 953
Net discounted value	-1 012	-1 766	-2 021	-315	-5 114
Credit risk (BIS I weighted)	53	423	311	277	1 064

Currency swaps at 31.12.2006 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2006
Notional amount	8 888	23 471	15 784	11 148	59 291
Net discounted value	-1 215	-908	-447	-6	-2 576
Credit risk (BIS I weighted)	49	250	256	289	844

Interest rate swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	27 759	83 255	70 634	67 863	249 511
Net discounted value (*)	198	689	-411	724	1 200
Credit risk (BIS I weighted)	76	361	571	903	1 911

Interest rate swaps at 31.12.2006 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2006
Notional amount	37 278	84 434	61 385	60 691	243 788
Net discounted value	178	156	-1 175	2 148	1 307
Credit risk (BIS I weighted)	70	334	327	1 085	1 816

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives, since according to IAS39, CDS are treated as derivatives, however, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS I, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

As at 31 December 2007, notional amounts of EUR 419 million (2006: EUR 561 million) of futures contracts and EUR nil of Forward Rate Agreements (2006: EUR 823 million), with respective fair values of EUR 2.9 million (2006: EUR 2.6 million) and EUR nil (2006: EUR 0.2 million) and a maturity less than 1 year are outstanding.

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are associated entirely with swap contracts with opposite market risk.

The "fair value" of "plain vanilla" swap transactions is their market value. For structured deals, the "fair value" is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. From the portfolio of structured deals with embedded options, 222 swaps amounting to EUR 3 318 million of notional are Power Reverse Dual Currency. Their 'fair value' is EUR -219 million. These transactions are very dependent on the exchange rate USD/JPY and have embedded options allowing for an early termination. An appreciation of 5 % of the USD with respect to JPY will imply a 'fair value' of EUR -187 million, that is, an increase of EUR 32 million. At the same time it increases the probability of their early termination by the counterparty. The rest of structured deals include a variety transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

T.2.5.3. Collateral received for derivative transactions

As part of the ISDA and AFB agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under theses terms as at 31 December 2007 amounts to EUR 1 550 million (2006: EUR 2 002 million) of which none has been sold or re-pledged to third parties.

During the 2006 and 2007 years, the Group did not take possession of any of these collaterals.

The collateral received for derivatives business amounts to EUR 1 550 million (2006: EUR 2 002 million, with the following composition:

Swap Collateral (in EUR million)

Moody's or equivalent rating	Bonds				Cash	Total 2007
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	865	0	0	0	0	865
Aa1 to Aa3	4	0	0	0	0	4
A1	224	0	0	0	0	224
Below A1	124	0	0	0	0	124
Non-Rated	0	0	0	0	333	333
Total 2007	**1 217**	**0**	**0**	**0**	**333**	**1 550**

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2006
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	1 095	28	0	5	0	1 128
Aa1 to Aa3	21	0	0	0	0	21
A1	590	0	0	0	0	590
Below A1	50	0	0	0	0	50
Non-Rated	0	0	0	0	213	213
Total 2006	**1 756**	**28**	**0**	**5**	**213**	**2 002**

T.3. Liquidity risk

Funding liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to inability to meet payment obligations out of readily available liquid resources. Such an inability may force the Group to borrow at unattractive conditions. As such, the funding liquidity risk for the Group is related to the cost of borrowing and to capital market conditions.

T.3.1. Liquidity risk management

Liquidity risk management of the Bank

The main objective of liquidity policy is to assure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursement takes place at the borrower's request.

Liquidity risk is managed prudently as, in contrast to commercial banks, the Bank does not have the natural sources of liquidity from the deposits of clients, nor recourse to central banks. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. Furthermore, adequate levels of liquidity contribute to the Bank's financial stability and investors and rating agencies pay special attention to it.

The Bank further assures sound management of liquidity risk by maintaining a sufficient level of liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank 's year-end total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25 % of the average forecast net annual cash flows for the following year.

Liquidity risk management of the Fund

The liquidity risk is managed in such a way as to protect the value of the paid-in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk.

T.3.2. Liquidity risk measurement (in EUR million)

The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows).

Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Maturity (at 31 December 2007)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Fair value adjustment	Total 2007
ASSETS							
Cash in hand, balances with central banks and post office banks	27	0	0	0	0	0	27
Treasury bills eligible for refinancing with central banks	65	180	1 060	968	0	0	2 273
Other loans and advances:							
- Current accounts	286	0	0	0	0	0	286
- Others	15 793	24	0	0	0	0	15 817
	16 079	24	0	0	0	0	16 103
Loans and advances to:							
- Credit institutions	1 686	6 246	41 948	61 335	0	1 109	112 324
- Customers	1 949	7 358	43 376	102 498	0	1 217	156 398
	3 635	13 604	85 324	163 833	0	2 326	268 722
Debt securities including fixed-income securities	2 400	1 160	3 733	3 723	0	0	11 016
Positive replacement values	0	0	0	0	0	9 061	9 061
Other assets	0	0	0	0	3 606	0	3 606
Total assets	**22 206**	**14 968**	**90 117**	**168 524**	**3 606**	**11 387**	**310 808**
LIABILITIES							
Amounts owed to credit institutions	339	2	1	0	0	0	342
Debts evidenced by certificates	13 796	30 034	87 234	123 157	0	5 951	260 172
Negative replacement values	0	0	0	0	0	12 946	12 946
Capital, reserves and profit	0	0	0	0	34 572	0	34 572
Other liabilities	0	0	0	0	2 776	0	2 776
Total liabilities	**14 135**	**30 036**	**87 235**	**123 157**	**37 348**	**18 897**	**310 808**
Contingent liabilities	0	0	0	0	3 773	0	3 773
Commitments	0	0	0	0	55 799	0	55 799
Total Off Balance Sheet	**0**	**0**	**0**	**0**	**59 572**	**0**	**59 572**

Maturity (at 31 December 2006)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Fair value adjustment	Total 2006
ASSETS							
Cash in hand, balances with central banks and post office banks	15	0	0	0	0	0	15
Treasury bills eligible for refinancing with central banks	119	169	1 253	1 161	0	0	2 702
Other loans and advances:							
- Current accounts	210	0	0	0	0	0	210
- Others	14 570	28	0	0	0	0	14 598
	14 780	28	0	0	0	0	14 808
Loans and advances to:							
- Credit institutions	2 226	6 051	41 002	65 303	0	1 265	115 847
- Customers	1 459	7 046	39 935	91 411	0	1 837	141 688
	3 685	13 097	80 937	156 714	0	3 102	257 535
Debt securities including fixed-income securities	4 157	1 543	3 138	2 447	0	6	11 291
Positive replacement values	0	0	0	0	0	8 782	8 782
Other assets	0	0	0	0	3 670	0	3 670
Total assets	**22 756**	**14 837**	**85 328**	**160 322**	**3 670**	**11 890**	**298 803**
LIABILITIES							
Amounts owed to credit institutions	213	3	3	0	0	0	219
Debts evidenced by certificates	20 123	21 579	97 551	107 323	0	6 257	252 833
Negative replacement values	0	0	0	0	0	9 903	9 903
Capital, reserves and profit	0	0	0	0	33 208	0	33 208
Other liabilities	0	0	0	0	2 640	0	2 640
Total liabilities	**20 336**	**21 582**	**97 554**	**107 323**	**35 848**	**16 160**	**298 803**
Contingent liabilities	0	0	0	0	3 119	0	3 119
Commitments	0	0	0	0	55 542	0	55 542
Total Off Balance Sheet	**0**	**0**	**0**	**0**	**58 661**	**0**	**58 661**

The "investment portfolio" [Note B] consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity. See also Note A.4.7.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2009 - 2010 would amount to EUR 18.3 billion.

T.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

T.4.1. Market risk management

Market risk for the Bank :

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk and ALM Policy Guidelines" (FRPG). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insuf-

to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process.

Market risk for the Fund:

The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 50% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

T.4.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

Interest rate risk management for the Bank:

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to movements in the funding or lending spread of the Bank.

The Bank manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

T.4.2.1. Interest rate risk for the Bank’s trading portfolios (excluding financial assets and financial liabilities designated at fair value through profit and loss)

The trading portfolio managed by the Treasury department is made up of the B3 and the BH portfolios. The B3 portfolio consists of EU sovereign securities with maturities up to 10Y and aims at tracking the iBOXX EUR 1-3 YEAR Eurozone Sovereign Index. The BH portfolio also called ‘Bond Hedge Portfolio’, which contains all the derivatives transactions, is used to hedge/fine-tune the interest rate exposure resulting from the treasury asset allocation decisions.

The IR risk taken in the trading portfolio B3 and the hedging portfolio BH is quantified using the Value-at-Risk (VaR) methodology. The VaR measure estimates the loss that the portfolio is expected not to exceed over a given time horizon with a defined level of confidence. The Bank measures the VaR of the B3 and BH portfolios using a 99% confidence level and a one-day time horizon. The VaR computation is based on the so-called Risk-metrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held in the B3 and BH portfolios (i.e. bonds and hedging futures), the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are supplied by an external data provider (Datametrics) and are based on historical market data, which could lead to under (over) estimate the VaR whenever market volatility increases (decreases). As of December 31, 2007, the interest rate VaR of the B3 and BH portfolios stood at EUR 0.22 million (2006: EUR 0.19 million).

T.4.2.2. Interest rate risk for the Own funds of the Group (Economic perspective)

EIB’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth, and given the existing accounting principles. This overall objective is achieved through a combination of: Investing EIB’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

In order to measure and manage its interest rate risk position, the Bank uses NPV sensitivity indicators, which quantify the impact on all cash flows resulting from shifts in interest rates. The sensitivity figures are presented per currency and for tenors ranging within specified “time buckets”.

The following table displays, for the main currencies, the sensitivity of all the positions of the Group except the trading portfolio B3 and the related hedging portfolio BH as at 31 December 2007 and 31 December 2006:

At 31/12/2007		Sensitivity of the economic value of own funds (EUR million)						
Currency	Increase in bp	[0-1y]	[2-3y]	[4-6y]	[7-11y]	[12-20y]	[+20y]	Total
EUR	+100	-57	-200	-418	-604	-335	2	-1 612
GBP	+75	2	-5	11	-8	1	-8	-7
USD	+50	0	-2	-2	-12	-2	-9	-27

At 31/12/2007		Sensitivity of the economic value of own funds (EUR million)						
Currency	Decrease in bp	[0-1y]	[2-3y]	[4-6y]	[7-11y]	[12-20y]	[+20y]	Total
EUR	-100	57	204	436	657	388	-3	1 739
GBP	-75	-2	5	-12	9	-1	10	9
USD	-50	0	2	2	12	2	10	28

At 31/12/2006		Sensitivity of the economic value of own funds (EUR million)						
Currency	Increase in bp	[0-1y]	[2-3y]	[4-6y]	[7-11y]	[12-20y]	[+20y]	Total
EUR	+100	-49	-193	-403	-576	-349	12	-1 558
GBP	+75	-2	10	-4	3	-5	-5	-3
USD	+50	1	0	-2	-6	6	0	-1

At 31/12/2006		Sensitivity of the economic value of own funds (EUR million)						
Currency	Decrease in bp	[0-1y]	[2-3y]	[4-6y]	[7-11y]	[12-20y]	[+20y]	Total
EUR	-100	49	194	403	577	349	-12	1 560
GBP	-75	2	-10	4	-3	5	5	3
USD	-50	-1	0	2	6	-6	0	1

The 2006 figures in above table are derived from sensitivity figures computed on a "+1 basis point" shift scenario. The 2007 figures, computed on a new risk system, are based on curves incorporating the full magnitude of the shifts, allowing a better representation of the interest rate sensitivity of own funds.

The Risk Management department quantifies the VaR of own funds (for all positions including the B3 and BH portfolios and based on both IR and FX factors) and reports it to the Management Committee for information.

The Bank measures the VaR of the Group's positions using a 99% confidence level and a one-day time horizon. The VaR computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The use of historical data could lead to under (over) estimate the VaR whenever market volatility increases (decreases). More generally, VaR does not purport to measure the worst loss that could be experienced. For this reason, the VaR is complemented by regular stress testing. As at 31 December 2007, the VaR of the Group amounted to EUR 124 million (2006: EUR 86 million).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cashflows level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2006 and 31 December 2007, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31/12/2007	Pay Currency							
	CZK	EUR	GBP	PLN	SKK	TWD	USD	Total
EUR Pay Notional (EUR million)	-295	-7 191	-148	-57	-69	-40	-14 033	-21 833
Average maturity date	14/01/2016	24/07/2018	23/09/2035	05/05/2026	14/08/2023	27/12/2010	14/01/2030	15/01/2026
Average expected maturity	06/02/2013	13/12/2016	17/05/2012	20/04/2020	24/05/2018	26/07/2010	21/04/2017	04/02/2017

31/12/2006	Pay Currency							
	CZK	EUR	GBP	JPY	PLN	SKK	USD	Total
EUR Pay Notional (EUR million)	-313	-6 799	-30	-41	-20	-34	-8 787	-16 024
Average maturity date	23/10/2015	30/10/2017	23/09/2035	22/01/2032	05/05/2026	29/08/2023	01/08/2023	14/01/2021
Average expected maturity	17/11/2010	14/04/2016	01/03/2011	11/04/2023	19/12/2018	25/08/2016	10/02/2014	01/01/2015

By risk factor involved:

31/12/2007	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	-3 582	-15 418	-2 833	-21 833
Average maturity date	20/12/2031	11/06/2025	19/10/2021	15/01/2026
Average expected maturity	20/09/2025	28/06/2014	15/05/2020	04/02/2017

31/12/2006	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	-4 122	-9 263	-2 639	-16 024
Average maturity date	07/07/2031	03/03/2016	02/10/2021	14/01/2021
Average expected maturity	02/06/2017	02/05/2012	01/08/2020	01/01/2015

T.4.2.3. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that EIB accepts within the approved limits.

With the positions in place as of 31 December 2007, the Earnings would increase by EUR 11.2 million (2006: 11.1 million) if interest rate increase by 100 basis points and decrease by EUR 11.6 million (2006: 9.9 million) if interest rates decrease by 100 basis points.

The EIB computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realizes the new loan business forecasted in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the EIB on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

T.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. An FX hedging program was set up in 2004 in order to protect the known loan margins in USD and in GBP for the next 3 years.

T.4.3.1. Exchange position

Currency (at 31 December 2007)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2007
ASSETS						
Cash in hand, balances with central banks and post office banks	1	26	0	0	26	27
Treasury bills eligible for refinancing with central banks	2 273	0	0	0	0	2 273
Other loans and advances:						
- Current accounts	233	11	23	19	53	286
- Others	9 418	1 649	4 008	742	6 399	15 817
	9 651	1 660	4 031	761	6 452	16 103
Loans and advances to:						
- Credit institutions	63 423	20 280	25 703	2 918	48 901	112 324
- Customers	120 875	17 678	9 761	8 084	35 523	156 398
	184 298	37 958	35 464	11 002	84 424	268 722
Debt securities including fixed-income securities	7 783	1 861	1 146	226	3 233	11 016
Positive replacement values	9 061	0	0	0	0	9 061
Other assets	2 960	289	191	166	646	3 606
Total assets	**216 027**	**41 794**	**40 832**	**12 155**	**94 781**	**310 808**
LIABILITIES						
Amounts owed to credit institutions	291	0	51	0	51	342
Debts evidenced by certificates:						
- Debt securities in issue	111 133	59 473	58 752	29 921	148 146	259 279
- Others	207	613	0	73	686	893
	111 340	60 086	58 752	29 994	148 832	260 172
Negative replacement values	67 516	- 18 353	- 18 069	- 18 148	- 54 570	12 946
Capital, reserves and profit	34 572	0	0	0	0	34 572
Other liabilities	2 319	63	94	300	457	2 776
Total liabilities	**216 038**	**41 796**	**40 828**	**12 146**	**94 770**	**310 808**
Net position as at 31.12.2007	**- 11**	**-2**	**4**	**9**	**11**

Currency (at 31 December 2006)	EURO	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euros	Total 2006
ASSETS						
Cash in hand, balances with central banks and post office banks	1	14	0	0	14	15
Treasury bills eligible for refinancing with central banks	2 702	0	0	0	0	2 702
Other loans and advances:						
- Current accounts	170	5	16	19	40	210
- Others	8 126	196	4 772	1 504	6 472	14 598
	8 296	201	4 788	1 523	6 512	14 808
Loans and advances to:						
- Credit institutions	62 318	21 997	29 438	2 094	53 529	115 847
- Customers	104 993	17 371	11 778	7 546	36 695	141 688
	167 311	39 368	41 216	9 640	90 224	257 535
Debt securities including fixed-income securities	7 313	1 876	2 053	49	3 978	11 291
Positive replacement values	8 782	0	0	0	0	8 782
Other assets	3 108	300	197	65	562	3 670
Total assets	**197 513**	**41 759**	**48 254**	**11 277**	**101 290**	**298 803**
LIABILITIES						
Amounts owed to credit institutions	215	0	4	0	4	219
Debts evidenced by certificates:						
- Debt securities in issue	104 117	58 985	61 200	27 441	147 626	251 743
- Others	305	599	0	186	785	1 090
	104 422	59 584	61 200	27 627	148 411	252 833
Negative replacement values	57 373	-17 916	-13 048	-16 506	-47 470	9 903
Capital, reserves and profit	33 208	0	0	0	0	33 208
Other liabilities	2 299	88	98	155	341	2 640
Total liabilities	**197 517**	**41 756**	**48 254**	**11 276**	**101 286**	**298 803**
Net position as at 31.12.2006	**-4**	**3**	**0**	**1**	**4**	

T.4.3.2. Foreign exchange risk management

In compliance with its statutes, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the P&L account by keeping FX positions within the limits approved by the Management Committee.

The following tables report the effect of a possible movement of FX rate (against the euro) on the net present value of the Group positions denominated in GBP and USD (for EIF the analysis was limited to the treasury portfolios) as at 31 December 2007 and 31 December 2006:

Currency	Change in FX rate	Effect on the economic value of own funds (EUR million) 2007
USD	+15%	+68
GBP	+5%	+13

Currency	Change in FX rate	Effect on the economic value of own funds (EUR million) 2006
USD	+15%	+15
GBP	+5%	-10

T.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

Equity price risk management for the Bank

Equity price risk is not a risk that the Bank actively takes as a part of its mission. Equity price risk is limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; equity-like investments in the Structured Finance Facility; participation in the EBRD) and shares that have been received in the context of a financial restructuring of a publicly-quoted or privately held company the Group has lent to. In consideration of the exceptionality of said investments, the Bank generally segregates these exposures from the rest of the balance sheet by using of specific provisions such as capital reserves. These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. These value indications must be used in compliance with recommended best practices.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2006 and 31 December 2007) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

(in EUR '000)	Change in equity price 2007 %	Effect on Own Funds 2007 in EUR '000	Change in equity price 2006 %	Effect on Own Funds 2006 in EUR '000
Venture Capital Operations	+10	126 310 [3]	+10	102 759
EBRD shares	+10	37 205	+10	29 854
Eurotunnel	+65 [2]	31 819	n/a [1]	n/a [1]
Infrastructure Funds	+10	5 617	+10	2 345

[1] As of 31 December 2006, the Group held a total number of 58 971 193 Eurotunnel shares, for a value of EUR 21 955 023. As market prices were not available since April 28, 2006 and the shares were subject to a restructuring process, a reasonably possible change in the relevant risk variable could not be reliably estimated.

[2] 65 percent corresponds to one annualised standard deviation of the daily returns of the Eurotunnel Shares on the quoted market. One annualised standard deviation has been applied to calculate the sensitivity of all the Eurotunnel positions (shares, Warrants and ORAs) held by the Bank as of 31 December 2007.

[3] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

T.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment. The EIF is currently in the process of rolling out its own operational risk methodology which will be consistent with that of the Bank.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

Note U – Accounting classifications and fair values of financial assets and liabilities
(in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities.

31 December 2007	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks		0	0	0	27	0	0	0	27
Debt securities portfolio	B	505	0	9 499	0	3 285	0	0	13 289
Loans and advances to credit institutions and to customers	C/D	0	43 523	0	241 302	0	0	0	284 825
Shares and other variable-yield securities	E	0	0	0	0	2 079	0	0	2 079
Intangible assets	F	0	0	0	0	0	0	4	4
Property, furniture and equipment	F	0	0	0	0	0	0	286	286
Other assets	H/S	9 061	0	0	0	0	0	145	9 206
Prepayments and accrued income		0	0	0	0	0	0	31	31
		9 566	43 523	9 499	241 329	5 364	0	466	309 747
Amounts owed to credit institutions	I	0	0	0	0	0	342	0	342
Debts evidenced by certificates	J	0	231 449	0	0	0	28 723	0	260 172
Other liabilities	H/S	12 946	0	0	0	0	0	1 466	14 412
Accruals and deferred income	G	0	0	0	0	0	0	271	271
Provisions	K	0	0	0	0	0	0	1 039	1 039
		12 946	231 449	0	0	0	29 065	2 776	276 236

31 December 2006	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks		0	0	0	15	0	0	0	15
Debt securities portfolio	B	692	0	9 104	0	4 197	0	0	13 993
Loans and advances to credit institutions and to customers	C/D	0	32 315	0	240 028	0	0	0	272 343
Shares and other variable-yield securities	E	0	0	0	0	1 671	0	0	1 671
Intangible assets	F	0	0	0	0	0	0	5	5
Property, furniture and equipment	F	0	0	0	0	0	0	220	220
Other assets	H/S	8 782	0	0	0	0	0	249	9 031
Prepayments and accrued income		0	0	0	0	0	0	81	81
		9 474	32 315	9 104	240 043	5 868	0	555	297 359
Amounts owed to credit institutions	I	0	0	0	0	0	219	0	219
Debts evidenced by certificates	J	0	221 386	0	0	0	31 447	0	252 833
Other liabilities	H/S	9 903	0	0	0	0	0	1 352	11 255
Accruals and deferred income	G	0	0	0	0	0	0	344	344
Provisions	K	0	0	0	0	0	0	945	945
		9 903	221 386	0	0	0	31 666	2 641	265 596

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value, for non financial assets and non financial liabilities.

31 December 2007	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total Fair value
Cash in hand, balances with central banks and post office banks	0	0	0	27	0	0	0	27
Debt securities portfolio	505	0	9 486	0	3 285	0	0	13 276
Loans and advances to credit institutions and to customers	0	43 523	0	224 354	0	0	0	267 877
Shares and other variable-yield securities	0	0	0	0	2 079	0	0	2 079
Intangible assets	0	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	0	286	286
Other assets	9 061	0	0	0	0	0	145	9 206
Prepayments and accrued income	0	0	0	0	0	0	31	31
	9 566	**43 523**	**9 486**	**224 381**	**5 364**	**0**	**466**	**292 786**
Amounts owed to credit institutions	0	0	0	0	0	342	0	342
Debts evidenced by certificates	0	231 449	0	0	0	29 494	0	260 943
Other liabilities	12 946	0	0	0	0	0	1 466	14 412
Accruals and deferred income	0	0	0	0	0	0	271	271
Provisions	0	0	0	0	0	0	1 039	1 039
	12 946	**231 449**	**0**	**0**	**0**	**29 836**	**2 776**	**277 007**

31 December 2006	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total Fair value
Cash in hand, balances with central banks and post office banks	0	0	0	15	0	0	0	15
Debt securities portfolio	692	0	9 105	0	4 197	0	0	13 994
Loans and advances to credit institutions and to customers	0	32 315	0	225 139	0	0	0	257 454
Shares and other variable-yield securities	0	0	0	0	1 671	0	0	1 671
Intangible assets	0	0	0	0	0	0	5	5
Property, furniture and equipment	0	0	0	0	0	0	220	220
Other assets	8 782	0	0	0	0	0	249	9 031
Prepayments and accrued income	0	0	0	0	0	0	81	81
	9 474	**32 315**	**9 105**	**225 154**	**5 868**	**0**	**555**	**282 471**
Amounts owed to credit institutions	0	0	0	0	0	219	0	219
Debts evidenced by certificates	0	221 386	0	0	0	32 586	0	253 972
Other liabilities	9 903	0	0	0	0	0	1 352	11 255
Accruals and deferred income	0	0	0	0	0	0	344	344
Provisions	0	0	0	0	0	0	945	945
	9 903	**221 386**	**0**	**0**	**0**	**32 805**	**2 641**	**266 735**

The table below sets out the maximum exposure to credit risks of each of the Group's classes and categories of assets and liabilities.

31 December 2007	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total maximum Exposure
Cash in hand, balances with central banks and post office banks	0	0	0	27	0	0	0	27
Debt securities portfolio	505	0	9 499	0	3 285	0	0	13 289
Loans and advances to credit institutions and to customers	0	46 200	0	292 232	0	0	0	338 432
Shares and other variable-yield securities	0	0	0	0	2 079	0	0	2 079
Intangible assets	0	0	0	0	0	0	4	4
Property, furniture and equipment	0	0	0	0	0	0	286	286
Other assets	9 061	0	0	0	0	0	145	9 206
Prepayments and accrued income	0	0	0	0	0	0	31	31
	9 566	46 200	9 499	292 259	5 364	0	466	363 354

31 December 2006	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Other financial liabilities	Non financial assets/ liabilities	Total maximum Exposure
Cash in hand, balances with central banks and post office banks	0	0	0	15	0	0	0	15
Debt securities portfolio	692	0	9 104	0	4 197	0	0	13 993
Loans and advances to credit institutions and to customers	0	34 757	0	291 158	0	0	0	325 915
Shares and other variable-yield securities	0	0	0	0	1 671	0	0	1 671
Intangible assets	0	0	0	0	0	0	5	5
Property, furniture and equipment	0	0	0	0	0	0	220	220
Other assets	8 782	0	0	0	0	0	249	9 031
Prepayments and accrued income	0	0	0	0	0	0	81	81
	9 474	34 757	9 104	291 173	5 868	0	555	350 931

Note V – Segment reporting

The Group considers that lending constitutes its prime main business segment and venture capital operations to be its secondary main business segment: its organisation and entire management systems are mainly designed to support the lending and venture Capital business.

Consequently, the determining factors for segment reporting are:

• primary determining factor: lending and venture capital as the main business segments;

• secondary determining factor: lending in terms of geographical spread.

Information to be disclosed under the heading of geographical segment reporting is given in the following notes:

• interest and similar income by geographical area (Note M.2);

• lending by country in which projects are located (Note D.3);

• tangible and intangible assets by country of location (Note F).

Note W – Commitments, Contingent Liabilities, pledged assets and other memorandum items (in EUR ‘000)

The Group utilizes various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfill its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

The assets pledged by the Group are strictly for the purpose of providing collateral for the counterparty and amount as at December 31, 2007 to EUR 1.61 million (2006: EUR 1.89 million) in relation to its activities on Futures (classified as Held to Maturity) and to EUR 965 million (2006: EUR 851 million) in relation to its Securities Lending activities (classified as Held to maturity, AFS, and trading). The pledged assets will be returned to the Group when the underlying transaction is terminated but, in the event of the Group’s default, the counterparty is entitled to apply the collateral in order to settle the liability.

As at December 31, 2007 and 2006, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2007		31.12.2006
Commitments:				
EBRD capital (Note E)				
- uncalled		442 500		442 500
Undisbursed loans (Note D)				
- credit institutions	12 341 869		11 247 729	
- customers	41 264 752		42 324 173	
		53 606 621		**53 571 902**
Undisbursed venture capital operations (Note E)		1 420 516		1 406 469
Undisbursed infrastructure funds (Note E)		233 620		121 283
Undisbursed investment funds (Note E)		95 000		0
Guarantees:				
In respect of loans granted by third parties		3 757 557		3 099 816
In respect of venture capital operations		15 463		19 056
Fiduciary operations (Note A.4.19)		7 700 241		7 671 940
Assets held on behalf of third parties (Note A.4.20)				
CIP/SMEG 2007	35 255		0	
CIP/GIF 2007	36 448		0	
SME Guarantee Facility	71 886		80 051	
European Technology Facility	28 510		79 689	
Map Equity	91 773		121 348	
Guarantee Fund treasury management	1 152 974		1 379 698	
Investment Facility – Cotonou	1 077 418		710 544	
Map guarantee	118 671		115 906	
Seed Capital Action	185		185	
Preparatory Action	17		2 035	
Special Section	1 785 151		1 982 216	
RSFF	132 154		0	
EU-Africa	41 549		0	
HIPC	43 221		0	
FEMIP	32 911		29 841	
Bundesministerium für Wirtschaft und Technologie	19		7	
		4 648 142		**4 501 520**
Special deposits for service of borrowings (*)		129 428		193 872
Securities portfolio				
Securities receivable		0		146 285
Interest-rate swap and deferred rate-setting contracts (Note R & T)		249 510 574		243 788 117
Currency swap contracts payable (Note R & T)		80 992 893		67 706 110
Currency swap contracts receivable (Note R & T)		75 549 044		64 658 046
Put option granted to EIF minority shareholders (Note A.4.21)		319 045		237 141
Borrowings arranged but not yet signed		401 574		313 396
Swaps arranged but not yet signed		94		0
Securities lent (Note B)		936 629		927 972
Future contracts (Note R & T)		419 307		561 346
Forward rate agreements (Note R & T)		0		822 861
FX Forwards (Note R & T)		245 330		234 647
Overnight indexed swaps (Note R & T)		6 000 000		0
Credit default swaps		97 843		15 751

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note X – Capital and Reserves

X.1. Share capital and share premium

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Bank's capital.

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and connexed amounts, normally in several equal instalments in the course of a plurian-nual period. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 10 and 12 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. Voting powers in the Bank's Management Committee are not based on the Bank's capital criterion.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State are not foreseen by the legal provisions currently in force.

X.2. Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004, the total amount to be paid to capital and reserves by the ten new member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 30 September 2007 have been entirely settled.

As at 1 January 2007, the subscribed capital has increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57,7 million), and also their share of the Reserves and General Provisions (EUR 172,9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 31 May 2007 have been entirely settled.

The related net receivable from the Member States is shown in the consolidated balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

In EUR '000	31.12.2007	31.12.2006
Subscribed capital called but not paid (nominal value)	306 514	426 679
Net present value adjustment	- 11 648	- 17 090
Subscribed capital called but not paid (carrying value)	**294 866**	**409 589**
Receivable reserve called but not paid (nominal value)	798 295	1 078 300
Net present value adjustment	- 31 658	- 43 189
Receivable reserve called but not paid (carrying value)	**766 637**	**1 035 111**
	1 061 503	**1 444 700**

X.3. Capital management

Even though the EIB is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market "best practice". In particular, this applies to the new banking regulation ("Basel II"), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006).

The implementation of the "Advanced Internal Ratings Based Approach (Advanced IRB)" for credit risk and Advanced Measurement Approach (AMA) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (CSSF).

In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

The resulting estimate of the Basel II ratio at end-2007 is 37% to be compared with the minimum 8% ratio.

Note Y – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2007 and 31 December 2006:

	31.12.2007	31.12.2006
NON-EURO CURRENCIES OF EU MEMBER STATES		
Pound sterling	0.733350	0.6715
Danish kroner	7.4583	7.4560
Swedish kronor	9.4415	9.0404
Cyprus pound	0.585274	0.57820
Czech koruna	26.628	27.485
Estonian kroon	15.6466	15.6466
Hungarian forint	253.73	251.77
Lithuanian litas	3.4528	3.4528
Latvian lats	0.6964	0.6972
Maltese lira	0.4293	0.4293
Polish zloty	3.5935	3.8310
Slovak koruna	33.583	34.435
NON-COMMUNITY CURRENCIES		
United States dollars	1.4721	1.3170
Swiss francs	1.6547	1.6069
Japanese yen	164.93	156.93
Canadian dollars	1.4449	1.5281
Australian dollars	1.6757	1.6691
Hong Kong dollars	11.4800	10.2409
New Zealand dollars	1.9024	1.8725
Iceland krona	91.90	93.13
Moroccan dirham	11.3203	11.1256
Mauritania ouguiya	364.72	351.51
Norvegian krone	7.9580	8.2380
South African rand	10.0298	9.2124

Note Z – Post-Balance Sheet Events

On a proposal from the Management Committee, the Board of Directors reviewed these consolidated Financial Statements on 11 March 2008 and decided to submit them to the Governors for approval at their meeting to be held on 3 June 2008.

STATEMENT OF SPECIAL SECTION (1)

as at 31 December 2007 (in EUR '000)

ASSETS	31.12.2007	31.12.2006
Turkey		
From resources of Member States		
Disbursed loans outstanding (2)	14 631	17 657
Mediterranean Countries		
From resources of the European Community		
Disbursed loans outstanding	150 859	161 441
Risk capital operations		
- amounts to be disbursed	170 085	151 609
- amounts disbursed	218 050	210 891
	388 135	362 500
Total (3)	**538 994**	**523 941**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Community		
Yaoundé Conventions		
Loans disbursed	17 626	18 700
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total (4)	**18 045**	**19 119**
Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	144 405	260 064
- amounts disbursed	1 056 938	1 147 689
	1 201 343	1 407 753
Operations from other resources		
-amounts to be disbursed	7 274	9 838
-amounts disbursed	4 864	3 908
	12 138	13 746
Total (5)	**1 213 481**	**1 421 499**
TOTAL	**1 785 151**	**1 982 216**

LIABILITIES	31.12.2007	31.12.2006
Funds under trust management		
Under mandate from the European Communities		
- Financial Protocols with the Mediterranean Countries	368 909	372 332
- Yaoundé Conventions	18 045	19 119
- Lomé Conventions	1 056 938	1 147 689
- Other resources under the Lomé Conventions	4 864	3 908
	1 448 756	1 543 048
Under mandate from Member States	14 631	17 657
Total	**1 463 387**	**1 560 705**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	170 085	151 609
On operations from risk capital resources under the Lomé Conventions	144 405	260 064
On operations from other resources under the Lomé Conventions	7 274	9 838
Total	**321 764**	**421 511**
TOTAL	**1 785 151**	**1 982 216**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2007 = 764 994 (at 31.12.2006: 835 003)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2007 = 115 476 (at 31.12.2006:122 412)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		21 784
less:	cancellations	215	
	repayments	412 837	
			-413 052
			14 631

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			841 007
less:	exchange adjustments	13 109	
	cancellations	62 118	
	repayments	226 786	
			- 302 013
			538 994

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483	
- contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	133 200	
			- 134 958
			18 045

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:			
- conditional and subordinated loans		3 121 877	
- equity participations		120 984	
Initial amount:			3 242 861
add:	capitalised interest		7 372
less:	cancellations	578 112	
	repayments	1 420 980	
	exchange adjustments	49 798	
			-2 048 890
			1 201 343
Loans from other resources:			
Initial amount:			17 838
less:	cancellations	2 690	
	repayments	2 824	
	exchange adjustments	186	
			-5 700
			12 138
			1 213 481

Independent Auditor’s Report

To the chairman of the Audit Committee of

EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the accompanying consolidated financial statements of the European Investment Bank, which show a profit to be appropriated of EUR 843.206 million and a total balance sheet of EUR 310,808.421 million and which comprise the consolidated balance sheet as at December 31, 2007, the consolidated income statement, the statement of movements in consolidated own funds, the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes to the consolidated financial statements.

Management Committee’s responsibility for the consolidated financial statements

The Management Committee is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain type of companies, banks and other financial institutions and insurance undertakings. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

Responsibility of the “Réviseur d’Entreprises”

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg “Institut des Réviseurs d’Entreprises”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the “Réviseur d’Entreprises”, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the “Réviseur d’Entreprises” considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management Committee, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the European Investment Bank as of December 31, 2007, of its consolidated financial performance, of its movements in consolidated own funds and of its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards and with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings.

March 12, 2008

ERNST & YOUNG

Société Anonyme

Réviseur d’Entreprises

Alain KINSCH Bernard LHOEST

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee on the EIB consolidated financial statements

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports,

noted that the opinion of Ernst & Young on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2007 is unqualified,

convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration,

and considering

the consolidated financial statements for the financial year ending on 31 December 2007 as drawn up by the Board of Directors at its meeting on 11 March 2008,

that the foregoing provides a reasonable basis for its statement and,

Articles 22, 23 & 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated income statement, the statement of movements in consolidated own funds, the consolidated cash flow statement and the notes to the consolidated financial statements give a true and fair view of the financial position of the Bank as at 31 December 2007 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 12 March 2008

The Audit Committee

M. DALLOCCHIO C. KARMIOS O. KLAPPER

EIB

Financial Statements

Results for the Year

The Bank’s profit for the financial year 2007 stands at EUR 1 633 million, which, compared to an ordinary result of EUR 1 591 million for 2006, represents an increase of EUR 43 million or 3%. It should be noted that an additional contribution from the sum released from the Fund for general banking risks amounting to EUR 975 million produced a final balance on the profit and loss account of EUR 2 566 million for the year ended 31 December 2006.

Operating income increased by EUR 127 million to EUR 1 684 million, whereas interest income, at EUR 1 872 million, rose by EUR 109 million.

The main factors influencing the results either positively or negatively are as follows:

Positive impacts:

• The average interest rate on outstanding loans increased by 0.58 percentage points to 4.86%, whereas the average interest rate on outstanding debt increased by 0.61 percentage points to 4.64%.

• The average interest rate on outstanding treasury assets increased by 0.42 percentage points to 4.32%.

• The value adjustment on venture capital operations provided a profit of EUR 22.1 million, against a profit of EUR 2.2 million in 2006.

• An amount of EUR 64.9 million was released following the restructuring, during 2007, of loan assets for which a specific provision was established. This amount compares favourably with the credit loss expense of EUR 61.5 million resulting from the restructuring.

Negative impacts:

• Value adjustments on loans amounted to EUR 19.6 million, up from EUR 3.8 million in 2006.

The cost of general administrative expenses, depreciations, amortisations and extraordinary charges increased by EUR 22.9 million or 6 % to EUR 379 million. This was due mainly to an EUR 11.3 million rise in other administrative costs, while staff costs increased slightly by some 3.6 % or EUR 9.8 million.

Other salient facts:

• The volume of disbursed loans increased by 18 % to EUR 43.4 billion.

• The volume of loan signatures increased by 4 % to EUR 47.8 billion.

• The volume of borrowings before swaps cashed in the calendar year 2007 increased by 21 % versus 2006 to EUR 54.5 billion.

• The Bank issued a Climate Awareness Bond for EUR 600 million. The proceeds of the bond were earmarked for future projects in the fields of renewable energy and energy efficiency, thereby supporting climate protection. In 2007, the proceeds were placed in a segregated sub-portfolio invested in money market instruments within the EIB’s treasury, pending disbursement. As at 31 December 2007, EUR 108.2 million had been committed to projects and EUR 2 million had been disbursed.

Appropriation of the result for the year 2007 in 2008:

On the basis of the EIB 2007 statutory accounts and acting on a proposal from the Management Committee, the Board of Directors recommends that the Board of Governors appropriate the balance of the profit and loss account for the year ended 31 December 2007, which amounts to EUR 1 633 460 081, to the Additional Reserves.

It is recommended that an amount of EUR 1 500 000 000 be transferred from the Additional Reserves to the Funds allocated to the Structured Finance Facility.

It is also recommended that an amount of EUR 73 364 730 resulting from the value adjustment on venture capital operations be transferred from the Additional Reserves to the Funds allocated to venture capital operations. Following this transfer, the balance of the Funds allocated to venture capital operations will amount to EUR 1 764 304 801 and the Additional Reserves to EUR 5 305 876 121.

Balance sheet

as at 31 December 2007 (in EUR '000)

Assets		31.12.2007		31.12.2006
1. Cash in hand, balances with central banks and post office banks		27 318		14 676
2. Treasury bills eligible for refinancing with central banks (Note B)		2 126 591		2 551 274
3. Loans and advances to credit institutions				
a) repayable on demand	264 388		183 956	
b) other loans and advances (Note C)	15 476 020		14 497 629	
c) loans (Note D.1)	111 215 441		114 581 860	
		126 955 849		129 263 445
4. Loans and advances to customers				
a) loans (Note D.1)	155 222 398		140 034 385	
b) specific provisions (Note D.3)	-41 550		-86 917	
		155 180 848		139 947 468
5. Debt securities including fixed-income securities (Note B)				
a) issued by public bodies	451 974		548 751	
b) issued by other borrowers	10 068 851		10 278 098	
		10 520 825		10 826 849
6. Shares and other variable-yield securities (Note E)		1 395 666		1 223 151
7. Participating Interests (Note E)		479 272		276 989
8. Intangible assets (Note F)		3 972		5 131
9. Property, furniture and equipment (Note F)		280 257		214 597
10. Other assets				
a) sundry debtors (Note H)	125 211		238 804	
		125 211		238 804
11. Subscribed capital and receivable reserves, called but not paid (Note Y)		1 104 809		1 504 979
12. Prepayments and accrued income (Note I)		3 653 733		3 090 211
Total Assets		**301 854 351**		**289 157 574**

Off-balance-sheet items		31.12.2007		31.12.2006
Commitments				
- EBRD capital (Note E)				
- uncalled		442 500		442 500
- EIF capital (Note E)				
- uncalled		1 457 600		979 200
- Undisbursed loans (Notes D and W)				
- credit institutions	12 341 869		11 247 729	
- customers	41 264 752		42 324 173	
		53 606 621		53 571 902
- Undisbursed venture capital operations (Note E)		1 252 992		1 255 633
- Undisbursed infrastructure funds (Note E)		233 620		121 283
- Undisbursed investment funds (Note E)		95 000		0
Guarantees (Note D)				
- In respect of loans granted by third parties		149 779		48 500
- In respect of venture capital operations		15 463		19 056
EIF treasury management		799 946		543 168
Guarantee Fund treasury management		1 152 974		1 379 698

The accompanying notes form an integral part of these financial statments

Liabilities	31.12.2007		31.12.2006	
1. Amounts owed to credit institutions (Note J)				
a) with agreed maturity dates or periods of notice	341 718		218 927	
		341 718		218 927
2. Debts evidenced by certificates (Note K)				
a) debt securities in issue	253 328 921		245 485 435	
b) others	892 400		1 090 202	
		254 221 321		246 575 637
3. Other liabilities				
a) sundry creditors (Note H)	1 141 002		1 144 477	
b) sundry liabilities	16 838		15 332	
c) foreign exchange neutralization on currency swap contracts (Note K)	5 458 234		3 062 164	
		6 616 074		4 221 973
4. Accruals and deferred income (Notes G and I)		5 030 476		4 478 135
5. Provisions for liabilities and charges				
a) pension plans and health insurance scheme (Note L)	1 097 574		979 827	
b) provision for guarantees issued in respect of venture capital operations	5 781		5 781	
		1 103 355		985 608
6. Capital (Note Y)				
- Subscribed	164 808 169		163 653 737	
- Uncalled	-156 567 760		-155 471 050	
		8 240 409		8 182 687
7. Reserves				
a) reserve fund	16 480 817		16 365 374	
b) additional reserves	5 245 781		2 649 498	
		21 726 598		19 014 872
8. Funds allocated to structured finance facility		1 250 000		1 250 000
9. Funds allocated to venture capital operations		1 690 940		1 663 824
10. Profit for the financial year		1 633 460		2 565 911
Total Liabilities		**301 854 351**		**289 157 574**

Off-balance-sheet items	31.12.2007	31.12.2006
Special deposits for service of borrowings (Note S)	129 428	193 872
Securities receivable	0	146 285
Nominal value of interest rate swap contracts (Note V.1)	249 510 574	243 788 117
Nominal value of currency swap contracts payable (Note V)	80 992 893	67 706 110
Nominal value of currency swap contracts receivable (Note V)	75 549 044	64 658 046
Nominal value of credit default swaps	97 843	15 751
Nominal value of put option granted to EIF minority shareholders (Note E.2)	319 045	237 141
Borrowings arranged but not yet signed	401 574	313 396
Swaps arranged but not yet signed	94	0
Securities lending (Note B)	858 762	842 740
Futures contracts (Note V)	419 307	561 346
Forward rate agreement	0	822 861
FX forward (Note V)	245 330	234 647
Nominal value of overnight Indexed swaps (Note V)	6 000 000	0

Statement of Special Section [(1)]

as at 31 December 2007 (in EUR '000)

Assets	31.12.2007	31.12.2006
Turkey		
From resources of Member States		
Disbursed loans outstanding [(2)]	14 631	17 657
Mediterranean Countries		
From resources of the European Community		
Disbursed loans outstanding	150 859	161 441
Risk capital operations		
- amounts to be disbursed	170 085	151 609
- amounts disbursed	218 050	210 891
	388 135	362 500
Total [(3)]	**538 994**	**523 941**
African, Caribbean and Pacific States and Overseas Countries and Territories		
From resources of the European Community		
- **Yaoundé Conventions**		
Loans disbursed	17 626	18 700
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**18 045**	**19 119**
- **Lomé Conventions**		
Operations from risk capital resources:		
- amounts to be disbursed	144 405	260 064
- amounts disbursed	1 056 938	1 147 689
	1 201 343	1 407 753
Operations from other resources		
- amounts to be disbursed	7 274	9 838
- amounts disbursed	4 864	3 908
	12 138	13 746
Total [(5)]	**1 213 481**	**1 421 499**
TOTAL	**1 785 151**	**1 982 216**

Liabilities	31.12.2007	31.12.2006
Funds under trust management		
Under mandate from the European Communities		
- Financial Protocols with the Mediterranean Countries	368 909	372 332
- Yaoundé Conventions	18 045	19 119
- Lomé Conventions	1 056 938	1 147 689
- Other resources under the Lomé Conventions	4 864	3 908
	1 448 756	1 543 048
Under mandate from Member States	14 631	17 657
Total	**1 463 387**	**1 560 705**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	170 085	151 609
On operations from risk capital resources under the Lomé Conventions	144 405	260 064
On operations from other resources under the Lomé Conventions	7 274	9 838
Total	**321 764**	**421 511**
TOTAL	**1 785 151**	**1 982 216**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EC mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions: at 31.12.2007 = 764 994 (at 31.12.2006: 835 003)

b) Under Financial Protocols signed with the Mediterranean Countries: at 31.12.2007 = 115 476 (at 31.12.2006:122 412)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963: under a Decision taken on 4 August 1977 its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement separate Financial Statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Communities and the Member States. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		21 784
less:	cancellations	215	
	repayments	412 837	
			-413 052
			14 631

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Community.

Initial amount:			841 007
less:	exchange adjustments	13 109	
	cancellations	62 118	
	repayments	226 786	
			- 302 013
			538 994

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Community:

- loans on special conditions		139 483	
- contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	133 200	
			- 134 958
			18 045

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Community:

Loans from risk capital resources:			
- conditional and subordinated loans		3 121 877	
- equity participations		120 984	
Initial amount:			3 242 861
add:	capitalised interest		7 372
less:	cancellations	578 112	
	repayments	1 420 980	
	exchange adjustments	49 798	
			- 2 048 890
			1 201 343
Loans from other resources:			
Initial amount:			17 838
less:	cancellations	2 690	
	repayments	2 824	
	exchange adjustments	186	
			- 5 700
			12 138
			1 213 481

Profit and Loss Account

for the year ended 31 December 2007 (in EUR ‘000)

31.12.2007 31.12.2006

1. Interest and similar income [Note N] 14 271 925 13 735 253

2. Interest and similar charges [Note N] -12 400 153 -11 972 175

3. Income from securities with variable-yield 73 552 33 343

a) income from participating interests 11 980 10 376

b) income from shares and variable-yield securities 61 572 22 967

4. Commission income [Note O] 64 487 53 443

5. Commission expense [Note O] -10 382 -9 046

6. Result on financial operations [Note P] -9 835 -3 030

7. Other operating income [Note Q] 27 616 23 598

8. General administrative expenses [Note R] -359 916 -338 847

a) staff costs [Note L] -279 255 -269 481

b) other administrative costs -80 661 -69 366

9. Depreciation and amortization [Note F] -19 021 -17 193

a) intangible assets -2 984 -3 250

b) tangible assets -16 037 -13 943

10. Result on sale of loans and advances -61 490 -109 816

11. Value adjustments on loans and advances [Note D.3] 44 244 185 404

12. Value adjustments on shares and other variable-yield securities and participating interests [Note E] 11 530 8 374

13. Release from provision for guarantees issued 903 1 603

14. Release from fund for general banking risks [Note M] 0 975 000

15. Profit for the financial year 1 633 460 2 565 911

The accompanying notes form an integral part of these financial statements.

Own Funds and Appropriation of Profit

As at 1 January 2007, the subscribed capital has increased from EUR '000 163 653 737 to EUR '000 164 808 169, by virtue of the contributions of two new Member States: Bulgaria and Romania.

As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR '000 57 722), and also their share of the Reserves and General Provisions (EUR '000 172 932) for the amounts outstanding as of 31 December 2006.

At its annual meeting on 5 June 2007, the Board of Governors decided the following appropriation of the balance of the profit and loss account for the year ended 31 December 2006, which amounted to EUR '000 2 584 026 (including the contribution of the two new Member States to their share of profit and loss account for the year ended 31 December 2006 for an amount of EUR '000 18 115):

- EUR '000 2 584 026, as an increase to the account 'Additional Reserves'

An amount of EUR '000 27 116 resulting from the value adjustment on venture capital operations has also been transferred to the Funds allocated to venture capital operations from the Additional Reserves. Following the transfer, the Funds allocated to venture capital operations amount to EUR '000 1 690 940 and the Additional Reserves to EUR '000 5 245 781.

Statement of movements in own funds (in EUR '000)	31.12.2007	31.12.2006
Share Capital		
- Subscribed capital	164 808 169	163 653 737
- Uncalled	-156 567 760	-155 471 050
- Called capital	8 240 409	8 182 687
- Less: Capital called but not paid	-306 514	-426 679
- Paid in capital	7 933 895	7 756 008
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	16 365 374	16 365 374
- Payable by Member States	115 443	0
- Balance at end of the year	16 480 817	16 365 374
- Less: Receivable from Member States	-798 295	-1 078 300
- Paid-in balance at end of the year	15 682 522	15 287 074
Additional reserves		
- Balance at beginning of the year	2 649 498	1 995 112
- Appropriation of prior year's profit	2 584 026	888 877
- Payable by Member States	39 373	0
- Transfer to/from Funds allocated to venture capital operations	-27 116	15 509
- Transfer to Funds allocated to structured finance facility	0	-250 000
- Balance at end of the year	5 245 781	2 649 498
Fund for general banking risks		
- Balance at beginning of the year	0	975 000
- Appropriation of current year's profit	0	0
- Transfer to current year's profit	0	-975 000
- Balance at end of the year	0	0
Funds allocated to structured finance facility		
- Balance at beginning of the year	1 250 000	500 000
- Appropriation of prior year's profit	0	500 000
- Transfer from additional reserves	0	250 000
- Balance at end of the year	1 250 000	1 250 000
Funds allocated to venture capital operations		
- Balance at beginning of the year	1 663 824	1 679 333
- Transfer from/to Additional reserves	27 116	-15 509
- Balance at end of the year	1 690 940	1 663 824
Profit for the financial year	1 633 460	2 565 911
Total own funds	33 436 598	31 172 315

The accompanying notes form an integral part of these financial statments

Statement of Subscriptions to the Capital of the Bank

as at 31 December 2007 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Paid-in and to be paid-in capital at 31.12.2007 (**)
GERMANY	26 649 532 500	25 316 065 017	1 333 467 483
FRANCE	26 649 532 500	25 316 065 017	1 333 467 483
ITALY	26 649 532 500	25 316 065 017	1 333 467 483
UNITED KINGDOM	26 649 532 500	25 316 065 017	1 333 467 483
SPAIN	15 989 719 500	15 191 419 977	798 299 523
NETHERLANDS	7 387 065 000	7 018 606 548	368 458 452
BELGIUM	7 387 065 000	7 018 606 548	368 458 452
SWEDEN	4 900 585 500	4 655 556 231	245 029 269
DENMARK	3 740 283 000	3 553 721 865	186 561 135
AUSTRIA	3 666 973 500	3 483 624 843	183 348 657
POLAND	3 411 263 500	3 240 700 325	170 563 175
FINLAND	2 106 816 000	2 001 475 188	105 340 812
GREECE	2 003 725 500	1 903 781 233	99 944 267
PORTUGAL	1 291 287 000	1 226 879 033	64 407 967
CZECH REPUBLIC	1 258 785 500	1 195 846 225	62 939 275
HUNGARY	1 190 868 500	1 131 325 075	59 543 425
IRELAND	935 070 000	888 429 814	46 640 186
ROMANIA	863 514 500	820 338 775	43 175 725
SLOVAK REPUBLIC	428 490 500	407 065 975	21 424 525
SLOVENIA	397 815 000	377 924 250	19 890 750
BULGARIA	290 917 500	276 371 625	14 545 875
LITHUANIA	249 617 500	237 136 625	12 480 875
LUXEMBOURG	187 015 500	177 687 377	9 328 123
CYPRUS	183 382 000	174 212 900	9 169 100
LATVIA	152 335 000	144 718 250	7 616 750
ESTONIA	117 640 000	111 758 000	5 882 000
MALTA	69 804 000	66 313 800	3 490 200
TOTAL	**164 808 169 000**	**156 567 760 550**	**8 240 408 450**

(*) Could be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.

(**) Refer to Note Y for details on the payment schedule on capital to be paid-in.

The accompanying notes form an integral part of these financial statements.

Cash Flow Statement as at 31 December 2007

(in EUR '000)

	31.12.2007	31.12.2006
A. Cash flows from operating activities:		
Profit for the financial year	1 633 460	2 565 911
Adjustments:		
Transfer from Fund for general banking risks	0	-975 000
Value adjustments on tangible and intangible assets	19 021	17 193
Value adjustments on shares and other variable yield securities and participating interests	-11 530	-8 374
Increase/Decrease in accruals and deferred income	552 341	77 350
Increase in prepayments and accrued income	-563 522	-624 550
Investment portfolio amortisation	-13 303	-17 886
Profit on operating activities	**1 616 467**	**1 034 644**
Net loans disbursements	-39 910 415	-35 391 121
Repayments	19 984 413	21 143 605
Effects of exchange rate changes on loans	8 104 408	3 778 695
Decrease in treasury portfolios	1 180 112	6 445
Increase in venture capital operations	-111 778	-132 330
Specific provisions on loans and advances	-45 367	-185 083
Increase in shares and other variable yield securities	-49 207	-23 766
Decrease/Increase in other assets	113 593	274 134
Net cash from operating activities	-9 117 774	-9 494 777
B. Cash flows from investing activities:		
Purchases/Sales of EIF shares	-202 283	3 168
Securities matured during the year	278 346	395 894
Purchases of securities (investment portflios)	0	-249 029
Increase in asset backed securities	-1 986 532	-937 679
Increases in property, furniture and equipment	-81 697	-54 165
Increases in intangible fixed assets	-1 825	-2 235
Net cash from investing activities	-1 993 991	-844 046
C. Cash flows from financing activities:		
Issue of borrowings	54 678 538	45 549 825
Redemption of borrowings	-35 348 649	-39 904 317
Effects of exchange rate changes on borrowings & swaps	-9 802 615	-6 456 245
Paid in by Member States	630 824	300 996
Increase/Decrease in commercial paper	514 480	-207 278
Increase/Decrease in amounts owed to credit institutions	122 791	-174 098
Increase/Decrease in other liabilities	115 778	-349 447
Net cash from financing activities	10 911 147	-1 240 564
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	18 166 313	29 745 700
Net cash from:		
(1) operating activities	-9 117 774	-9 494 777
(2) investing activities	-1 993 991	-844 046
(3) financing activities	10 911 147	-1 240 564
Cash and cash equivalents at end of financial year	17 965 695	18 166 313
Cash analysis (excluding investment and hedging portfolios):		
Cash in hand, balances with central banks and post office banks	27 318	14 676
Bills maturing within three months of issue [Note B ; See A1 portfolio]	2 197 969	3 470 052
Loans and advances to credit institutions:		
Accounts repayable on demand	264 388	183 956
Term deposit accounts	15 476 020	14 497 629
	17 965 695	18 166 313

The accompanying notes form an integral part of these financial statements.

European Investment Bank

Notes to the financial statements

as at 31 december 2007

Note A – Significant accounting policies

A.1. Accounting standards

The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank (the ‘Bank’ or ‘EIB’) have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions (the ‘Directive’), as amended by Directive 2001/65/EC of 27 September 2001 and by Directive 2003/51/EC of 18 June 2003 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited.

On a proposal from the Management Committee, the Board of Directors decided on 11 March 2008 to submit the Financial Statements to the Governors for approval at their meeting on 3 June 2008.

In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements.

The Bank also publishes consolidated Financial Statements as of the same date as the annual financial statements.

A.2. Foreign currency translation

In accordance with Article 4(1) of its Statute, the EIB uses the euro, the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements.

The Bank conducts its operations in the currencies of its Member States, in euro and in non-Community currencies.

Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies.

Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction.

The Bank’s assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account.

The elements of the profit and loss accounts are translated into euro monthly on the basis of the exchange rates prevailing at the end of each month.

A.3. Derivatives

The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions.

The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction.

The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a prorata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction.

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The Bank also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction.

A.4. Financial assets

Financial assets are accounted for using the settlement date basis.

A.5. Cash and Cash Equivalents

The Bank defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less.

A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities

With a view to clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories:

A.6.1. Investment portfolio

The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by:

• Governments of the European Union, G10 countries and their agencies;

• Supranational public institutions, including multinational development banks.

These securities are initially recorded at purchase price or more exceptionally at transfer price. Value impairments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for prorata temporis over the remaining life of the securities.

In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank did not make any new addition to the investment portfolio and will keep the existing portfolio lines until final maturity upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2.

A.6.2. Operational portfolios

• Operational money market portfolios A1 and A2

In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of twelve months, in particular Treasury bills and negotiable debt securities issued by credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the financial statements at their nominal value. Value impairments are accounted for, if these are other than temporary. The securities in the A2 portfolio are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account.

Treasury bills appear on the assets side of the balance sheet under item 2. Treasury bills eligible for refinancing with central banks.

Negotiable debt securities issued by credit institutions appear on the assets side of the balance sheet under item 5. Debt securities including fixed-income securities - b) issued by other borrowers.

• Operational bond portfolios B1, B2 and B3

The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations with a maximum residual maturity of 5 years. As at 31 December 2005, the securities in the portfolio were presented in the financial statements at their amortised cost and were held until their final maturity. As from 1 July 2006, the securities were converted into available for sale securities, and the related realised result from the conversion has been recognized in the 2006 profit and loss account under item 6. Result on financial operations. The securities are presented in the financial statements at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account.

The B2 ‘Alternative investment’ portfolio comprises capital guaranteed notes, by issuers which meet the Bank’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item 6. Result on financial operations in the profit and loss account.

The B3 ‘Global Fixed income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding value adjustment is recorded under item 6. Result on financial operations in the profit and loss account.

A.6.3. Asset Backed Securities

This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and recorded at purchase price. Value impairments are accounted for, if these are other than temporary.

A.7. Securities lending

In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment Portfolio, the B1 ‘Credit Spread’ portfolio and the B3 ‘Global Fixed income’ portfolio.

Securities lent are recorded at the amount of cash collateral received, plus accrued interest as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognized in the balance sheet unless control of the contractual rights that comprise these securities received is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that comprise these securities transferred is relinquished. The Bank monitors the market value of the securities lent on a daily basis and provides or requests additional collateral in accordance with the underlying agreements.

Fees and interest received or paid are recorded as interest income or interest expense, on an accrual basis.

A.8. Loans and advances to credit institutions and customers

A.8.1. Loans and advances

Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the asset to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments on loans and advances’ and are deducted from the appropriate asset items on the balance sheet.

A.8.2. Interest on loans

Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and recorded under ‘Specific provisions’ under assets together with the relevant line item under assets.

A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos)

The Bank enters into tripartite reverse repos for the purpose of optimising credit risk usage involved in assets held in operational portfolios.

Under a Tripartite repo a custodian/clearing agency arranges for custody, clearing and settlement of repos transactions between the Bank and a third party. They operate under a standard global master purchase agreement and provides for delivery against payment system, substitution of securities, automatic marking to market, reporting and daily administration by single agency which takes care of the risk on itself and automatic rollovers while does not insist on disclosing the identities by counterparties.

This type of operation is considered for the purposes of the Bank to be a loan (borrowing) at a guaranteed rate of interest. They are carried at the amounts of cash advanced or received, plus accrued interest and are entered on the assets side of the balance sheet under asset item 3. Loans and advances to credit institutions – b) other loans and advances or liability item 1. Amounts owed to credit institutions – with agreed maturity dates or periods of notice.

Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement.

A.8.4. Interest subsidies

Interest subsidies received in advance (see Note G) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan.

A.9. Shares, other variable-yield securities and participating interests

A.9.1. Shares and other variable-yield securities

Shares and other variable-yield securities are recorded at acquisition cost. At the balance sheet date, their carrying value is adjusted to the lower of cost or market value. The Bank acquires shares and other variable-yield securities when it enters into venture capital operations or infrastructure funds under the Structured Finance Facility (see Note A.15).

Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities and are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV.

A.9.2. Participating interests

Participating interests held represent medium and long-term investments and are accounted for at cost. Value impairments are accounted for, if these are other than temporary.

A.10. Property, furniture and equipment

Property, furniture and equipment include land, Bank-occupied properties, other machines and equipment.

Land and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm, Luxembourg-Weimershof and Lisbon is depreciated on the straight-line basis as set out below.

Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation.

Depreciation is calculated on the straight-line basis over the estimated life of each item purchased, as set out below:

• Buildings in Kirchberg,

Hamm and Weimershof 30 years

• Building in Lisbon 25 years

• Permanent equipment,

fixtures and fittings 10 years

• Furniture 5 years

• Office equipment and vehicles 3 years

Works of art are depreciated in full in the year of acquisition.

A.11. Intangible assets

Intangible assets comprise computer software. Software development costs are capitalized if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement.

Internally developed software meeting these criteria is carried at cost less accumulated depreciation calculated on the straight-line basis over three years from completion.

Software purchased is depreciated on the straight-line basis over its estimated life (2 to 5 years).

A.12. Pension plans and health insurance scheme

A.12.1. Pension plans

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest.

Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2007, but updated as at 31 December 2007 with an extrapolation (roll forward method) for the last three months of 2007. The main actuarial assumptions used by the actuary are set out in Note L. Actuarial surpluses do not influence provisioning and deficits result in an additional specific provision.

The main pension scheme of the European Investment Fund (‘EIF’) is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. The funds allocated to the pension scheme are in the custody of and invested by the EIB, following the rules and principles applied by EIB for its own pension scheme.

A.12.2. Health insurance scheme

The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed under the same principles as the pension scheme. The latest valuation was carried out as at 30 Sep-tember 2007.

A.12.3. The Management Committee pension plan

The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. These annual contributions are set aside and accumulated as a specific provision on the liabilities side of the Bank’s balance sheet, together with annual interest.

A.13. Debts evidenced by certificates

Debts evidenced by certificates are presented in this account at their redemption amounts. Transaction costs and premiums/discounts are amortized in the profit and loss account on a straight line basis over the life of the debt through ‘accruals and deferred income’ or ‘prepayments and accrued income’.

Interest expense on debt instruments is included in ‘Interest and similar charges’ in the profit and loss account.

A.14. Fund for general banking risks and provision for guarantees issued

A.14.1. Fund for general banking risks

Until 31 December 2005, the Bank identified, as a separate balance sheet item, the amounts it decided to put aside to cover risks associated with loans and other financial operations, having regard to the particular risks attached to such operations.

Starting from 2006, the Bank no longer identifies such separate balance sheet item. The decision to release it completely does not affect the ability of the Bank to cover its risks. The Bank continues to compute the amount corresponding to the general banking risks for internal and disclosure purposes (see Note M), according to the existing methodology.

The amount corresponding to the general banking risks with respect to operations of the Structured Finance Facility is disclosed in ‘Funds allocated to Structured Finance Facility’ on the balance sheet.

A.14.2. Provision for guarantees issued

This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for credit losses is established if there is objective evidence that the Bank will have to incur a credit loss in respect of a given guarantee granted.

A.15. Funds allocated to structured finance facility and to venture capital operations

A.15.1. Funds allocated to structured finance facility

This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this new type of instrument.

A.15.2. Funds allocated to venture capital operations

This item comprises the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment.

Value adjustments on venture capital and structured finance operations are accounted for in the profit and loss account. Upon appropriation of the Bank’s result, such value adjustments are taken into consideration for determining the amounts to be recorded in ‘Funds allocated to structured finance facility’ and ‘Funds allocated to venture capital operations’.

A.16. Taxation

The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipules that the assets, revenues and other property of the Bank are exempt from all direct taxes.

A.17. Prepayments and accrued income – Accruals and deferred income

These accounts comprise:

Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income which, though relating to the financial year in question, is not due until after its expiry (principally interest on loans).

Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.18. Interest and similar income

In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest and similar income’ includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned.

A.19. Management of third-party funds

A.19.1. EIF treasury

The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

A.19.2. Guarantee Fund

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

A.19.3. Investment Facility

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000. The EIB prepares separate financial statements for the Investment Facility.

A.19.4. Femip Trust Fund

The Femip Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the Femip Trust Fund.

A.19.5. Risk-Sharing Finance Facility

The Risk-Sharing Finance Facility has been established within the framework of the Co-operation Agreement, entered into force on this 5th of June 2007, between The European Commission on behalf of the European Community and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the Risk-Sharing Finance Facility.

A.19.6. Heavily Indebted Poor Countries (HIPC) Initiative

The HIPC Initiative (the 'Initiative') is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the HIPC Initiative.

A.19.7. EU-Africa Infrastructure Trust Fund (the 'Trust Fund')

The Trust Fund has been created within the framework of the Trust Fund Agreement between The European Commission on behalf of the European Community as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding (the 'MoU') to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund.

A.20. Reclassification of prior year figures

Certain prior-year figures have been reclassified to conform with the current year's presentation.

Note B – Debt securities portfolio (in EUR '000)

In addition to asset backed securities, which represent acquisitions of interests pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bonds B1 'Credit Spread', B2 'Alternative Investment' and B3 'Global Fixed income' portfolios. The detail of these portfolios and their classification as at 31 December 2007 and 2006 are as follows:

	31.12.2007	31.12.2006
Treasury bills eligible for refinancing with central banks (listed)	2 126 591	2 551 274
Debt securities including fixed-income securities (of which EUR '000 2 860 459 unlisted in 2007 and EUR '000 1 597 397 in 2006)	10 520 825	10 826 849
	12 647 416	13 378 123

At 31.12.2007	Classification	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	Held to Maturity	2 148 726	2 121 399	-32 066	2 089 333	2 142 477
Operational money market portfolios:						
- A1: money market securities with a max. 3 month maturity	Held to Maturity	2 197 969	2 197 969	0	2 197 969	2 197 969
- A2: money market securities with a max. 18 month maturity	Available for sale	1 745 057	1 741 989	0	1 744 880	1 743 820
Operational bond portfolios:						
- B1: Credit Spread	Available for sale	1 247 822	1 232 342	0	1 247 925	1 232 433
- B2: Alternative Investment	Available for sale	150 000	150 000	0	150 000	161 724
- B3: Global Fixed Income	Trading	496 862	494 789	0	494 200	494 789
Asset backed securities [Note D]	Held to Maturity	4 708 928	4 708 928	0	4 708 928	4 702 566
		12 695 364	12 647 416	-32 066	12 633 235	12 675 778

At 31.12.2006	Classification	Purchase price	Book value	Premiums/ Discounts to be amortized	Value at final maturity	Market value
Investment portfolio	Held to Maturity	2 427 072	2 386 442	-38 510	2 347 932	2 455 978
Operational money market portfolios:						
- A1: money market securities with a max. 3 month maturity	Held to Maturity	3 470 052	3 470 052	0	3 470 052	3 470 052
- A2: money market securities with a max. 18 month maturity	Available for sale	2 673 394	2 672 224	0	2 672 010	2 672 530
Operational bond portfolios:						
- B1: Credit Spread	Available for sale	1 297 378	1 296 718	0	1 296 677	1 297 022
- B2: Alternative Investment	Available for sale	150 000	150 000	0	150 000	155 315
- B3: Global Fixed Income	Trading	689 674	680 290	0	684 300	680 290
Asset backed securities [Note D]	Held to Maturity	2 722 397	2 722 397	0	2 722 397	2 718 430
		13 429 967	13 378 123	-38 510	13 343 368	13 449 617

The Bank enters into collateralized securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

The security lending activity amounts to EUR '000 858 762 at the end of December 2007 (2006: EUR '000 842 740).

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralized reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Bank when deemed necessary.

	31.12.2007	31.12.2006
Term deposits	10 883 383	8 957 707
Tripartite reverse repos (*)	4 592 637	5 539 922
	15 476 020	**14 497 629**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment,
- verification of collateral,
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian,
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2007	Total 2006
Disbursed portion	111 215 441	155 222 398	266 437 839	254 616 245
Undisbursed loans	12 341 869	41 264 752	53 606 621	53 571 902
Aggregate loans granted	**123 557 310**	**196 487 150**	**320 044 460**	**308 188 147**

	Total 2007	Total 2006
Asset backed securities portfolio [Note B]	4 708 928	2 722 397
Aggregate loans including asset backed securities portfolio [Note W]	**324 753 388**	**310 910 544**

D.2. Statutory ceiling on lending and guarantee operations (in EUR million)

Under the terms of Article 18 (5) of the Statute, the aggregate amount outstanding at any time of loans and guarantees granted by the Bank must not exceed 250 % of its subscribed capital.

The present level of capital implies a ceiling of EUR 412 billion (2006: EUR 409 billion) in relation to aggregate loans and guarantees furnished; these currently total EUR 328 billion and are broken down as follows:

	31.12.2007	31.12.2006
Aggregate loans granted	320 044	308 188
Aggregate venture capital operations	2 716	2 605
Aggregate guarantees furnished in respect of loans granted by third parties and venture capital operations	165	68
Aggregate asset backed securities portfolio	4 709	2 722
Aggregate infrastructure funds	296	145
Aggregate investment funds	95	0
	328 025	**313 728**

D.3. Specific provision for loans (in EUR '000)

Movements in the specific provision are detailed below:

	31.12.2007	31.12.2006
Provision at beginning of the year	86 917	272 000
Use for the year	- 64 917 (*)	- 189 171 (**)
Allowance during the year	20 673	3 767
Foreign exchange adjustment	- 1 123	321
Provision at end of the year	**41 550**	**86 917**

(*) The amount of EUR '000 64 917 was released following the sale during 2007 of loan assets for which a specific provision has previously been established. The sale of those loan assets resulted in a realized loss of EUR '000 61 490.

(**) The amount of EUR '000 189 171 was released following the sale during 2006 of loan assets for which a specific provision has previously been established. The sale of those loan assets resulted in a realised loss of EUR '000 109 816.

Note E – Shares and other variable-yield securities and participating interests

E.1. Shares and other variable-yield securities

This item comprises (in EUR '000):

	Venture Capital Operations	EBRD Shares	Shares acquired following loan assets restructuring	Infrastructure Funds	TOTAL
Cost					
At 1 January 2007	1 351 203	157 500	43 113	23 447	1 575 263
Net additions	111 778	0	10 192	39 067	161 037
Foreign exchange adjustments	0	0	- 52	0	- 52
At 31 December 2007	**1 462 981**	**157 500**	**53 253**	**62 514**	**1 736 248**
Value adjustments					
At 1 January 2007	- 330 954	0	- 21 158	0	- 352 112
Net additions / releases	22 087	0	- 4 211	- 6 346	11 530
At 31 December 2007	**- 308 867**	**0**	**- 25 369**	**- 6 346**	**- 340 582**
Net book value					
At 31 December 2007	**1 154 114**	**157 500**	**27 884**	**56 168**	**1 395 666**
At 31 December 2006	**1 020 249**	**157 500 (1)**	**21 955 (2)**	**23 447**	**1 223 151**

(1) The amount of EUR '000 157 500 (2006: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2007 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD.

The Bank holds 3.03 % of the subscribed capital.

As at 31 December 2007 the share of underlying net equity of the Bank in EBRD amounts to EUR 368.8 million (2006: 299.4 million). This is based on the audited 2006 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Balance sheet
EBRD (31.12.2005) restated	3.03	9 881	1 522	28 384
EBRD (31.12.2006)	3.03	12 172	2 389	30 691

(2) The total number of ordinary Eurotunnel shares held by the Bank as at 31.12.07 is 1 474 279, valued at EUR 17 691 348. The total number of Eurotunnel bonds redeemable in shares (ORA) held by the Bank as at 31.12.07 is 105 450, valued at EUR 10 191 857. After the restructuring of the 28th June 2007, the Bank holds 78 971 193 warrants valued at EUR 0 in the balance sheet at year-end.

As at 31 December 2007, concerning the investment funds, there is no amount disbursed.

The undisbursed amounts disclosed on Off-balance-sheet are respectively:

•for venture capital operations EUR ‘000 1 252 992,

•for infrastructure funds EUR ‘000 233 620,

•for investment funds EUR ‘000 95 000.

E.2. Participating interests

The account ‘participating interests’ for an amount of EUR ‘000 479 272 (2006 EUR ‘000 276 989) corresponds to the capital paid in by the Bank in respect of its subscription which amounts to EUR ‘000 1 822 000 (2006: EUR ‘000 1 224 000) to the capital of the European Investment Fund, with its registered office in Luxembourg.

The Bank holds 65.78% (2006 – 61.20%) of the subscribed capital of the EIF. As at 30 June 2007, the subscribed capital of the EIF has increased from EUR 2 billion to EUR 2.77 billion. At the EIF Annual General Meeting of Shareholders held on 7 May 2007, it was decided to issue 1 000 new shares, identical to the 2 000 existing ones (nominal value EUR 1 million each, paid in ratio of 20%) between the 30 June 2007 and 30 June 2010. Out of the 1 000 new shares, 770 were subscribed on 31 December 2007, and for the remainder there is an option for subscription over the next 3 years. The Bank has decided to subscribe 609 new shares on 30 June 2007, explaining the increase in its relative shareholding.

By 30 June 2010, all shares not subscribed by the other shareholders will be subscribed by the Bank.

During 2007, the Bank sold a total of 11 EIF shares. With regard to the remaining 948 EIF shares, the EIB is offering to buy these shares at any time from the EIF’s other shareholders under a Replacement Share Purchase Undertaking at a price per share of EUR ‘000 337. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year and decrease by the dividend for the 2006 financial year. Given that the dividend for the year 2006 will still be due to the other shareholders, the dividend decided has been deducted from the price determined as described above.

The nominal value of the put option granted to EIF minority shareholders, shown as an off – balance sheet item, EUR ‘000 319 045 (2006 EUR ‘000 237 141) has been calculated on the basis of the 2006 audited EIF statutory accounts.

Note F – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings	Lisbon building	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost						
At 1 January 2007	10 085	247 850	349	52 499	310 783	7 040
Additions	0	65 867	0	15 830	81 697	1 825
Disposals	0	0	0	- 6 749	- 6 749	- 3 326
At 31 December 2007	**10 085**	**313 717**	**349**	**61 580**	**385 731**	**5 539**
Accumulated depreciation						
At 1 January 2007	0	- 75 687	- 294	- 20 205	- 96 186	- 1 909
Depreciation	0	- 4 734	- 14	- 11 289	- 16 037	- 2 984
Disposals	0	0	0	6 749	6 749	3 326
At 31 December 2007	**0**	**- 80 421**	**- 308**	**- 24 745**	**- 105 474**	**- 1 567**
Net book value						
At 31 December 2007	**10 085**	**233 296**	**41**	**36 835**	**280 257**	**3 972**
At 31 December 2006	**10 085**	**172 163**	**55**	**32 294**	**214 597**	**5 131**

All of the land and buildings are used by the Bank for its own activities. The Luxembourg buildings category includes cost relating to the construction of the new building for EUR '000 171 710 (2006: EUR '000 105 843), expected to be completed in 2008.

Note G – Interest subsidies received in advance

Part of the amounts received from the European Commission through EMS (European Monetary System) arrangements has been made available as a long-term advance which is entered on the liabilities side under item 3. Other liabilities - a) interest subsidies received in advance, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries;
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992;
- amounts received in respect of interest subsidies for loans granted from EC resources under Council Decisions 78/870/EEC of 16 October 1978 (New Community Instrument), 82/169/EEC of 15 March 1982 and 83/200/EEC of 19 April 1983 and under Council Regulation (EEC) No 1736/79 of 3 August 1979 as amended by Council Regulation (EEC) No 2790/82 of 18 October 1982.

Note H – Sundry debtors and sundry creditors (in EUR '000)

Sundry debtors	31.12.2007	31.12.2006
- Loan instalments receivable	56 115	167 797
- Staff housing loans and advances (*)	21 917	26 406
- Advances on salaries and allowances	2 817	10 492
- Other	44 362	34 109
	125 211	**238 804**

Sundry creditors	31.12.2007	31.12.2006
- European Community accounts:		
- For Special Section operations and related unsettled amounts	367 531	416 478
- Deposit accounts	517 441	428 025
- Optional Supplementary Provident Scheme [Note L]	185 626	187 532
- Transitory account on loans	44 938	95 694
- Other	25 466	16 748
	1 141 002	**1 144 477**

(*) The Bank has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR '000)

	31.12.2007	31.12.2006
Prepayments and accrued income:		
Interest and commission receivable	2 415 383	2 209 892
Deferred borrowing charges	810 120	538 062
Swaps receivable	393 177	305 989
Investment Facility's commission receivable	32 756	33 912
Other	2 297	2 356
	3 653 733	**3 090 211**
Accruals and deferred income:		
Interest and commission payable	3 045 726	2 889 142
Deferred loan proceeds	203 713	258 232
Deferred borrowing proceeds	1 235 930	919 042
Swaps payable	274 300	115 341
HIPC initiative	48 683	50 460
Personnel costs payable	7 607	5 266
Interest subsidies received in advance [Note G]	186 622	209 438
Other	27 895	31 214
	5 030 476	**4 478 135**

Note J – Amounts owed to credit institutions with agreed maturity dates or periods of notice (in EUR '000)

	31.12.2007	31.12.2006
Short-term borrowings	338 681	212 852
Promissory notes issued in respect of paid-in capital of EBRD	3 037	6 075
	341 718	**218 927**

Note K – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The below table discloses the details per currency of debts outstanding at 31 December 2007, together with the cumulated notional amount of currency swaps associated with the debts issued, whose goal is to transform the initial currency of the debt into a new currency in line with the currency of the loan. The last column of the table indicates the total amount of debts per currency, taking into account the economic effect brought by the currency swaps in order to disclose a net exposure per currency of the debts outstanding at 31 December 2007.

BORROWINGS						CURRENCY SWAPS RECEIVABLE		NET AMOUNT	
PAYABLE IN	OUT-STANDING AT 31.12.2006	AVERAGE RATE	OUT-STANDING AT 31.12.2007	AVERAGE RATE	DUE DATES	31.12.2006	31.12.2007	OUT-STANDING AT 31.12.2006	OUT-STANDING AT 31.12.2007
EUR	101 037 680	4.12	106 548 588	4.04	2008/2057	-2 011 066	-1 667 912	99 026 614	104 880 676
GBP	58 233 751	5.28	59 387 205	5.21	2008/2054	-17 691 932	-18 302 492	40 541 819	41 084 713
DKK	402 360	2.40	536 315	2.86	2010/2026	0	0	402 360	536 315
SEK	1 235 012	4.31	1 851 401	4.24	2008/2028	-165 922	-636 175	1 069 090	1 215 226
CZK	1 193 006	4.68	952 562	5.09	2008/2030	-154 630	-159 606	1 038 376	792 956
HUF	1 187 592	7.57	1 062 153	7.17	2008/2015	-907 574	-648 327	280 018	413 826
PLN	594 075	6.12	662 295	6.05	2008/2026	-101 168	-107 854	492 907	554 441
BGN	153 390	4.14	181 511	5.35	2009/2012	-153 390	-181 511	0	0
MTL	23 294	3.80	23 294	3.80	2009/2009	-23 294	-23 294	0	0
SIT	16 692	4.75	0	0.00		-16 692	0	0	0
SKK	116 926	4.84	121 261	4.79	2012/2028	0	0	116 926	121 261
RON	0	0.00	83 155	7.00	2014/2014	0	-83 155	0	0
USD	60 291 687	4.40	58 410 692	4.52	2008/2045	-19 619 710	-25 074 313	40 671 977	33 336 379
CHF	3 288 692	3.12	2 955 218	2.75	2008/2036	-1 120 169	-1 525 956	2 168 523	1 429 262
JPY	6 619 308	1.15	6 982 434	1.51	2008/2047	-6 042 000	-6 814 744	577 308	167 690
NOK	782 957	4.99	760 241	4.67	2008/2025	-600 874	-508 922	182 083	251 319
CAD	261 763	5.80	976 045	4.92	2008/2045	-196 322	-906 836	65 441	69 209
AUD	3 592 062	5.45	4 026 888	5.61	2008/2021	-3 592 062	-4 026 888	0	0
HKD	1 038 975	4.24	334 498	5.09	2008/2019	-365 206	-203 836	673 769	130 662
NZD	2 142 056	6.25	3 369 954	6.62	2008/2014	-2 142 056	-3 369 954	0	0
ZAR	1 254 633	8.97	1 167 340	8.53	2008/2018	-731 395	-726 625	523 238	440 715
MXN	135 967	9.13	61 772	8.63	2009/2015	-135 967	-61 772	0	0
TWD	375 134	1.03	255 830	0.33	2008/2013	-375 134	-255 830	0	0
TRY	2 034 897	12.64	2 659 580	14.14	2008/2022	-2 034 897	-2 659 580	0	0
ISK	563 728	7.53	739 935	8.38	2008/2011	-563 728	-739 935	0	0
RUB	0	0.00	111 154	6.50	2012/2017	0	-111 154	0	0
Total	**246 575 637**		**254 221 321**			**-58 745 188**	**-68 796 671**	**187 830 449**	**185 424 650**

The redemption of certain borrowings is indexed to stock exchange indexes (historical value: EUR 600 million). All such borrowings are hedged in full through swap operations.

Note L – Provisions for liabilities and charges – pension plans and health insurance scheme

(in EUR '000)

The Defined Benefit Obligation in respect of future retirement and health insurance benefits was valued as at 30 September 2007 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2007 with an extrapolation ('roll forward' method) for the last 3 months of 2007, using the prevailing market rates of 31 December 2007 and following assumptions (for the staff pension and medical plan):

- a discount rate of 5.52% (2006: 4.76%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 14.19 year duration (2006: 14.9 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% above the discount rate mentioned above. As a consequence, the final discount rate used is 7.02% (2006: 6.26%);
- a progressive retirement between the age of 55-65 (2006: retirement at the age of 62);
- a combined average impact of the increase in the cost of living and career progression of 4% (2006: 3.5%);
- probable resignation of 3% up to age 55 (same as 2006);
- a rate of adjustment of pensions of 2% per annum (2006 : 1.5%);
- use of the LPP 2005 actuarial tables (2006: LPP 2000);
- a medical cost inflation rate of 4% per annum (2006: 3.5%).

The provisions for liabilities and charges for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables below. These adjustments have been accounted for in 2007 and are disclosed in the Profit and Loss account under staff costs.

The staff pension and the Management Committee pension plans provision are as follows (in EUR '000):

	31.12.2007	31.12.2006
Staff Pension Plan:		
Provision at beginning of the year	872 501	764 628
Payments made during the year	-32 909	-28 191
Provision for actuarial deficit	0	0
Contribution arising from measures with a social character	13 300	10 800
Annual contributions and interest	128 193	125 264
Sub Total	**981 085**	**872 501**
Management Committee Pension Plan	31 739	31 175
Provision at 31 December	**1 012 824**	**903 676**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a contributory defined benefit pension scheme). The corresponding amount of EUR 186 million (2006: EUR 188 million) is classified under 'Sundry creditors' [Note H].

The health insurance scheme provision is as follows (in EUR '000):

	31.12.2007	31.12.2006
Staff Pension Plan:		
Provision at beginning of the year	76 151	67 671
Payments made during the year	-7 204	-6 474
Contribution arising from measures with a social character	665	1 000
Annual contributions and interest	15 138	13 954
Provision at 31 December	**84 750**	**76 151**

Note M – Fund for general banking risks (in EUR '000)

Movements in the Fund for general banking risks are detailed below:

	31.12.2007	31.12.2006
Fund at beginning of the year	0	975 000
Transfer for the year	0	-975 000
Fund at end of the year	**0**	**0**

In line with Note A.14.1, the Bank no longer identifies the fund for general banking risks as a separate balance sheet item but continues to compute the amount corresponding to the fund, accordingly to last year methodology for disclosure purpose.

Evaluation of the amount representative of general banking risks:	31.12.2007	31.12.2006
	1 000 000 (*)	1 000 000 (**)

(*) Of which EUR '000 113 000 for Structured Finance Facility operations
(**) Of which EUR '000 40 000 for Structured Finance Facility operations

Note N – 'Interest and similar income' and 'Interest and similar charges'

N.1. Net interest income (in EUR '000)

	31.12.2007	31.12.2006
Interest and similar income		
Cash in hand, balance with central banks and post office banks	344	1 029
Treasury bills eligible for refinancing with central banks and debt securities including fixed income securities	686 369	562 551
Loans and advances to credits institutions and customers	13 343 188	11 508 792
Derivatives	0	1 438 205
Other	242 024	224 676
TOTAL	**14 271 925**	**13 735 253**
Interest expense and similar charges		
Amounts owed to credit institutions	-14 098	-9 782
Debts evidenced by certificates	-12 059 580	-11 724 949
Derivatives	-7 626	0
Other	-318 849	-237 444
TOTAL	**-12 400 153**	**-11 972 175**
Net interest income	**1 871 772**	**1 763 078**

N.2. Geographical analysis of 'Interest and similar income' (in EUR '000)

	31.12.2007	31.12.2006
Germany	2 356 560	2 064 696
Spain	1 833 671	1 383 077
Italy	1 456 260	1 109 762
France	1 437 073	1 268 043
United Kingdom	1 211 146	1 049 415
Portugal	698 928	637 323
Greece	533 178	514 423
Austria	292 310	231 919
Poland	287 992	213 364
Finland	227 245	183 542
Hungary	197 499	124 049
Belgium	187 366	156 679
Czech Republic	180 895	145 099
Denmark	152 085	157 826
Netherlands	151 539	148 943
Ireland	137 067	124 705
Sweden	123 075	106 849
Romania (2)	81 155	0
Slovenia	57 535	43 865
Slovak Republic	35 134	41 617
Luxembourg	34 002	36 915
Cyprus	29 550	25 426
Bulgaria (2)	17 465	0
Latvia	16 017	11 773
Estonia	6 753	5 688
Lithuania	5 204	7 621
Malta	348	339
Total	**11 747 052**	**9 792 958**
Outside the European Union (2)	795 520	792 035
Total	**12 542 572**	**10 584 993**
Income not analysed (1)	1 729 353	3 150 260
Total	**14 271 925**	**13 735 253**

(1) Income not analysed:		
• Revenue from Investment portfolio and ABS portfolios	265 949	189 174
• Revenue from Operational bond portfolios	80 419	55 463
• Revenue from Operational money-market portfolios	340 001	317 914
• Revenue from money-market operations	1 042 984	1 149 504
• Net interests income on derivatives	0	1 438 205
	1 729 353	**3 150 260**

(2) The interest and similar income of the two New Member States in 2006 were included in 'Outside the European Union'

Note O – 'Commission income' and 'Commission expense' (in EUR '000)

(items 4 and 5 of the profit and loss account)	31.12.2007	31.12.2006
Commission income		
Investment Facility / Cotonou	32 756	33 912
Other Community institutions	31 731	19 531
	64 487	**53 443**
Commission expense	**-10 382**	**-9 046**

Note P – Result on financial operations (in EUR '000)

(item 6 of the profit and loss account)	31.12.2007	31.12.2006
Value adjustment on operational treasury portfolio	-20 621	-11 214
Gain and loss on long-term futures	1 725	5 848
Foreign exchange gain/loss	4 634	5 530
Other financial operations	4 427	-3 194
	-9 835	**-3 030**

Note Q – Other operating income (in EUR '000)

(item 7 of the profit and loss account)	31.12.2007	31.12.2006
Income from advisory activities	20 369	14 402
Reversal of previous years' unutilized accruals	3 597	4 426
Other	3 650	4 770
	27 616	**23 598**

Note R – General administrative expenses (in EUR '000)

(item 8 of the profit and loss account)	31.12.2007	31.12.2006
Salaries and allowances (*)	-154 373	-145 715
Welfare contributions and other social costs	-124 882	-123 766
Staff costs	-279 255	-269 481
Other general administrative expenses	-80 661	-69 366
	-359 916	**-338 847**

The number of persons employed by the Bank was 1 441 at 31 December 2007 (1 369 at 31 December 2006).
(*) of which the amount for members of the Management Committee is EUR '000 2 655 at 31 December 2007 and EUR '000 2 597 at 31 December 2006.

Note S – Special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolio) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings after long-term interest rate or currency swaps) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES	
At 31 December 2007 (in EUR million)	Net accounting value	Fair value	Accounting value	Fair value
Loans	271 147	272 580		
Investment portfolio	2 121	2 142		
Liquid assets	12 462	12 476		
Borrowings after swaps			251 367	251 906
Total 2007	**285 730**	**287 198**	**251 367**	**251 906**

	ASSETS		LIABILITIES	
At 31 December 2006 (in EUR million)	Net accounting value	Fair value	Accounting value	Fair value
Loans	257 339	260 188		
Investment portfolio	2 386	2 456		
Liquid assets	14 575	14 660		
Borrowings after swaps			241 833	245 081
Total 2006	**274 300**	**277 304**	**241 833**	**245 081**

Note U – Financial risk management

This section presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- credit risk,
- interest rate risk,
- liquidity risk,
- exchange rate risk.

U.1. Credit risk

Credit risk concerns mainly the Bank's lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits.

The credit risk associated with the use of derivatives is also analysed hereafter in the 'Derivatives' section [Note V].

Management of credit risk is based, firstly, on the degree of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee. The Bank has thus established an operationally independent structure for determining and monitoring credit risk.

U.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order efficiently to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2007 is analysed below (in EUR million), including undisbursed portions:

Within the European Union

Borrower Guarantor (1) Member States Public institutions Zone ‘A’ banks Corporates Total 2007 Total 2006

Member States 24 925 0 0 0 24 925 21 468

Public institutions 19 441 35 088 1 291 3 878 59 698 53 525

Zone ‘A’ banks 11 444 42 727 43 713 16 850 114 734 116 054

Corporates 15 928 6 530 30 435 44 059 96 952 93 831

Total 2007 (1) (2) (3) (4) 71 738 84 345 75 439 64 787 296 309

Total 2006 (1) (2) (3) (4) 68 786 79 888 74 921 61 283 284 878

(1) This amount includes loans for which no formal guarantee independent from the borrower and the loan itself was required for a total of EUR 90 063 million as at 31 December 2007 (2006: EUR 73 905 million), the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security.

(2) This amount includes loans (2007: EUR 3 102 million, 2006: EUR 2 763 million) in risk-sharing operations

(3) This amount includes loans granted under the Facilities (2007: EUR 3 186 million, 2006: EUR 2 730 million). Loans granted under the Facilities are not secured by guarantees of the Community budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk.

(4) This amount does not include asset backed securities (2007: EUR 4 709 million, 2006: EUR 2 722 million).

Loans outside the European Communities (apart from those under the Pre-Accession Facility and the Mediterranean Partnership Facility – the ‘Facilities’) are, in the last resort, secured by guarantees of the European Communities budget or the Member States (loans in the ACP Countries and the OCT). In all regions (South Africa, non-member Mediterranean Countries, Central and Eastern Europe, Asia and Latin America), apart from the ACP Countries and the OCT, in the case of loans secured by a sovereign guarantee, all risks are, in the last resort, covered by the European Communities budget.

The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance.

Outside the European Union

Secured by: 31.12.2007 31.12.2006

Member States 1 567 1 339

Community budget 25 270 (*) 24 735 (*)

Total 26 837 26 074

(*) of which EUR 3 102 million in risk-sharing operations as explained above (2006: EUR 2 763 million).

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	Outstanding 31.12.2007	Outstanding 31.12.2006
75% Member States global guarantee		
- ACP/OCT Group 3rd Lomé Convention	4	12
- ACP/OCT Group 4th Lomé Convention	200	290
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	586	657
Total 75% Member States global guarantee	**790**	**959**
75% Member States guarantee		
- Cotonou partnership agreement	777	380
Total 75% Member States guarantee	**777**	**380**
Total Member States guarantee	**1 567**	**1 339**
100% Community budget guarantee		
- South Africa - 300m - BG Decision 19.06.95	62	103
- ALA I - 750m	145	177
- ALA interim (100% guarantee) -153m	22	40
- CEEC - 1bn - BG Decision 29.11.89	127	169
- CEEC - 3bn - BG Decision 02.05.94	730	930
- CEEC – 700m - BG Decision 18.04.91	17	36
- Russia – 100 m - 2001-2005	79	84
- Russia – 500 m - 2004-2007	230	0
Total 100% Community budget guarantee	**1 412**	**1 539**
75% Community budget guarantee		
- Mediterranean Protocols	1 180	1 431
- Yugoslavia – Art.18 (1984)	3	3
- Yugoslavia - 1st Protocol	5	6
- Yugoslavia - 2nd Protocol	40	71
- Slovenia - 1st Protocol	71	81
Total 75% Community budget guarantee	**1 299**	**1 592**
70% Community budget guarantee		
- South Africa - 375m - Decision 29.01.97	165	197
- ALA II – 900m	200	313
- ALA interim (70% guarantee: risk sharing) -122m	21	35
- Bosnia-Herzegovina - 100m 99/2001	92	97
- Euromed (EIB) - 2 310m - Decision 29.01.97	1 016	1 162
- FYROM - 150m – 1998/2000	126	133
- CEEC - 3 520m - Decision 29.01.97	1 790	2 022
Total 70% Community budget guarantee	**3 410**	**3 959**
65% Community budget guarantee		
- South Africa - 825m – 7/2000-7/2007	705	690
- ALA III – 2480m – 2/2000-7/2007	1 329	1 528
- ALA Decision – 2/2007-12/2013	304	0
- Euromed II - 6520m – 2/2000-1/2007	5 787	6 024
- South Eastern Neighbours – 9185m - 2/2000-7/2007	8 513	8 458
- Turkey special action – 450m – 2001-2006	347	356
- Turkey TERRA- 600m - 11/1999-11/2002	570	589
- PEV MED 1/2/2007-31/12/2013	1 205	0
- Pre-Accession – 8 700m - 2007-2013	389	0
Total 65% Community budget guarantee	**19 149**	**17 645**
Total Community budget guarantee	**25 270**	**24 735**
TOTAL	**26 837**	**26 074**

Collateral on loans (EUR million)

Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalized through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 11 123 million, with the following composition:

Loan Financial Collateral (in EUR million)[1]

Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2007
	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	972	4	0	260	398	616	0	0	2 250
Aa1 to Aa3	1 583	0	0	12	1 604	146	0	0	3 345
A1	1 055	0	0	0	1 062	0	0	0	2 117
Below A1	1 619	0	21	0	1 051	0	0	0	2 691
Non-Rated	0	0	0	0	195	0	102	423	720
Total 2007	5 229	4	21	272	4 310	762	102	423	11 123

[1] Bonds are valued at their market value.

Loan Financial Collateral (in EUR million)[1]

Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2006
	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	1 192	6	77	139	336	610	0	0	2 360
Aa1 to Aa3	1 168	0	0	0	913	0	0	0	2 081
A1	1 668	0	576	0	658	0	0	0	2 902
Below A1	1 002	0	0	0	55	0	0	0	1 057
Non-Rated	0	0	0	0	236	0	151	153	540
Total 2006	5 030	6	653	139	2 198	610	151	153	8 940

[1] Bonds are valued at their market value.

A breakdown of disbursed loans outstanding, including assets backed securities (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	Total 2007	Total 2006
Energy	2 165	10 508	13 876	26 549	24 658
Transport	3 245	17 139	64 853	85 237	80 413
Telecommunications	1 146	4 169	2 742	8 057	7 861
Water, sewerage	1 063	4 719	10 019	15 801	15 695
Miscellaneous infrastructure	1 029	3 874	11 432	16 335	15 639
Agriculture, forestry, fisheries	20	108	110	238	238
Industry	1 847	8 852	4 926	15 625	15 138
Services	360	2 869	7 963	11 192	8 469
Global loans	6 126	32 254	38 097	76 477	75 632
Health, education	321	2 695	12 620	15 636	13 596
TOTAL 2007	17 322	87 187	166 638	271 147	
TOTAL 2006	16 881	81 978	158 480		257 339

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio and treasury instruments in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
Long-term rating:	**2007**	2006	**2007**	2006
- Aaa	**55**	53	**4**	2
- Aa1 to Aa3	**41**	40	**61**	68
- A1 to A3	**4**	7	**32**	18
Below A3	**0**	0	**0**	0
Short-term rating:				
- A-1+P-1	**0**	0	**3**	12
Total	**100**	**100**	**100**	**100**

As part of its treasury management activities, the Bank holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2007, the total nominal amount of such notes stood at EUR 150 million and are part of the Securities portfolio.

Collateral on Treasury transactions (EUR million)

Part of the Treasury transactions are tripartite reverse repos, for an amount of EUR 4 593 million (2006: EUR 5 540 million). These transactions are governed by a Tripartite Agreement, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2007 amounts to EUR 4 611 million (2006: EUR 5 886 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31.12.07	Bonds						Total 2007
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	667	206	5	212	269	444	1 803
Aa1 to Aa3	653	0	62	34	1 036	0	1 785
A1	345	0	14	0	144	26	529
Below A1	370	0	0	0	124	0	494
Non-Rated	0	0	0	0	0	0	0
Total 2007	**2 035**	**206**	**81**	**246**	**1 573**	**470**	**4 611**

Tripartite Agreement Collateral (in EUR million)							
At 31.12.06	Bonds						Total 2006
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	281	699	68	40	806	1 243	3 137
Aa1 to Aa3	206	0	113	0	2 094	7	2 420
A1	12	0	0	0	226	1	239
Below A1	30	0	0	0	60	0	90
Non-Rated	0	0	0	0	0	0	0
Total 2006	**529**	**699**	**181**	**40**	**3 186**	**1 251**	**5 886**

U.1.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 888 million at 31 December 2007 (2006: 851 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2007 amounts to EUR 912 million (2006: 877 million), with the following classification:

Securities Lending Collateral (in EUR million)							
At 31.12.07	Bonds						Total 2007
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits	Time Deposit	
Aaa	755	0	0	0	14	0	769
Aa1 to Aa3	0	0	0	0	7	99	106
A1	0	0	0	0	0	23	23
Below A1	0	0	0	0	14	0	14
Non-Rated	0	0	0	0	0	0	0
Total 2007	**755**	**0**	**0**	**0**	**35**	**122**	**912**

Securities Lending Collateral (in EUR million)							
At 31.12.06	Bonds						Total 2006
Moody's or equivalent rating	Govt	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Certificate of Deposits	Time Deposit	
Aaa	457	0	0	0	27	9	493
Aa1 to Aa3	13	0	0	0	18	224	255
A1	2	0	0	0	27	100	129
Below A1	0	0	0	0	0	0	0
Non-Rated	0	0	0	0	0	0	0
Total 2006	**472**	**0**	**0**	**0**	**72**	**333**	**877**

U.2. Interest rate risk

The Bank has established an organisational structure for the asset-liability function, applying best practices in the financial industry, and, in particular, an Asset-Liability Management Committee (ALCO) under the direct responsibility of the Bank's Management Committee. Accordingly, it has decided on an asset-liability management strategy which involves maintaining an own funds duration of around 5 years, thereby safeguarding the Bank against substantial fluctuations in its long-term revenues.

As a result of the above objective of an own funds duration equal to around 5 years, an increase in interest rates of 0.01 % on all currencies would result in a decrease of EUR 17.3 million in the net present value of the Bank's own funds.

The following table illustrates the Bank's exposure to interest rate risk. The table shows interest rate sensitive assets and liabilities classified as a function of their re-pricing in each of the indicated intervals and not on the accounting carrying amount :

Reindexation interval (in EUR million)

At 31.12.2007	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2007
Assets:						
Loans	166 227	10 769	3 656	41 030	49 465	271 147
Net liquidity	10 820	111	416	2 321	915	14 583
	177 047	10 880	4 072	43 351	50 380	285 730
Liabilities:						
Borrowings after swaps	181 325	6 985	1 716	25 881	35 460	251 367
Interest rate risk	**-4 278**	**3 895**	**2 356**	**17 470**	**14 920**	

At 31.12.2006	not more than 3 months	3 months to 6 months	6 months to 1 year	1 year to 5 years	more than 5 years	Total 31.12.2006
Assets:						
Loans	162 379	6 169	5 075	33 479	50 237	257 339
Net liquidity	14 095	-322	161	1 865	1 162	16 961
	176 474	5 847	5 236	35 344	51 399	274 300
Liabilities:						
Borrowings after swaps	177 230	4 381	1 791	24 168	34 263	241 833
Interest rate risk	**-756**	**1 466**	**3 445**	**11 176**	**17 136**

U.3. Liquidity risk

The table hereafter analyses assets and liabilities by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date.

Assets and liabilities for which there is no contractual maturity date are classified under 'Maturity undefined'.

Liquidity Risk (in EUR million)

Maturity (at 31.12.2007)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2007
ASSETS						
Cash in hand, central banks and post office banks	27	0	0	0	0	27
Treasury bills eligible for refinancing with central banks	47	159	995	926	0	2 127
Other loans and advances:						
- Current accounts	264	0	0	0	0	264
- Others	15 452	24	0	0	0	15 476
	15 716	24	0	0	0	15 740
Loans:						
- Credit institutions	1 686	6 246	41 948	61 335	0	111 215
- Customers	1 949	7 358	43 376	102 498	0	155 181
	3 635	13 604	85 324	163 833	0	266 396
Debt securities including fixed-income securities	2 404	1 095	3 510	3 512	0	10 521
Other assets	0	0	0	0	7 043	7 043
Total assets	**21 829**	**14 882**	**89 829**	**168 271**	**7 043**	**301 854**
LIABILITIES						
Amounts owed to credit institutions	339	2	1	0	0	342
Debts evidenced by certificates	13 796	30 034	87 234	123 157	0	254 221
Foreign exchange neutralization on currency swap contracts	16	1 091	2 010	2 341	0	5 458
Capital, reserves and profit	0	0	0	0	34 541	34 541
Other liabilities	0	0	0	0	7 292	7 292
Total liabilities	**14 151**	**31 127**	**89 245**	**125 498**	**41 833**	**301 854**

Maturity (at 31.12.2006)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2006
ASSETS						
Cash in hand, central banks and post office banks	15	0	0	0	0	15
Treasury bills eligible for refinancing with central banks	100	142	1 191	1 118	0	2 551
Other loans and advances:						
- Current accounts	184	0	0	0	0	184
- Others	14 470	28	0	0	0	14 498
	14 654	28	0	0	0	14 682
Loans:						
- Credit institutions	2 226	6 051	41 002	65 303	0	114 582
- Customers	1 555	7 046	39 935	91 411	0	139 947
	3 781	13 097	80 937	156 714	0	254 529
Debt securities including fixed-income securities	4 149	1 508	2 955	2 215	0	10 827
Other assets	0	0	0	0	6 554	6 554
Total assets	**22 699**	**14 775**	**85 083**	**160 047**	**6 554**	**289 158**
LIABILITIES						
Amounts owed to credit institutions	213	3	3	0	0	219
Debts evidenced by certificates	20 123	21 579	97 551	107 323	0	246 576
Foreign exchange neutralization on currency swap contracts	1 325	35	919	783	0	3 062
Capital, reserves and profit	0	0	0	0	32 677	32 677
Other liabilities	0	0	0	0	6 624	6 624
Total liabilities	**21 661**	**21 617**	**98 473**	**108 106**	**39 301**	**289 158**

The 'investment portfolio' [Note B] consists mainly of fixed-income securities issued by first-class counterparties, largely bonds issued by Member States, acquired with the intention of holding them until final maturity. See also Note A.6.1.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties. Certain liabilities could therefore be redeemed at an earlier stage than their maturity date.

If all calls were to be exercised at their next contractual exercise date, cumulated early redemptions for the period 2008 - 2010 would amount to EUR 18.3 billion.

U.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

An FX hedging program exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31.12.2007	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euro	Total 2007
ASSETS						
Cash in hand, central banks and post office banks	1	26	0	0	26	27
Treasury bills eligible for refinancing with central banks	2 127	0	0	0	0	2 127
Other loans and advances:						
- Current accounts	218	8	20	18	46	264
- Others	9 110	1 640	3 987	739	6 366	15 476
	9 328	1 648	4 007	757	6 412	15 740
Loans:						
- Credit institutions	62 636	20 112	25 567	2 900	48 579	111 215
- Customers	119 940	17 504	9 690	8 047	35 241	155 181
	182 576	37 616	35 257	10 947	83 820	266 396
Debt securities including fixed-income securities	7 295	1 858	1 143	225	3 226	10 521
Other assets	5 131	871	353	688	1 912	7 043
Total assets	**206 458**	**42 019**	**40 760**	**12 617**	**95 396**	**301 854**
LIABILITIES						
Amounts owed to credit institutions	291	0	51	0	51	342
Debts evidenced by certificates:						
- Debt securities in issue	106 341	58 774	58 411	29 802	146 987	253 328
- Others	207	613	0	73	686	893
	106 548	59 387	58 411	29 875	147 673	254 221
Foreign exchange neutralization on currency swap contracts	60 027	- 18 352	- 18 069	- 18 148	- 54 569	5 458
Capital, reserves and profit	34 541	0	0	0	0	34 541
Other liabilities	5 062	986	363	881	2 230	7 292
Total liabilities	**206 469**	**42 021**	**40 756**	**12 608**	**95 385**	**301 854**
Net position as at 31.12.2007	**-11**	**-2**	**4**	**9**

Currency at 31.12.2006	Euro	Pounds Sterling	US Dollars	Other currencies	Sub-Total except Euro	Total 2006
ASSETS						
Cash in hand, central banks and post office banks	1	14	0	0	14	15
Treasury bills eligible for refinancing with central banks	2 551	0	0	0	0	2 551
Other loans and advances:						
- Current accounts	151	2	13	18	33	184
- Others	8 063	195	4 740	1 500	6 435	14 498
	8 214	197	4 753	1 518	6 468	14 682
Loans:						
- Credit institutions	61 412	21 814	29 278	2 078	53 170	114 582
- Customers	103 540	17 212	11 684	7 511	36 407	139 947
	164 952	39 026	40 962	9 589	89 577	254 529
Debt securities including fixed-income securities	6 849	1 873	2 056	49	3 978	10 827
Other assets	4 948	813	397	396	1 606	6 554
Total assets	**187 515**	**41 923**	**48 168**	**11 552**	**101 643**	**289 158**
LIABILITIES						
Amounts owed to credit institutions	215	0	4	0	4	219
Debts evidenced by certificates:						
- Debt securities in issue	100 733	57 634	60 292	26 827	144 753	245 486
- Others	305	599	0	186	785	1 090
	101 038	58 233	60 292	27 013	145 538	246 576
Foreign exchange neutralization on currency swap contracts	48 677	- 17 193	- 12 528	- 15 894	- 45 615	3 062
Capital, reserves and profit	32 677	0	0	0	0	32 677
Other liabilities	4 914	885	396	429	1 710	6 624
Total liabilities	**187 521**	**41 925**	**48 164**	**11 548**	**101 637**	**289 158**
Net position as at 31.12.2006	**-6**	**-2**	**4**	**4**

Note V – Derivatives

Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

V.1. As part of funding and hedging activity

The Bank uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. It uses also long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are not used for trading, but only in connexion with fund-raising and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

• Currency swaps;

• Interest rate swaps;

• Asset swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised through borrowings into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

V.1.3. Asset swaps

Asset swaps are arranged for investments in bonds, included in the B1 portfolio, that do not have the desired cash-flow features. Specifically, swaps are used to convert investments into floating-rate instruments with 3-month coupon payment and reset frequency. Thus, the Bank eliminates interest-rate and/or exchange risk, while retaining, as intended, the credit risk.

Interest rate or currency swaps allow the Bank to modify the interest rate and currency structure of its borrowing portfolio in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

• Derivatives credit risk mitigation policy:

The credit risk with respect to derivatives lies in the loss, which the Bank would incur where a counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

• Contractual framework:

All the EIB’s long-term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

• Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised. The EIB has the right of early termination if the rating drops below a certain level.

• Limits:

Limits have been set in terms of:

- Total net present value of derivatives exposure with a counterparty;

- Unsecured exposure to a counterparty;

- Specific concentration limits expressed as nominal amount.

All limits are dynamically adapted to the credit quality of the counterparty.

• Monitoring:

The derivatives portfolio is regularly valued and compared against limits.

• Collateralisation:

- Derivatives exposure exceeding the limit for unsecured exposure is collateralised by cash and first-class bonds.

- Very complex and illiquid transactions require collateralisation over and above the current market value.

- Both the derivatives portfolio with individual counterparties and the collateral received are regularly valued, with a subsequent call for additional collateral or release.

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. In the Bank’s case, where only mutually agreed derivatives are negotiated, the credit risk is evaluated on the basis of the ‘current exposure’ method recom-

mended by the Bank for International Settlements (BIS). Hence, the credit risk is expressed in terms of the positive 'fair value' or replacement value of the contracts, increased by the potential risks, contingent on the duration and type of transaction, weighted by a coefficient linked to the category of counterparty (BIS I weighted risk).

The following tables show the maturities of currency swaps (excluding short-term currency swaps – see Note V.2) and interest rate swaps, sub-divided according to their notional amount and the associated credit risk. The notional amounts are disclosed off balance sheet.

Currency swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	8 326	30 182	19 480	12 965	70 953
Net discounted value	-1 012	-1 766	-2 021	-315	-5 114
Credit risk (BIS I weighted)	53	423	311	277	1 064

Currency swaps at 31.12.2006 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2006
Notional amount	8 888	23 471	15 784	11 148	59 291
Net discounted value	-1 215	-908	-447	-6	-2 576
Credit risk (BIS I weighted)	49	250	256	289	844

Interest rate swaps at 31.12.2007 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2007
Notional amount	27 759	83 255	70 634	67 863	249 511
Net discounted value (*)	198	689	-411	724	1 200
Credit risk (BIS I weighted)	76	361	571	903	1 911

Interest rate swaps at 31.12.2006 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2006
Notional amount	37 278	84 434	61 385	60 691	243 788
Net discounted value (*)	178	156	-1 175	2 148	1 307
Credit risk (BIS I weighted)	70	334	327	1 085	1 816

(*) The net discounted value of Credit Default Swaps (CDS) has been included with the rest of derivatives (according to IAS39, CDS are treated as derivatives). However, these transactions have not been included in the BIS computations, since in the Basel Agreement BIS I, they are assimilated to guarantees and their capital charge is computed in the loan portfolio.

Notional amounts of EUR 419 million of futures contracts, with fair values of EUR 2.9 million and a maturity less than 1 year are outstanding as at 31 December 2007.

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts encompassing notably interest rate or stock exchange index options. Such borrowings are entirely covered by swap contracts to hedge the corresponding market risk.

Tabulated below are the number and notional amounts of the various types of options embedded in borrowings:

	Option embedded		Stock exchange index		Special structure coupon or similar	
	2007	2006	2007	2006	2007	2006
Number of transactions	429	448	3	1	322	282
Notional amount (in EUR million)	18 433	19 523	600	30	20 817	18 533
Net discounted value (in EUR million)	-969	-739	-23	2	-187	-452

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. From the portfolio of structured deals with embedded options, 222 swaps amounting to EUR 3 318 million of notional are Power Reverse Dual Currency. Their 'fair value' is EUR -219 million. These transactions are very dependent on the exchange rate USD/JPY and have embedded options of earlier termination. An appreciation of 5% of the USD with respect to JPY will imply a 'fair value' of EUR -187 million, that is an increase of EUR 32 million as well as an increase of the probability of their early exercise. The rest of structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

Collateral (EUR million)

The collateral received for derivatives business amounts to EUR 1 550 million, with the following composition:

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2007
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	865	0	0	0	0	865
Aa1 to Aa3	4	0	0	0	0	4
A1	224	0	0	0	0	224
Below A1	124	0	0	0	0	124
Non-Rated	0	0	0	0	333	333
Total 2007	**1 217**	**0**	**0**	**0**	**333**	**1 550**

Swap Collateral (in EUR million)						
Moody's or equivalent rating	Bonds				Cash	Total 2006
	Govt	Supranational	Agency	Secured Bonds (Pfandbriefe)		
Aaa	1 095	28	0	5	0	1 128
Aa1 to Aa3	21	0	0	0	0	21
A1	590	0	0	0	0	590
Below A1	50	0	0	0	0	50
Non-Rated	0	0	0	0	213	213
Total 2006	**1 756**	**28**	**0**	**5**	**213**	**2 002**

Ratings exposure table: The major part of new derivatives transactions are concluded with counterparties rated at least A1. With exceptional conditions of over-collateralisation, counterparties rated A2 or A3 have been also accepted. Consequently, most of the portfolio is concentrated on counterparties rated A1 or above.

Grouped Ratings	Percentage of Nominal		Net Market Exposure (in EUR million)		CRE BIS2 Swaps (in EUR million)	
Moody's or equivalent rating	2007	2006	2007	2006	2007	2006
Aaa	3.3%	5.5%	0	0	64	186
Aa1 to Aa3	86.1%	74.2%	649	563	4 366	3 843
A1	8.7%	16.0%	19	41	504	601
A2 to A3	1.9%	4.3%	2	2	165	370
Non-rated	0.0%	0.0%	0	0	2	2
Total	**100.0%**	**100.0%**	**670**	**606**	**5 101**	**5 002**

The Net Market Exposure is the net present value of a swap portfolio net of collateral, if positive (zero if negative). It represents a measure of the losses the Bank could incur in case of default of the counterparty, after application of netting and using the collateral.

The BIS Credit Risk Equivalent is the sum of the Net Present Value of the swap plus an Add-On equal to the Notional Amount multiplied by a coefficient dependent on the structure of the swap and its maturity (according to the Basel Agreement), meant to cover potential future increases in exposures due to changing market conditions over the residual life of the swap.

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps and short term forwards stood at EUR 4 941 million at 31 December 2007, against EUR 5 602 million at 31 December 2006.

The notional amount of Overnight indexed swaps stood at EUR 6 000 million at 31 December 2007 (nil at 31 December 2006).

Long-term futures are also used by the Bank to adjust the medium-term (2y) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 419 million at 31 December 2007 (2006: EUR 561 million).

Note W – Geographical breakdown of lending by country in which projects are allocated

(in EUR '000)

W.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Spain	603	48 224 303	4 574 687	43 649 616	14.85%	14.65%
Germany	794	46 835 841	1 577 160	45 258 681	14.42%	15.00%
Italy	543	40 513 361	4 740 443	35 772 918	12.48%	12.51%
France	387	34 189 863	4 361 024	29 828 839	10.53%	10.81%
United Kingdom	200	26 284 577	3 896 262	22 388 315	8.09%	8.88%
Portugal	245	17 215 588	2 028 687	15 186 901	5.30%	5.37%
Greece	138	13 142 910	1 683 972	11 458 938	4.05%	4.08%
Poland	120	12 006 945	3 822 194	8 184 751	3.70%	3.41%
Czech Republic	84	7 666 580	2 793 805	4 872 775	2.36%	2.12%
Austria	180	6 682 627	307 000	6 375 627	2.06%	2.07%
Hungary	84	6 313 692	1 899 437	4 414 255	1.94%	1.72%
Finland	99	5 623 611	749 467	4 874 144	1.73%	1.77%
Belgium	75	5 119 622	755 080	4 364 542	1.58%	1.53%
Netherlands	52	4 290 983	1 376 113	2 914 870	1.32%	1.47%
Romania	57	4 122 025	2 360 255	1 761 770	1.27%	1.33%
Sweden	68	3 537 501	720 225	2 817 276	1.09%	1.09%
Ireland	60	3 425 935	625 399	2 800 536	1.05%	1.10%
Denmark	63	3 123 593	467 841	2 655 752	0.96%	1.10%
Slovenia	41	2 223 882	744 000	1 479 882	0.68%	0.56%
Bulgaria	26	1 849 490	1 445 737	403 753	0.57%	0.26%
Cyprus	27	1 315 054	527 800	787 254	0.40%	0.40%
Slovak Republic	33	1 095 579	355 219	740 360	0.34%	0.38%
Luxembourg	32	732 435	132 893	599 542	0.23%	0.26%
Latvia	23	490 100	50 000	440 100	0.15%	0.16%
Lithuania	13	169 403	94 000	75 403	0.05%	0.06%
Estonia	13	159 997	25 000	134 997	0.05%	0.08%
Malta	4	55 818	47 700	8 118	0.02%	0.01%
Total	**4 064**	**296 411 315**	**42 161 400**	**254 249 915**	**91.27%**	**92.18%**

W.2. Loans for projects outside the Union

W.2.1. ACP Countries/OCT

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Madagascar	1	260 000	260 000	0		
Ghana	5	137 886	106 829	31 057		
Nigeria	3	121 265	65 424	55 841		
Mauritius	13	120 509	79 153	41 356		
Namibia	10	91 967	0	91 967		
Regional – West Africa	3	85 154	0	85 154		
Dominican Republic	4	82 052	80 000	2 052		
Mozambique	6	76 109	0	76 109		
Lesotho	4	48 947	14 300	34 647		
Swaziland	3	46 297	19 503	26 794		
Kenya	4	45 660	0	45 660		
Zambia	2	45 249	31 187	14 062		
Barbados	5	44 031	11 250	32 781		
Regional – Caribbean	2	42 753	27 453	15 300		
Senegal	2	41 002	15 000	26 002		
Botswana	5	37 106	0	37 106		
Jamaica	6	36 970	0	36 970		
Regional – Africa	2	27 724	0	27 724		
ACP Group	3	26 056	0	26 056		
Fiji Islands	1	24 500	24 500	0		
Mauritania	2	21 760	0	21 760		
Cape Verde	1	18 721	0	18 721		
Zimbabwe	6	13 142	0	13 142		
Benin	1	13 000	13 000	0		
Bahamas	2	11 080	0	11 080		
Saint Vincent and The Grenadines	2	8 497	1 462	7 035		
Trinidad and Tobago	3	7 875	0	7 875		
Saint Lucia	3	7 220	1 155	6 065		
Gabon	1	4 928	0	4 928		
French Polynesia	2	2 686	0	2 686		
Malawi	1	2 635	0	2 635		
British Virgin Islands	3	1 961	0	1 961		
Côte-d'Ivoire	1	1 911	0	1 911		
New Caledonia and Dependencies	2	1 396	0	1 396		
Papua New Guinea	1	1 373	0	1 373		
Regional PTOM	1	1 238	0	1 238		
Grenada	1	1 042	0	1 042		
Cayman Islands	1	534	0	534		
Belize	1	461	0	461		
Falkland Islands	1	281	0	281		
Tonga	1	141	0	141		
Netherlands Antilles	1	61	0	61		
Sub-total	**122**	**1 563 180**	**750 216**	**812 964**	**0.48 %**	**0.43 %**

W.2.2. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
South Africa	32	935 707	266 091	669 616		
Sub-total	**32**	**935 707**	**266 091**	**669 616**	**0.29%**	**0.32%**

W.2.3. Euro-Mediterranean Partnership Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Egypt	42	2 461 290	485 343	1 975 947		
Morocco	49	2 358 545	924 500	1 434 045		
Tunisia	54	2 269 510	927 438	1 342 072		
Syria	11	998 124	620 921	377 203		
Lebanon	24	825 251	532 197	293 054		
Israel	5	414 261	395 000	19 261		
Jordan	22	315 791	67 646	248 145		
Gaza-West Bank	7	78 816	45 000	33 816		
Algeria	3	34 930	0	34 930		
Sub-total	**217**	**9 756 518**	**3 998 045**	**5 758 473**	**3.00%**	**2.92%**

W.2.4. South-East European Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Turkey	76	7 546 577	2 837 448	4 709 129		
Croatia	22	1 280 806	680 404	600 402		
Serbia	37	1 203 355	642 268	561 087		
Bosnia-Herzegovina	21	725 374	440 350	285 024		
Albania	12	248 614	141 829	106 785		
FYROM	6	149 032	19 440	129 592		
Montenegro	2	35 000	0	35 000		
Sub-total	**176**	**11 188 758**	**4 761 739**	**6 427 019**	**3.45%**	**2.79%**

W.2.5. Russia and Western Newly Independent States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Ukraine	1	200 000	200 000	0		
Russia	3	79 421	3 332	76 089		
Moldova	1	30 000	30 000	0		
Sub-total	**5**	**309 421**	**233 332**	**76 089**	**0.10%**	**0.03%**

W.2.6. EFTA Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
Norway	10	958 761	99 792	858 969		
Island	10	374 298	22 000	352 298		
Switzerland	1	267 722	0	267 722		
Sub-total	**21**	**1 600 781**	**121 792**	**1 478 989**	**0.49%**	**0.50%**

W.2.7. Asia and Latin American Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Undisbursed portion	Disbursed portion	% of total 2007	% fin. year 2006
China	5	1 035 289	744 463	290 826		
Brazil	17	572 882	181 290	391 592		
Sri Lanka	4	153 207	64 000	89 207		
Indonesia	4	127 051	38 290	88 761		
Peru	4	125 358	16 318	109 040		
Philippines	6	123 619	67 196	56 423		
Vietnam	3	95 266	30 000	65 266		
Mexico	3	94 298	0	94 298		
Colombia	1	88 010	15 345	72 665		
Pakistan	4	81 985	0	81 985		
Argentina	4	79 518	0	79 518		
Panama	2	61 106	27 141	33 965		
Regional - Andean Pact	2	52 647	40 000	12 647		
Regional - Central America	3	50 990	35 590	15 400		
Maldives	1	46 721	16 152	30 569		
Equator	1	34 756	0	34 756		
Laos	1	33 002	0	33 002		
Thailand	1	28 427	0	28 427		
Uruguay	3	28 071	18 221	9 850		
Bangladesh	1	22 302	0	22 302		
Honduras	1	20 000	20 000	0		
Costa Rica	1	17 205	0	17 205		
India	1	15 998	0	15 998		
Sub-total	**73**	**2 987 708**	**1 314 006**	**1 673 702**	**0.92 %**	**0.83 %**
Total	**646**	**28 342 073**	**11 445 221**	**16 896 852**	**8.73 %** (1)	**7.82 %**
TOTAL	4 710	324 753 388	53 606 621	271 146 767 (2)	100.00 %	100.00 %

(1) 7.77 % excluding Pre-Accession Facility.

(2) including asset backed securities [Note B and D.1]

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2007 and 31 December 2006:

	31.12.2007	31.12.2006
NON-EURO CURRENCIES OF EU MEMBER STATES		
Pound sterling	0.733350	0.6715
Swedish kronor	9.4415	9.0404
Czech koruna	26.628	27.485
Polish zloty	3.5935	3.8310
Hungarian forint	253.73	251.77
Slovak koruna	33.583	34.435
Danish kroner	7.4583	7.4560
Cyprus pound	0.585274	0.57820
NON-COMMUNITY CURRENCIES		
United States dollars	1.4721	1.3170
Japanese yen	164.93	156.93
Swiss francs	1.6547	1.6069
South African rand	10.0298	9.2124
Norvegian krone	7.9580	8.2380
Franc CFA	655.96	655.96
Moroccan dirham	11.3203	11.1256
Mauritania ouguiya	364.72	351.51
Canadian dollars	1.4449	1.5281
Jordanian dinar	1.0327	0.9322
Australian dollars	1.6757	1.6691
Samoan tala	3.4613	3.3927
Swozi lilangeni	9.9358	9.1518
Dominican peso	48.220	43.257
Rwanda franc	789.32	719.05

Note Y – Subscribed capital and receivable reserves, called but not paid

As a consequence of the increase in subscribed capital from EUR 150 000 000 000 to EUR 163 653 737 000 as at 1 May, 2004, the total amount to be paid to capital and reserves by the ten new member States that joined on 1 May 2004 and Spain of EUR 2 408 million (composed of an amount of EUR 683 million for the capital and an amount of EUR 1 725 million for the reserves) is equally spread over 8 instalments: 30 September 2004, 30 September 2005, 30 September 2006, 31 March 2007, 30 September 2007, 31 March 2008, 30 September 2008 and 31 March 2009. The instalments up to and including 30 September 2007 have been entirely settled.

As at 1 January 2007, the subscribed capital has increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 31 May 2007 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption Subscribed capital and receivable reserves, called but not paid:

(In EUR´ 000):

	31.12.2007	31.12.2006
Receivable reserves called but not paid:	798 295	1 078 300
Subscribed capital called but not paid:	306 514	426 679
	1 104 809	**1 504 979**

Note Z – Related party – European Investment Fund

Related party transactions with the European Investment Fund are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the European Investment Fund manages the venture capital activity of the Bank. The amounts included in the financial statements and relating to the European Investment Fund are disclosed as follows:

(in EUR' 000)	2007	2006
ASSETS		
Sundry debtors	1 567	4 218
Total assets	**1 567**	**4 218**
LIABILITIES		
Sundry Creditors	14 090	11 299
Total liabilities	**14 090**	**11 299**
PROFIT AND LOSS ACCOUNT		
Commission expenses	-8 540	-8 457
Other operating income	1 446	1 292
General administrative expenses	3 821	4 515
Total profit and loss account	**-3 273**	**-2 650**
OFF BALANCE SHEET		
EIF capital - uncalled	1 457 600	979 200
EIF treasury management	799 946	543 168
Nominal value of put option granted to EIF minority shareholders	319 045	237 141
Total off balance sheet	**2 576 591**	**1 759 509**

Independent Auditor’s Report

To the chairman of the Audit Committee of EUROPEAN INVESTMENT BANK

Luxembourg

We have audited the accompanying financial statements of the European Investment Bank, which show a profit of EUR 1,633.460 million and a total balance sheet of EUR 301,854.351 million and which comprise the balance sheet as at December 31, 2007, the profit and loss account, the statement of Special Section, the own funds and appropriation profit, the statement of subscriptions to the capital of the Bank, the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes to the financial statements.

Management Committee’s responsibility for the financial statements

The Management Committee is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain type of companies, banks and other financial institutions and insurance undertakings. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

Responsibility of the “Réviseur d’Entreprises”

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted by the Luxembourg “Institut des Réviseurs d’Entreprises”. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the “Réviseur d’Entreprises”, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the “Réviseur d’Entreprises” considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management Committee, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the European Investment Bank as of December 31, 2007, of its financial performance, of its own funds and appropriation profit, of its statement of Special Section, of its subscriptions to the capital of the Bank and of its cash flows for the year then ended in accordance with the general principles of the Directives of the European Union on the annual accounts and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings.

March 12, 2008

ERNST & YOUNG

Société Anonyme

Réviseur d’Entreprises

Alain KINSCH Bernard LHOEST

The Audit Committee

The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year.

Statement by the Audit Committee on the Bank un-consolidated financial statements

The Committee, instituted in pursuance of Article 14 of the Statute and Article 25 of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having

• designated Ernst & Young as external auditors, reviewed their audit planning process, examined and discussed their reports,

• noted that the opinion of Ernst & Young on the financial statements of the European Investment Bank for the year ended 31 December 2007 is unqualified,

• convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,

• received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering

• the financial statements for the financial year ending on 31 December 2007 as drawn up by the Board of Directors at its meeting on 11 March 2008,

• that the foregoing provides a reasonable basis for its statement and,

• Articles 22, 23 & 24 of the Rules of Procedure,

to the best of its knowledge and judgement:

confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring;

has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure;

confirms that the financial statements, comprising the balance sheet, the statement of special section, the profit and loss account, the statement of own funds and appropriation of profit, the statement of subscriptions to the capital of the Bank, the cash flow statement and the notes to the financial statements give a true and fair view of the financial position of the Bank as at 31 December 2007 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended.

Luxembourg, 12 March 2008

The Audit Committee

M. DALLOCCHIO C. KARMIOS O. KLAPPER